As filed with the U.S. Securities and Exchange Commission on January 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARTS iD, INC.

(Exact name of registrant as specified in its charter)

Delaware	441310	81-3674868
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

(866) 909-6699

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Antonino Ciappina

Chief Executive Officer

PARTS iD, Inc.

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

(866) 909-6699

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan R. Zimmerman

James M. Fischer

Christine G. Long

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, $0.0001 par value per share(3)	30,206,509	$7.42	$224,132,297	$24,452.83

(1)	The shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of PARTS iD, Inc. (the “Company”), are being registered for sale by the selling security holders named in the prospectus.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low price per share for the Company’s Common Stock on January 25, 2021, as reported by the NYSE American.

(3)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock split, stock dividends, recapitalizations, or other similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATE: January 29, 2021

30,206,509 Shares of Common Stock

This prospectus relates to the offering and resale of up to 30,206,509 shares of our Class A common stock, $0.0001 par value per share (“Common Stock”), by the selling stockholders identified herein (the “Selling Stockholders”), pursuant to the Registration Rights Agreement, dated as of November 20, 2020 (the “2020 RRA”), Section 4(e) of the Amended and Restated Sponsor Support Agreement, dated as of November 20, 2020 (such section, “SSA Section 4(e)”), and the Registration Rights Agreement, dated as of November 16, 2017 (the “2017 RRA”), each of which we entered into with certain of the Selling Stockholders (the 2020 RRA, SSA Section 4(e), and the 2017 RRA, together, the “Registration Rights Agreements”). See the section entitled “Selling Stockholders” for additional information regarding the Selling Stockholders and the specific Registration Rights Agreement(s) to which each Selling Stockholder is a party.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.” Additionally, in connection with such sales, Interest Solutions, LLC, a Selling Stockholder, is an affiliate of a broker-dealer and might be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). In such event, any commissions received by Interest Solutions, LLC and any profit on the resale of the shares purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act.

Our Common Stock is traded on the NYSE American under the symbol “ID.” On January 25, 2021, the closing price of our Common Stock was $7.49 per share.

We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock being offered pursuant to this prospectus. We will pay for expenses related to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus, and the Selling Stockholders will pay any underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs, or equivalent expenses or expenses of their legal counsel applicable to the sale of such shares of Common Stock.

Investing in our securities involves various risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2021

Table of Contents

You should rely only on the information provided in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the Common Stock offered by them described in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

On November 20, 2020 (the “Closing Date”), Legacy Acquisition Corp., our predecessor company (“Legacy”), consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated September 18, 2020 (the “Business Combination Agreement”), by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company and directly owned subsidiary of Merger Sub 2 (as defined below) (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of the Business Combination Agreement. At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub 1 merged with and into Onyx (the “First Merger”), with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, and (b) Onyx merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving as a direct wholly-owned subsidiary of the Company (the Mergers, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, (i) Legacy changed its name from Legacy Acquisition Corp. to PARTS iD, Inc. and listed its shares of Common Stock on the NYSE American under the symbol “ID” and (ii) Merger Sub 2 changed its name to PARTS iD, LLC (“PARTS iD, LLC”).

Unless the context indicates otherwise, references in this prospectus to the “Company,” “PARTS iD,” “we,” “us,” “our” and similar terms refer to PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.) and its consolidated subsidiaries (including PARTS iD, LLC). References to “Legacy” refer to our predecessor company prior to the consummation of the Business Combination.

ii

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain forward-looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial plans or performance. When used in this prospectus, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements, and include but are not limited to:

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

●	our financial and business performance following the Business Combination, including financial projections and business metrics;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	litigation, complaints, product liability claims and/or adverse publicity;

●	the implementation, market acceptance and success of our business model;

●	developments and projections relating to our competitors and industry;

●	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our future capital requirements and sources and uses of cash;

●	our ability to obtain funding for our operations;

●	our business, expansion plans and opportunities;

●	changes in applicable laws or regulations; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

●	the outcome of any legal proceedings;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Business Combination;

●	costs related to the Business Combination;

●	changes in applicable laws or regulations;

●	the effect of the COVID-19 pandemic on our business;

●	our ability to execute our business model, including market acceptance of our planned products and services;

●	our ability to raise capital;

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties described in this registration statement, including those under the section entitled “Risk Factors.”

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

These forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement, respectively. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for PARTS iD, Inc.,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Legacy Acquisition Corp.” in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to “PARTS iD”, the “Company”, “we”, “us”, “our” and similar references refer to PARTS iD, Inc.

Business Overview

PARTS iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. The Company was formed upon the Business Combination between Onyx and Legacy, which occurred on November 20, 2020. See the sections titled “—About this Prospectus” above and “—Corporate History” below for additional information.

Management believes that the Company, as successor to Onyx, has become a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

At its core, the Company’s technology solution is a data and information platform that enables and facilitates a differentiated digital commerce experience within complex product markets, as opposed to a pure eCommerce or electronics retailer. The deep technology platform that the Company has built integrates software engineering with catalog management, data intelligence, mining and analytics, along with user interface development that utilizes distinctive rules-based parts fitment software capabilities. In order to handle the ever-growing need for accurate automotive product and parts data, the Company has utilized cutting-edge computational and software engineering techniques, including Bayesian classification, to enhance and improve data records and product information and also deliver an engaging user experience.

Through the journey of building a comprehensive and complex product portfolio with over 17 million SKUs, as well as building an end-to-end digital commerce platform, the Company has developed a platform for both digital commerce and fulfillment, relying on insights gleaned from nearly 14 billion data points related to vehicle parts, a virtual shipping network comprising over 2,500 locations, nearly 5,000 active brands, and machine-learning algorithms for complex fitment industries such as vehicle parts and accessories.

While the Company’s platform has been initially focused on automotive parts and accessories, management believes its platform is scalable and can be applied to other complex, multi-dimensional fitment, product portfolio industries including the seven new parts and accessories verticals — semi truck, motorcycle, powersports, RV/camper, boating, recreation and tools — that the Company launched in August 2018.

Recent Developments

We are assessing the impact of the COVID-19 pandemic on our business. Although the COVID-19 pandemic and related measures to contain its spread have not adversely affected the Company’s results of operations to date, they have adversely affected certain components of the Company’s business, including by increasing cancellations and shipping times. The COVID-19 pandemic has caused the Company to require employees to work remotely for an indefinite period of time, which could negatively impact its business and harm productivity and collaboration. The extent to which our operations will be affected will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our operations may be materially adversely affected. See “Risk Factors” for more information regarding the impacts and future potential impacts of the COVID-19 pandemic on our business and operations. We will continue to evaluate the impact of the COVID-19 pandemic on our business.

Summary Risk Factors

Our business is subject to many risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks, together with the other information in this prospectus, including our financial statements and related notes included elsewhere in this prospectus, before deciding whether to invest in our Common Stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition and operating results could be materially and adversely affected. In particular, such risks include, but are not limited to, the following:

●	Our business is subject to risks arising from epidemic diseases, such as the COVID-19 pandemic.

●	The Company depends on search engines and other online sources to attract visitors to its digital commerce platform, and if the Company is unable to attract these visitors and convert them into customers in a cost-effective manner, its business and results of operations will be harmed.

●	If the Company is unable to manage the challenges associated with its international operations, the growth of its business could be limited and its business could suffer.

●	The Company’s growth strategy is dependent upon its ability to expand its “iD” branded store in industries outside automotive parts and accessories and to expand beyond its core “do-it-yourself” customer base into “business to business” and “do-it-for-me” customers, and these expansion efforts may fail.

●	The Company is highly dependent upon key suppliers.

●	The Company may not be able to properly enforce its agreements with contractors, service providers or suppliers in international markets.

●	The Company faces intense competition and operates in an industry with limited barriers to entry, and some of its competitors may have greater resources than it and may be better positioned to capitalize on the growing online automotive aftermarket parts and accessories market.

●	Any failure to maintain the security of the information relating to the Company’s customers, employees and vendors, whether as a result of cybersecurity attacks on its information systems or otherwise, could damage its reputation, result in litigation or other legal actions against it, cause it to incur substantial additional costs, and materially adversely affect its business and results of operations.

●	System failures, including failures due to natural disasters or other catastrophic events, could prevent access to the Company’s digital commerce platform, which could reduce its net sales and harm its reputation.

●	If the Company is unable to protect its intellectual property rights, its reputation and brand could be impaired and it could lose customers.

●	Claims of intellectual property infringement by parts manufacturers, distributors or retailers to the validity of aftermarket parts and accessories or related marketing materials could adversely affect the Company’s business.

●	The Company is subject to environmental laws, rules, and regulations, which may adversely impact the Company’s operations, and the failure to comply could result in harm to the Company’s reputation and could lead to fines and other penalties, including restrictions on the importation of the Company’s products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

●	The Company’s business could be adversely affected by an ongoing legal proceeding with certain stockholders, and because the Company is involved in litigation from time to time and is subject to numerous laws and governmental regulations, it could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

●	We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

Implications of Being a Smaller Reporting Company and an Emerging Growth Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available to smaller reporting companies.

We also are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies (as defined under Section 2(a) of the Sarbanes-Oxley Act). As such, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earliest of (i) December 31, 2022, the last day of the fiscal year following the fifth anniversary of the completion of Legacy’s initial public offering on November 8, 2017; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which would be the last day of the fiscal year in which the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities in the prior three-year period.

Corporate History

The Company was formed on November 20, 2020, upon the consummation of the Business Combination pursuant to that certain Business Combination Agreement between Legacy and Onyx, among other parties.

Onyx was incorporated in 2008 and is a one-stop eCommerce destination for the automotive parts and accessories market. Legacy was a blank check company incorporated in 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

For more information on the Business Combination Agreement, Onyx, and Legacy, please see the Company’s Current Report on Form 8-K filed with the SEC on November 27, 2020 and the Company’s Information Statement on Schedule 14C filed with the SEC pursuant to Section 14 of the Exchange Act on October 30, 2020 (the “Information Statement”).

Corporate Information

Our corporate mailing address is 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512. Our telephone number is (866) 909-6699, and our website is www.partsidinc.com. The information on our website is not part of this prospectus. The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus. Any information about us on LinkedIn, Twitter or other social media platforms should not be considered part of this prospectus, nor should any information about us posted by others on blogs, bulletin boards, in chat rooms or in similar media.

THE OFFERING

Issuer	PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.)

Common Stock Offered by the Selling Stockholders	30,206,509 shares.

Common Stock Outstanding(1)	32,873,457 shares.

Lock-Up Restrictions	Certain Selling Stockholders are subject to restrictions on transfer until the termination of the applicable lock-up period. See “Selling Stockholders—Certain Relationships with Selling Stockholders” for further information.

Use of Proceeds	We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering. See “Use of Proceeds.”

Terms of the Offering	The Selling Stockholders will determine when and how it will sell the Common Stock offered in this prospectus.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 5 for a discussion of factors to consider carefully before deciding to invest in our securities.

NYSE American Symbol	“ID”

(1) The number of shares of our Common Stock outstanding is based on 32,873,457 shares of our Common Stock outstanding as of January 25, 2021, and excludes, as of such date:

●	6,948,178 additional shares of Common Stock reserved and available for future issuances under our equity compensation plans;

●	750,000 additional shares of Common Stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement);

●	300,000 additional shares of Common Stock reserved for issuance pursuant to adjustment escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement); and

●	1,502,129 additional shares of Common Stock that will be issued to Legacy Acquisition Sponsor I LLC, a Selling Stockholder, should the price per share of Common Stock exceed $15.00 for any thirty-day trading period during the 730 calendar days after the Closing.

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Common Stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to the COVID-19 Pandemic

The global COVID-19 pandemic could harm the Company’s business, results of operations, financial condition and liquidity.

The global spread of COVID-19 and related measures to contain its spread (such as government-mandated business closures and shelter-in-place guidelines) have created significant volatility, uncertainty and economic disruption. Although the COVID-19 pandemic and related measures to contain its spread have not adversely affected the Company’s results of operations to date, they have adversely affected certain components of the Company’s business, including by increasing cancellations and shipping times. The extent to which the COVID-19 pandemic impacts the Company’s business, results of operations, financial condition and liquidity in the future will depend on numerous evolving factors that it cannot predict, including the duration and scope of the pandemic; any resurgence or “second waves” of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on national and global economic activity, unemployment levels and financial markets; the potential for shipping difficulties, including slowed deliveries to customers; and the ability of consumers to pay for products. The COVID-19 pandemic has generally resulted in a decrease in consumer spending, which could have an adverse impact on the Company through reduced consumer demand for its products and availability of inventory. Additionally, the COVID-19 pandemic has caused the Company to require employees to work remotely for an indefinite period of time, which could negatively impact its business and harm productivity and collaboration. If there is a prolonged impact of COVID-19, it could adversely affect the Company’s business, results of operations, financial condition and liquidity, perhaps materially. The future impact of COVID-19 and these containment measures cannot be predicted with certainty and may increase the Company’s borrowing costs and other costs of capital and otherwise adversely affect its business, results of operations, financial condition and liquidity, and the Company cannot assure that it will have access to external financing at times and on terms it considers acceptable, or at all, or that it will not experience other liquidity issues going forward.

To the extent the COVID-19 pandemic adversely affects the Company’s business, results of operations, financial condition or liquidity, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Related to the Company’s Business and Industry

The Company depends on search engines and other online sources to attract visitors to its digital commerce platform, and if the Company is unable to attract these visitors and convert them into customers in a cost-effective manner, its business and results of operations will be harmed.

The Company’s success depends on its ability to attract customers in a cost-effective manner. The Company’s investments in marketing may not effectively reach potential consumers or those consumers may not decide to buy from it or the volume of consumers that purchase from it may not yield the intended return on investment. In order to drive traffic to its digital commerce platform, the Company relies on relationships with providers of online services, search engines, shopping comparison sites and marketplace sites to provide content, advertising banners and other links. In particular, the Company relies on Google as an important marketing channel, and if Google changes its algorithms or if competition increases for advertisements on Google or the Company’s other marketing channels, the Company may be unable to cost-effectively attract customers to its products. During the year ended December 31, 2020, 51.1% of the Company’s revenue was directly attributable to organic and paid traffic from Google.

In addition, many of the parties with whom the Company has online-advertising arrangements could provide advertising services to other companies, including retailers with whom it competes. As competition for online advertising has increased, the cost for these services has also increased. A significant increase in the cost of the marketing channels upon which the Company relies could adversely impact its ability to attract customers in a cost-effective manner and harm its business and results of operations. Further, while the Company uses promotions as a way to drive sales, these promotional activities may not drive sales and may adversely affect its gross margins.

Similarly, if any free search engine, price comparison and shopping engine, or marketplace site on which the Company relies begins charging fees for listing or placement, or if one or more of the search engines, price comparison and shopping engines, marketplace sites or other online sources on which the Company relies for purchased listings increases their fees, or modifies or terminates its relationship with the Company, including by restricting certain categories of products, the Company’s expenses could rise, it could lose customers and traffic to its digital commerce platform could decrease. Moreover, if the use of price comparison and shopping engines by consumers continues to increase in popularity, the Company may face increased pricing pressure or suffer reduced sales as consumers are more readily able to price compare among online shopping platforms.

If the Company is unable to manage the challenges associated with its international operations, the growth of its business could be limited and its business could suffer.

The Company maintains international business operations in Ukraine, Belarus, the Philippines and Costa Rica. This international operation includes development and maintenance of the Company’s websites and call center and back-office support services. The Company is subject to a number of risks and challenges that specifically relate to its international operations. The Company’s international operations may not be successful if it is unable to meet and overcome these challenges, which could limit the growth of its business and may have an adverse effect on its business and operating results. These risks and challenges include:

●	difficulties and costs of staffing and managing foreign operations, including any impairment to its relationship with contractors caused by a reduction in force;

●	restrictions imposed by local labor practices and laws on its business and operations;

●	exposure to different business practices and legal standards;

●	unexpected changes in regulatory requirements;

●	the imposition of government controls and restrictions;

●	political, social and economic instability and the risk of war, terrorist activities or other international incidents;

●	the failure of telecommunications and connectivity infrastructure;

●	natural disasters and public health emergencies, including the ongoing COVID-19 pandemic; and

●	potentially adverse tax consequences, including the possible imposition of increased withholding taxes or the re-classification of contractors as employees under local law.

The Company’s growth strategy is dependent upon its ability to expand its “iD” branded store in industries outside automotive parts and accessories and to expand beyond its core “do-it-yourself” customer base into “business to business” and “do-it-for-me” customers.

While the Company’s digital commerce platform initially focused solely on automotive parts and accessories, management believes its platform is scalable and can be applied to other complex product portfolio industries, including the seven new parts and accessories verticals — semi truck, motorcycle, powersports, RV/camper, boating, recreation and tools — that the Company launched in August 2018. The Company has positioned these verticals under the “iD” brand and believes this will drive brand loyalty among customers and reputation among vendors, ultimately increasing customer orders from adjacent markets. However, the Company can provide no assurance that this strategy will be successful. The Company’s new parts and accessories verticals may fail to attract new customers or appeal to the Company’s existing customers of automotive products, or the customers of each vertical may be more segmented than the Company expects, thereby limiting its ability to develop cross-vertical brand loyalty. The Company may also struggle to populate its new verticals with a comprehensive assortment of products, which management believes is important to attract and retain customers. Within the automotive parts and accessories space, the Company’s growth strategy is focused on expanding beyond its core do-it-yourself customer base by increasing business-to-business sales and sales to do-it-for-me customers. These prospective customers may not be receptive to the Company’s marketing efforts, product offerings, or current speed of fulfillment or shipping, or may remain committed to using their existing suppliers. If for these or other reasons the Company is unable to execute its growth strategy, its results of operations and financial conditions could be adversely affected.

Purchasers of aftermarket automotive parts and accessories may not choose to shop online, which would prevent the Company from acquiring new customers who are necessary to the growth of its business.

The online market for automotive parts and accessories is less developed than the online market for many other business and consumer products and currently represents only a small part of the overall automotive parts and accessories market. The Company’s success will depend in part on its ability to attract new customers and to convert customers who have historically purchased automotive parts and accessories through traditional retail and wholesale operations. Specific factors that could discourage or prevent prospective customers from purchasing from the Company include:

●	concerns about buying automotive parts and accessories without face-to-face interaction with sales personnel;

●	the inability to physically handle, examine and compare products;

●	delivery time associated with internet orders;

●	concerns about the security of online transactions and the privacy of personal information;

●	delayed shipments or shipments of incorrect or damaged products;

●	increased shipping costs;

●	the inconvenience associated with returning or exchanging items purchased online; and

●	limited or no installation options or support for many products purchased online.

If the online market for automotive parts and accessories does not gain widespread acceptance, the Company’s sales may decline and its business and financial results may suffer.

If demand for the Company’s products slow, then its business may be materially adversely affected.

Demand for the products the Company sells may be affected by a number of factors it cannot control, including:

●	the number of older vehicles in service. Vehicles seven years old or older are generally no longer under the original vehicle manufacturers’ warranties and tend to need more maintenance and repair than newer vehicles.

●	the economy. In periods of declining economic conditions, consumers may reduce their discretionary spending by deferring vehicle maintenance or repair. Additionally, such conditions may affect the Company’s customers’ ability to obtain credit. During periods of expansionary economic conditions, more of the Company’s do-it-yourself customers may pay others to repair and maintain their vehicles instead of working on their own vehicles, or they may purchase new vehicles.

●	the weather. Milder weather conditions may lower the failure rates of automotive parts, while extended periods of rain and winter precipitation may cause the Company’s customers to defer maintenance and repair on their vehicles.

●	technological advances. Advances in automotive technology, such as electric vehicles, and parts design can result in cars needing maintenance less frequently and parts lasting longer.

●	the number of miles vehicles are driven annually. Higher vehicle mileage increases the need for maintenance and repair. Mileage levels may be affected by gas prices, ride sharing, the COVID-19 pandemic and related restrictions to slow its spread and other factors.

●	COVID-19 and the related increase in online shopping. During the second quarter of fiscal year 2020, the Company’s traffic and conversion rate increased substantially and its telephone calls to online traffic ratio decreased, each of which the Company’s management attributes to the COVID-19 pandemic and related restrictions to slow its spread. The Company’s financial projections assume its traffic and conversion rate will remain elevated going forward and its telephone calls to online traffic ratio will remain lower, so any reversal of these factors could cause the Company to fail to achieve its projections.

●	the quality of the vehicles manufactured by original vehicle manufacturers and the length of the warranties or maintenance offered on new vehicles.

●	restrictions on access to telematics and diagnostic tools and repair information imposed by the original vehicle manufacturers or by governmental regulation. These restrictions may cause vehicle owners to rely on dealers to perform maintenance and repairs.

●	decrease in vehicle ownership due to wider adoption of on-demand transportation and ride sharing services.

These factors could result in a decline in the demand for the Company’s products, which could adversely affect its business and overall financial condition.

The Company is dependent upon relationships with suppliers in Taiwan and China for the majority of its products.

The Company acquires a majority of its private label products, and its suppliers acquire a majority of their products, from manufacturers and distributors located in Taiwan and China. The Company does not have any long-term contracts or exclusive agreements with its foreign suppliers that would ensure its ability to acquire the types and quantities of products it desires at acceptable prices and in a timely manner or that would allow it to rely on customary indemnification protection with respect to any third-party claims similar to some of its U.S. suppliers.

In addition, because many of the Company’s direct and indirect suppliers are outside of the United States, additional factors could interrupt its relationships or affect its ability to acquire necessary products on acceptable terms, including:

●	political, social and economic instability and the risk of war or other international incidents in Asia or abroad;

●	fluctuations in foreign currency exchange rates that may increase its cost of products;

●	imposition of duties, taxes, tariffs or other charges on imports;

●	difficulties in complying with import and export laws, regulatory requirements and restrictions;

●	natural disasters and public health emergencies, such as the outbreak of COVID-19;

●	import shipping delays resulting from foreign or domestic labor shortages, slow-downs, or stoppages;

●	the failure of local laws to provide a sufficient degree of protection against infringement of its intellectual property;

●	imposition of new legislation relating to import quotas or other restrictions that may limit the quantity of its product that may be imported into the U.S. from countries or regions where it does business;

●	financial or political instability in any of the countries in which its product is manufactured;

●	potential recalls or cancellations of orders for any product that does not meet its quality standards;

●	disruption of imports by labor disputes or strikes and local business practices;

●	political or military conflict involving the United States or any country in which its suppliers are located, which could cause a delay in the transportation of its products, an increase in transportation costs and additional risk to product being damaged and delivered on time;

●	heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

●	inability of its non-U.S. suppliers to obtain adequate credit or access liquidity to finance their operations; and

●	its ability to enforce any agreements with its foreign suppliers.

If the Company were unable to import products from China and Taiwan or were unable to import products from China and Taiwan in a cost-effective manner, it could suffer irreparable harm to its business and be required to significantly curtail its operations, file for bankruptcy or cease operations.

From time to time, the Company may also have to resort to administrative and court proceedings to enforce its legal rights with foreign suppliers. However, it may be more difficult to evaluate the level of legal protection the Company enjoys in Taiwan and China and the corresponding outcome of any administrative or court proceedings than in comparison to its suppliers in the United States.

The Company depends on third-party delivery services to deliver products to its customers on a timely and consistent basis, and any deterioration in its relationship with any one of these third parties or increases in the fees that they charge could harm its reputation and adversely affect its business and financial condition.

The Company relies on third parties for the shipment of products, and it cannot be sure that these relationships will continue on terms favorable to it, or at all. Shipping costs have increased from time to time, and may continue to increase, and the Company may not be able to pass these costs directly to its customers. Any increased shipping costs could harm the Company’s business, prospects, financial condition and results of operations by increasing its costs of doing business and reducing gross margins, which could negatively affect its operating results. In addition, the Company utilizes a variety of shipping methods for outbound logistics. For outbound logistics, the Company relies on “Less-than-Truckload,” or LTL, and parcel freight based upon the product and quantities being shipped and customer delivery requirements. These outbound freight costs have increased on a year-over-year basis and may continue to increase in the future. The Company also ships a number of oversized automotive parts and accessories, which may trigger additional shipping costs by third-party delivery services. Any increases in fees or any increased use of LTL would increase the Company’s shipping costs, which could negatively affect its operating results.

In addition, if the Company’s relationships with these third parties, especially the single carrier the Company relies upon for the majority of its shipping needs, are terminated or impaired, or if these third parties are unable to deliver products for the Company, whether due to a labor shortage, slow down or stoppage, deteriorating financial or business conditions, responses to the COVID-19 pandemic, terrorist attacks or for any other reason, the Company would be required to use alternative carriers for the shipment of products to its customers. Changing carriers could have a negative effect on the Company’s business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and it may be unable to engage alternative carriers on a timely basis, upon terms favorable to it, or at all.

The Company relies on bandwidth and data center providers and other third parties to provide products to its customers, and any failure or interruption in the services provided by these third parties could disrupt its business and cause it to lose customers.

The Company relies on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services, which are the services that house and provide internet access to the Company’s servers, provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm the Company’s business. Any financial or other difficulties the Company’s providers face may have negative effects on its business, the nature and extent of which cannot be predicted. The Company exercises little control over these third-party vendors, which increases its vulnerability to problems with the services they provide. The Company also licenses technology and related databases from third parties to facilitate elements of its digital commerce platform. The Company has experienced and expects to continue to experience interruptions and delays in service and availability for these elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies could negatively impact the Company’s relationship with its customers and adversely affect its business. The Company’s systems also heavily depend on the availability of electricity, which also comes from third-party providers. If the Company were to experience a major power outage, it would have to rely on back-up generators. These back-up generators may not operate properly through a major power outage, and their fuel supply could also be inadequate during a major power outage. Information systems such as the Company’s may be disrupted by even brief power outages, or by the fluctuations in power resulting from switches to and from backup generators. This could disrupt the Company’s business and cause it to lose customers.

The Company is highly dependent upon key suppliers.

The Company’s top ten product suppliers represented approximately 33.4% of its total revenue during the fiscal year ended December 31, 2020. The Company’s ability to acquire products from its suppliers in amounts and on terms acceptable to it is dependent upon a number of factors that could affect its suppliers and which are beyond its control. For example, financial or operational difficulties that some of the Company’s suppliers may face could result in an increase in the cost of the products it purchases from them. If the Company does not maintain its relationships with its existing suppliers or develop relationships with new suppliers on acceptable commercial terms, it may not be able to continue to offer a broad selection of merchandise at competitive prices and, as a result, it could lose customers and its sales could decline.

The Company outsources the distribution and fulfillment operation for most of the products it sells and is dependent on drop-ship suppliers to manage inventory, process orders and distribute those products to its customers in a timely manner. For the fiscal year ended December 31, 2020, products shipped by drop-ship suppliers represented the vast majority of the Company’s total revenue. Because the Company outsources a number of traditional retail functions to suppliers, it has limited control over how and when orders are fulfilled. The Company also has limited control over the products that its suppliers purchase or keep in stock. The Company’s suppliers may not accurately forecast the products that will be in high demand or they may allocate popular products to other resellers, resulting in the unavailability of certain products for delivery to the Company’s customers. Any inability to offer a broad array of products at competitive prices and any failure to deliver those products to the Company’s customers in a timely and accurate manner may damage the Company’s reputation and brand and could cause it to lose customers and its sales to decline.

In addition, the increasing consolidation among automotive parts and accessories suppliers may disrupt or end the Company’s relationship with some suppliers, result in product shortages and/or lead to less competition and, consequently, higher prices. Furthermore, as part of its routine business, suppliers extend credit to the Company in connection with its purchase of their products. In the future, the Company’s suppliers may limit the amount of credit they are willing to extend to the Company in connection with its purchase of their products, including as a result of the Company’s public disclosure of its financial statements for the first time. If this were to occur, it could impair the Company’s ability to acquire the types and quantities of products that it desires from the applicable suppliers on acceptable terms, severely impact its liquidity and capital resources, limit its ability to operate its business and could have a material adverse effect on its financial condition and results of operations.

The Company is dependent on its suppliers to supply it with products that comply with safety and quality standards at competitive prices and to comply with the terms of their stated customer warranties.

The Company is dependent on its vendors continuing to supply quality products at favorable prices. If the Company’s merchandise offerings do not meet its customers’ expectations regarding safety and quality, it could experience lost sales, increased costs and exposure to legal and reputational risk. All of the Company’s suppliers must comply with applicable product safety laws, and the Company is dependent on them to ensure that the products its customers buy comply with all safety and quality standards. Events that give rise to actual, potential or perceived product safety concerns could expose the Company to government enforcement action and private litigation and result in costly product recalls and other liabilities. To the extent the Company’s suppliers are subject to additional governmental regulation of their product design and/or manufacturing processes, the cost of the merchandise it purchases may rise. In addition, negative customer perceptions regarding the safety or quality of the products the Company sells could cause its customers to seek alternative sources for their needs, resulting in lost sales. In those circumstances, it may be difficult and costly for the Company to regain the confidence of its customers.

The Company is also dependent on its suppliers to comply with the terms of their stated customer product warranties. To the extent that the Company’s suppliers fail to satisfy legitimate warranty claims asserted by the Company’s customers, the Company may be directly responsible for reimbursing such customers, which could have a material adverse effect on its financial condition and results of operations, particularly if one or more of the Company’s larger suppliers fails to honor its warranty obligations.

The Company is dependent on a single independent company in Ukraine to recruit and manage its development team and back-office support.

The Company’s development team and back-office support is recruited and managed by a single independent company in Ukraine. If this company is unable or unwilling to perform according to the terms and timetable agreed to with the Company or if the company terminates its relationship with the Company, the Company may be unable to engage a substitute on commercially reasonable terms, or at all. This would likely result in temporary service disruptions and increased costs, which could have a material adverse effect on the Company’s business, results of operations and financial condition.

If the Company fails to offer a broad selection of products at competitive prices or fails to locate sufficient inventory to meet customer demands, its revenue could decline.

In order to expand its business, the Company must successfully offer, on a continuous basis, a broad selection of automotive parts and accessories that meet the needs of its customers. Products sold by the Company are used by consumers for a variety of purposes, including repair, performance, improved aesthetics and functionality. In addition, to be successful, the Company’s product offerings must be broad and deep in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers. The Company cannot predict with certainty that it will be successful in offering products that meet all of these requirements. Moreover, even if the Company offers a broad selection of products at competitive prices, it must maintain access to sufficient inventory to meet consumer demand. If the Company’s product offerings fail to satisfy its customers’ requirements or respond to changes in customer preferences or if the Company otherwise fails to locate sufficient inventory to meet customer demands, its revenue could decline.

Shifting online consumer behavior regarding automotive parts and accessories could adversely impact the Company’s financial results and the growth of its business.

Shifting consumer behavior indicates that the Company’s customers are becoming more inclined to shop for automotive parts and accessories through their mobile devices. For the year ended December 31, 2020, approximately 49% of the Company’s revenue and 64% of its traffic was attributable to mobile customers. Mobile customers exhibit different behaviors than more traditional desktop-based e-commerce customers. User sophistication and technological advances have increased consumer expectations around the user experience on mobile devices, including speed of response, functionality, product availability, security, and ease of use. If the Company is unable to continue to adapt its mobile device shopping experience in ways that improve its customers’ mobile experience and increase the engagement of its mobile customers, the Company’s sales may decline and its business and financial results may suffer.

If commodity prices such as fuel, plastic and steel increase, the Company’s margins may be negatively impacted.

Increasing prices in the component materials for the parts the Company sells may impact the availability, the quality and the price of its products, as suppliers search for alternatives to existing materials and increase the prices they charge. The Company cannot ensure that it can recover all the increased costs through price increases, and its suppliers may not continue to provide a consistent quality of product as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on the Company’s business and results of operations.

The Company faces intense competition and operates in an industry with limited barriers to entry, and some of its competitors may have greater resources than it and may be better positioned to capitalize on the growing online automotive aftermarket parts and accessories market.

The parts and accessories industries in which the Company sells its products are competitive and fragmented, and products are distributed through multi-tiered and overlapping channels. The Company competes with both online and offline sellers that offer parts and accessories, repair parts and original equipment manufacturer parts to either the do-it-yourself or the do-it-for-me consumer segments. Current or potential competitors include (i) online retailers, including both niche retailers of uncommon, highly specialized products and general retailers of a larger number of broadly available products; (ii) national parts retailers such as Advance Auto Parts, AutoZone, NAPA and O’Reilly Auto Parts; (iii) internet-based marketplaces such as Amazon.com and eBay.com; (iv) discount stores and mass merchandisers; (v) local independent retailers; (vi) wholesale parts distributors and (vii) manufacturers, brand suppliers and other distributors selling online directly to consumers.

Barriers to entry are low, and current and new competitors can launch websites at a relatively low cost. Many of the Company’s current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than it does. For example, in the event that online marketplace companies such as Amazon or eBay, who have larger customer bases, greater brand recognition and significantly greater resources than the Company does, focus more of their resources on competing in the automotive parts and accessories market, it could have a material adverse effect on the Company’s business and results of operations. In addition, some of the Company’s competitors have used and may continue to use aggressive pricing tactics and devote substantially more financial resources to website and system development than the Company does. The Company expects that competition will further intensify in the future as internet use and online commerce continue to grow worldwide. Increased competition may result in reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition.

Additionally, the Company has experienced significant competitive pressure from certain of its suppliers who are now selling their products directly to customers. Since the Company’s suppliers have access to merchandise at very low costs, they can sell products at lower prices and maintain higher gross margins on their product sales than the Company can. The Company’s financial results have been negatively impacted by direct sales from its suppliers to its current and potential customers, and the Company’s total number of orders and average order value may decline due to increased competition. Continued competition from the Company’s suppliers may also continue to negatively impact its business and results of operations, including through reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition. The Company has implemented and will continue to implement several strategies to attempt to overcome the challenges created by its suppliers selling directly to its customers and potential customers, including optimizing its pricing, continuing to increase its mix of private label products and improving its diligence commerce platform, which may not be successful. If these strategies are not successful, the Company’s results of operations and financial condition could be materially and adversely affected.

The Company relies on key personnel and may need additional personnel for the success and growth of its business.

The Company’s business is largely dependent on the personal efforts and abilities of highly skilled executive, technical, managerial, merchandising, marketing, and call center personnel. Competition for such personnel is intense, and the Company cannot assure that it will be successful in attracting and retaining such personnel. The loss of any key employee or the Company’s inability to attract or retain other qualified employees could harm its business and results of operations.

The Company generates a portion of its revenue from advertising, and reduced spending by advertisers or new and existing technologies that block ads online could harm its business.

The Company generates a portion of its revenue from the display of ads online. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. Adverse macroeconomic conditions can have a material adverse effect on the demand for advertising and cause the Company’s advertisers to reduce the amounts they spend on advertising, which could harm its results of operations and financial condition.

Changes to the automotive industry and consumer views on vehicle ownership could materially adversely affect our business, results of operations and financial condition.

The automotive industry is predicted to experience rapid change in the years to come, including increases in ride-sharing services, advances in electric vehicle production and driverless technology. Ride-sharing services such as Uber and Lyft provide consumers with mobility options outside of traditional vehicle ownership. Manufacturers also continue to invest in increasing production and quality of battery-electric vehicles, which generally require less maintenance than traditional cars and trucks and may be more difficult for do-it-yourself customers to repair. Technological advances are also facilitating the development of driverless vehicles, which may further reduce the need for vehicle ownership. If sales of automotive parts and accessories decline as a result of these or other changes to the automotive industry, our business, results of operations and financial condition could be materially and adversely affected.

Risks Related to the Company’s Finances

During the fiscal year ended December 31, 2019, the Company recorded a net loss, and its net losses may have continued during the fiscal year ended December 31, 2020.

During the fiscal year ended December 31, 2019, the Company incurred a net loss of $655,840, compared to a net loss of $640,403 for the fiscal year ended December 31, 2018. If the Company’s net losses continued during the fiscal year ended December 31, 2020 and continue during fiscal year ended December 31, 2021, they could impact the Company’s liquidity, as it may not be able to provide positive cash flows from operations in order to meet its working capital requirements. The Company may need to sell additional assets or seek additional equity or additional debt financing in the future. In such case, there can be no assurance that the Company would be able to raise such additional financing or engage in such asset sales on acceptable terms, or at all. If the Company’s net losses were to continue, and if the Company is not able to raise adequate additional financing or proceeds from asset sales to continue to fund its ongoing operations, it will need to defer, reduce or eliminate significant planned expenditures, restructure or significantly curtail its operations, file for bankruptcy or cease operations.

The Company may not generate sufficient cash flows to cover its operating expenses, and any failure to obtain additional capital could jeopardize its operations and the cost of capital may be high.

As of September 30, 2020, the Company had negative working capital of approximately $13.7 million, and its negative working capital has increased by approximately $10.0 million as a result of the Business Combination. In the event that the Company is unable to generate sufficient cash from its operating activities or obtain financing, it could be required to delay, reduce or discontinue its operations and ongoing business efforts. Even if the Company is able to raise capital, it may raise capital by selling equity securities, which will be dilutive to existing stockholders. If the Company incurs additional indebtedness, costs of financing may be extremely high, and the Company will be subject to default risks associated with such indebtedness, which may harm its ability to continue its operations.

Changes in customer, product, vendor or sourcing sales mix could cause the Company’s gross margin and ultimately operating margins to decline; failure to mitigate these pressures could adversely affect its results of operations and financial condition.

The Company’s gross margins are dependent on the mix of products it sells, decisions to drop-ship rather than stock products in its distribution centers, decisions to offer private label alternatives or branded offerings, price changes by manufacturers, and pricing actions by competitors. In addition, the Company’s margin could be adversely affected by any consumer shift away from its private label products.

The unaudited pro forma financial information included herein is not indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Risks Related to Regulation and Tax

Regulation in the areas of privacy and protection of user data could harm the Company’s business.

The Company is subject to laws relating to the collection, use, retention, security, and transfer of personally identifiable information about its users around the world. Much of the personal information that the Company collects, especially financial information, is regulated by multiple laws. User data protection laws may be interpreted and applied inconsistently from country to country. These laws continue to develop in ways the Company cannot predict and that may harm its business.

Regulatory scrutiny of privacy, user data protection, use of data and data collection is increasing on a global basis. The Company is subject to a number of privacy and similar laws and regulations in the countries in which it operates, and these laws and regulations will likely continue to evolve over time, both through regulatory and legislative action and judicial decisions. In addition, compliance with these laws may restrict the Company’s ability to provide services to its customers that they may find to be valuable. For example, the General Data Protection Regulation (“GDPR”) became effective in May 2018. The GDPR, which applies to all of the Company’s activities conducted from an establishment in the European Union or related to products and services offered in the European Union, imposes a range of new compliance obligations regarding the handling of personal data. The GDPR imposes significant new obligations and compliance with these obligations depends in part on how particular regulators interpret and apply them. If the Company fails to comply with the GDPR, or if regulators assert the Company has failed to comply with the GDPR, it may lead to regulatory enforcement actions, which can result in monetary penalties of up to 4% of worldwide revenue, private lawsuits, or reputational damage. In the United States, California has adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective January 1, 2020 and which provides a new private right of action for data breaches and requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices and allows consumers to opt out of certain data sharing with third parties. In addition to the CCPA, several other U.S. states are considering adopting laws and regulations imposing obligations regarding the handling of personal data. Compliance with the GDPR, the CCPA, and other current and future applicable international and U.S. privacy, cybersecurity and related laws can be costly and time-consuming. Complying with these varying national and international requirements could cause the Company to incur substantial costs or require it to change its business practices in a manner adverse to its business, and violations of privacy-related laws can result in significant penalties.

A determination that there have been violations of laws relating to the Company’s practices under communications-based laws could also expose it to significant damage awards, fines and other penalties that could, individually or in the aggregate, materially harm its business. In particular, because of the enormous number of emails and other communications the Company sends to its users, communications laws that provide a specified monetary damage award or fine for each violation (such as those described below) could result in particularly large awards or fines.

For example, the Federal Communications Commission amended certain of its regulations under the Telephone Consumer Protection Act, or TCPA, in 2012 and 2013 in a manner that could increase the Company’s exposure to liability for certain types of telephonic communication with customers. Under the TCPA, plaintiffs may seek actual monetary loss or statutory damages of $500 per violation, whichever is greater, and courts may treble the damage award for willful or knowing violations. Given the enormous number of communications the Company sends to its users, a determination that there have been violations of the TCPA or other communications-based statutes could expose the Company to significant damage awards that could, individually or in the aggregate, materially harm its business.

The Company posts on its websites its privacy policies and practices concerning the collection, use and disclosure of user data. Any failure, or perceived failure, by the Company to comply with its posted privacy policies or with any regulatory requirements or orders or other federal, state or international privacy or consumer protection-related laws and regulations, including the GDPR and the CCPA, could result in proceedings or actions against it by governmental entities or others (e.g., class action privacy litigation), subject it to significant penalties and negative publicity, require it to change its business practices, increase its costs and adversely affect its business. Data collection, privacy and security have become the subject of increasing public concern. If internet and mobile users were to reduce their use of the Company’s websites, mobile platforms, products, and services as a result of these concerns, its business could be harmed. As noted above, the Company is subject to the possibility of security breaches, which themselves may result in a violation of these laws.

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, which may affect the way the Company conducts its operations.

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing the use and transportation of hazardous substances and emissions-related standards, established by the United States Environmental Protection Agency, or the EPA, and similar state-level regulators, including the California Air Resources Board, or CARB.

While the Company has processes in place to ensure that products are sold in compliance with the requirements imposed by the EPA and similar state-level regulators, all verification processes have inherent limitations. The Company has been, is currently, and may in the future be the subject of regulatory proceedings initiated by the EPA, CARB or other applicable regulatory bodies, and the results of such proceedings are uncertain. For additional information, see the section titled “Business—Legal Proceedings.”

Although management believes that the Company is in substantial compliance with currently applicable environmental laws, rules, and regulations, it is unable to predict the ultimate impact of adopted or future laws, rules, and regulations on its business, properties or products. Such laws, rules, or regulations may cause the Company to incur significant expenses to achieve or maintain compliance, may require it to modify its product offerings, may adversely affect the price of or demand for some of its products, and may ultimately affect the way the Company conducts its operations. Failure to comply with these current or future laws, rules, or regulations could result in harm to the Company’s reputation and/or could lead to fines and other penalties, including restrictions on the importation of the Company’s products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

The Company could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs its customers would have to pay for its products and adversely affect its operating results.

In general, the Company has not historically collected state or local sales, use, or other similar taxes in any jurisdictions in which it believed it did not have a tax nexus. In addition, the Company has not historically collected state or local sales, use, or other similar taxes in certain jurisdictions in which it does have a physical presence, in reliance on applicable exemptions. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state. While we believe we now collect, remit, and report sales tax in all required states, it is still possible that one or more jurisdictions may assert that we have liability for previous periods for which we did not collect sales, use, or other similar taxes, and if such an assertion or assertions were successful it could result in substantial tax liabilities, including for past sales taxes and penalties and interest, which could materially adversely affect our business, financial condition, and operating results.

Certain U.S. state tax authorities could assert that the Company has nexus in that state and seek to impose state and local income taxes which could harm its results of operations.

For the tax year ending December 31, 2019, and for years prior thereto, the Company filed state income tax returns in New Jersey. There is a risk that state tax authorities in other states could assert that the Company is liable for state and local income taxes based upon income or gross receipts allocable to such states because the Company has nexus with those states. The Company could then be subject to state and local taxation in other states, in lieu of or in addition to, taxation in New Jersey. Penalties and interest could apply to unpaid tax attributable to prior periods. Such tax assessments, penalties and interest may adversely impact the Company’s results of operations and financial position.

Risks Related to Intellectual Property and Cybersecurity

Any failure to maintain the security of the information relating to the Company’s customers, employees and vendors, whether as a result of cybersecurity attacks on its information systems or otherwise, could damage its reputation, result in litigation or other legal actions against it, cause it to incur substantial additional costs, and materially adversely affect its business and results of operations.

Like most retailers, the Company receives and stores in its information systems personal information about its customers, employees and vendors. Most of this information is stored digitally in connection with the Company’s digital commerce platform. the Company also utilizes third-party service providers for a variety of reasons, including, without limitation, for digital storage technology, back-office support, and other functions. Such providers may have access to information the Company holds about its customers, employees or vendors. In addition, the Company depends upon the secure transmission of confidential information over public networks, including information permitting cashless payments.

Cyber threats are rapidly evolving and those threats and the means for obtaining access to information in digital and other storage media are becoming increasingly sophisticated. Cyber threats and cyber-attackers can be sponsored by countries or sophisticated criminal organizations or be the work of hackers with a wide range of motives and expertise. The Company and the businesses with which it interacts have experienced and continue to experience threats to data and systems, including by perpetrators of random or targeted malicious cyber-attacks, computer viruses, worms, bot attacks or other destructive or disruptive software and attempts to misappropriate customer information, including credit card information, and cause system failures and disruptions. Some of the Company’s systems have experienced security breaches in the past, and there can be no assurance that similar breaches will not recur in the future.

Employee error or malfeasance, faulty password management, social engineering or other irregularities may also result in a defeat of the Company or its third-party service providers’ security measures and a breach of its or their information systems. Moreover, hardware, software or applications the Company uses may have inherent vulnerabilities or defects of design, manufacture or operations or could be inadvertently or intentionally implemented or used in a manner that could compromise information security.

Any compromise of the Company’s data security systems or of those of businesses with which it interacts, which results in confidential information being accessed, obtained, damaged, modified, lost or used by unauthorized or improper persons, could harm the Company’s reputation and expose it to regulatory actions, customer attrition, remediation expenses, and claims from customers, employees, vendors, financial institutions, payment card networks and other persons, any of which could materially and adversely affect the Company’s business operations, financial condition and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of a compromise, the Company may be unable to anticipate these techniques or to implement adequate preventative measures, and the Company or its third-party service providers may not discover any security breach, vulnerability or compromise of information for a significant period of time after the security incident occurs.

In addition, such events could be widely publicized and could materially adversely affect the Company’s reputation with its customers, employees, vendors and stockholders, could harm its competitive position with respect to other digital commerce websites, and could result in a material reduction in net sales from its digital commerce platform. Such events could also result in the release to the public of confidential information about the Company’s operations and financial condition and performance and could result in litigation or other legal actions against the Company or the imposition of penalties, fines, fees or liabilities, which may not be covered by its insurance policies. Moreover, a security compromise could require the Company to devote significant management resources to address the problems created by the issue and to expend significant additional resources to upgrade further the security measures it employs to guard personal and confidential information against cyber-attacks and other attempts to access or otherwise compromise such information and could result in a disruption of its operations.

The Company accepts payments using a variety of methods, including credit and debit cards, online payment systems such as PayPal, Google Pay, Affirm and gift cards, and it may offer new payment options over time. As an online retailer, the Company is reliant upon third-party payment processors to sell its products, and any interruption to the services provided by such payment processors, including as a result of payment disputes, would have an immediate impact on the Company’s cash flows, financial position and results of operations. Third-party payment processors may also increase their fees or increase the minimum reserves on the Company’s accounts, which could decrease the Company’s profit margin and impair the Company’s liquidity, respectively.

As a retailer accepting debit and credit cards for payment, the Company also is subject to various industry data protection standards and protocols, such as payment network security operating guidelines and the Payment Card Industry Data Security Standard. The Company cannot be certain that the security measures it maintains to protect all of its information technology systems are able to prevent, contain or detect cyber-attacks, cyber terrorism, security breaches or other compromises from known malware or other threats that may be developed in the future. To the extent that any cyber-attack or incursion in the Company or one of its third-party service provider’s information systems results in the loss, damage, misappropriation or other compromise of information, the Company may be materially adversely affected by claims from customers, financial institutions, regulatory authorities, payment card networks and others. In certain circumstances, the Company’s contracts with payment card processors and payment card networks (such as Visa, Mastercard, American Express and Discover) generally require the Company to adhere to payment card network rules, which could make it liable to payment card issuers and others if information in connection with payment cards and payment card transactions that it processes is compromised or if the Company permits fraudulent purchases on its platform, which liabilities could be substantial. If the event of a material increase in fraudulent purchases on the Company’s platform, payment card processors and payment card networks could refuse to process further payments for purchases on the Company’s platform, which would materially impact the Company’s results of operations and financial position.

If the Company’s proprietary data catalog is stolen, misappropriated or damaged, or if a competitor is able to create a substantially similar database without infringing the Company’s rights, then the Company may lose an important competitive advantage.

The Company has invested significant resources and time to build and maintain its proprietary data catalog, which maps stock-keeping units, to relevant product applications based on vehicle years, makes, and models. Management believes that the Company’s data catalog provides it with an important competitive advantage in both driving traffic to its digital commerce platform and converting that traffic to revenue by enabling customers to quickly locate the parts and accessories they require. The Company cannot assure you that it will be able to protect its data catalog from unauthorized copying or theft or that such database will continue to operate adequately, without any technological challenges. In addition, it is possible that a competitor could develop a catalog or database that is similar to or more comprehensive than the Company’s data catalog, without infringing the Company’s rights. In the event its data catalog is damaged or is stolen, copied or otherwise replicated to compete with the Company, whether lawfully or not, the Company may lose an important competitive advantage and its business could be harmed.

Claims of intellectual property infringement by parts manufacturers, distributors or retailers to the validity of aftermarket parts and accessories or related marketing materials could adversely affect the Company’s business.

Parts manufacturers, distributors and retailers have asserted claims of intellectual property infringement against retailers of aftermarket products, including the Company. The Company has received in the past, and anticipates receiving in the future, communications alleging that certain products it sells infringe the patents, copyrights, trademarks and trade names or other intellectual property rights of parts manufacturers, distributors or retailers. Other parts retailers have also asserted ownership of product images that were provided by suppliers for the Company to use on its online platform. While the Company now has processes in place to prevent the use of unauthorized product images on its platform, there can be no assurance that such processes will work as intended or prevent future infringement claims.

Infringement claims could result in increased costs of doing business arising from new importing requirements, increased port and carrier fees and legal expenses, adverse judgments or settlements or changes to the Company’s business practices required to settle such claims or satisfy any judgments. Litigation or regulatory enforcement could also result in interpretations of the law that require the Company to change its business practices or otherwise increase its costs and harm its business. The Company may not maintain sufficient, or any, insurance coverage to cover the types of claims that could be asserted. If a successful claim were brought against the Company, it could expose the Company to significant liability.

If the Company is unable to protect its intellectual property rights, its reputation and brand could be impaired and it could lose customers.

The Company regards its trademarks, trade secrets and similar intellectual property such as its “iD” brand, its proprietary digital commerce platform, its proprietary data catalog and its back-end order processing and fulfillment code and process as important to its success. The Company relies on trademark, patent and copyright law, and trade secret protection, and confidentiality and/or license agreements with employees, customers, partners and others to protect its proprietary rights. The Company cannot be certain that it has taken adequate steps to protect its proprietary rights, especially in countries where the laws may not protect its rights as fully as in the United States. In addition, the Company’s proprietary rights may be infringed or misappropriated, and the Company could be required to incur significant expenses to preserve them. In the past, the Company has filed litigation to protect its intellectual property rights, including its “iD” brand. The outcome of such litigation can be uncertain, and the cost of prosecuting such litigation may have an adverse impact on the Company’s earnings. The Company has common law trademarks, as well as pending federal trademark registrations for several marks and several registered marks. However, any registrations may not adequately cover the Company’s intellectual property or protect it against infringement by others. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which the Company’s products may be made available online. The Company also currently owns or controls a number of internet domain names, including www.carid.com, www.truckid.com, www.motorcycleid.com, www.powersportsid.com, www.camperid.com, www.boatid.com, www.recreationid.com and www.toolsid.com, and has invested time and money in the purchase of domain names and other intellectual property, which may be impaired if it cannot protect such intellectual property. The Company may be unable to protect these domain names or acquire or maintain relevant domain names in the United States and in other countries. If the Company is not able to protect its trademarks, domain names or other intellectual property, it may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

The Company’s digital commerce platform is dependent on open-source software, which exposes it to uncertainty and potential liability.

The Company utilizes open-source software such as Linux, Apache, MySQL, PHP, and Perl throughout its digital commerce platform and supporting infrastructure, although it has created proprietary programs. Open-source software is maintained and upgraded by a general community of software developers under various open-source licenses, including the GNU General Public License, or GPL. These developers are under no obligation to maintain, enhance or provide any fixes or updates to this software in the future. Additionally, under the terms of the GPL and other open-source licenses, the Company may be forced to release to the public source-code internally developed by it pursuant to such licenses. Furthermore, if any of these developers contribute any code of others to any of the software that the Company uses, the Company may be exposed to claims and liability for intellectual property infringement and may also be forced to implement changes to the code-base for this software or replace this software with internally developed or commercially licensed software.

System failures, including failures due to natural disasters or other catastrophic events, could prevent access to the Company’s digital commerce platform, which could reduce its net sales and harm its reputation.

The Company’s sales would decline and it could lose existing or potential customers if it is not able to access its digital commerce platform or if its digital commerce platform, transactions processing systems or network infrastructure do not perform to its customers’ satisfaction. Any internet network interruptions or problems with the Company’s digital commerce platform could:

●	prevent customers from accessing such digital commerce platform;

●	reduce its ability to fulfill orders or bill customers;

●	reduce the number of products that it sells;

●	cause customer dissatisfaction; or

●	damage its brand and reputation.

The Company has experienced brief computer system interruptions in the past, and it believes they may continue to occur from time to time in the future. The Company’s systems and operations are also vulnerable to damage or interruption from a number of sources, including a natural disaster or other catastrophic event such as an earthquake, typhoon, volcanic eruption, fire, flood, terrorist attack, political unrest, computer viruses, power loss, telecommunications failure, physical and electronic break-ins, hardware failures, hosting issues, domain name system issues, distributed denial-of-service attacks, content management system issues, malicious hackers, lapses in maintenance, and other similar events. The Company also maintains offshore and outsourced operations in the Philippines, an area that has been subjected to a typhoon and a volcanic eruption in the past, and Costa Rica, a seismically active region. The Company’s engineering and product data development team is located in Ukraine and Belarus, which have been the subject of political unrest. Natural disasters or other catastrophic events may recur in the future and could disrupt the operation of the Company’s business. The Company’s technology infrastructure is also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, and not all of the Company’s systems and data are fully redundant. Any substantial disruption of the Company’s technology infrastructure could cause interruptions or delays in its business and loss of data or render it unable to accept and fulfill customer orders or operate its digital commerce platform in a timely manner, or at all.

Risks Related to Litigation

The Company’s business could be adversely affected by an ongoing legal proceeding with certain stockholders.

In March 2018, the founders of Onyx, predecessor to the Company, which founders then owned 48% of the Company’s outstanding shares of common stock, filed a lawsuit against the then majority stockholder, which had acquired its 52% interest in Onyx in July 2015, and against Prashant Pathak, Chairman of the Board of Directors of the Company, and certain other individuals and affiliates related to the majority stockholder. The minority stockholders allege, among other things, that they agreed to sell their shares in Onyx in reliance upon statements of the majority stockholder, Mr. Pathak and the other defendants that they subsequently would bring additional investors and capital to Onyx, and that the defendants fraudulently and intentionally made material misstatements concerning Onyx’s valuation to potential investors. The claims of the minority stockholders involve various theories of fraud, breach of fiduciary duties, oppression of minority stockholders, and tortious interference with their prospective economic relations. None of the claims allege breach of any of the contracts entered into in connection with the July 2015 sale of shares to the majority stockholder. The majority stockholder filed counterclaims against the minority stockholders alleging breach of fiduciary duty, unjust enrichment, breach of contract and breach of implied covenant of good faith and fair dealing, among other claims, and filed a third party claim against the Company for indemnification. The Company’s insurance carrier denied coverage for the indemnification claim by the majority stockholder, and the Company has created a reserve with respect to that claim.

On September 30, 2020 certain of Onyx’s minority stockholders filed a motion and form of order seeking to have one of its executive officers removed from his position, and demanding (i) that such officer repay all amounts paid to him since August 4, 2020, and (ii) that Onyx seek repayment of legal and auditing fees incurred. That motion was denied on January 21, 2021 by the Special Master. The Report of the Special Master is subject to review and approval by the Court.

Depending upon the outcome of certain claims in the legal proceeding, the Company could be responsible for reimbursement of fees, costs and expenses of the plaintiffs under its legacy indemnification obligations pursuant to indemnification contracts with the respective plaintiffs, its charter and bylaws and New Jersey law. While all or a portion of any such indemnification obligations may be paid by the Company’s directors’ and officers’ insurance, there can be no assurance as to the amounts that would be paid, if any, by the insurance carriers.

Additionally, among other forms of relief sought, the plaintiffs are seeking rescission of the sale of the 52% interest to the majority stockholder. If granted, a rescission could have a negative impact on the Company, including the transfer of a majority of its outstanding common stock to the minority stockholders. If any equitable adjustment of the ownership interests of the Company’s current majority stockholder is made, such actions could result in the resignation or removal of Mr. Pathak or the other designee of the majority stockholder from the Company’s board of directors and/or members of the Company’s management team. Accordingly, the legal proceeding could adversely affect the functioning of the Company’s board of directors and/or executive officers, lead to management distraction and interfere with the Company’s operations, any of which could materially and adversely harm the Company’s business and results of operation.

In addition, on October 3, 2020, counsel to the defendants in the Stockholder Litigation received a letter from counsel to the minority stockholders objecting to Onyx Enterprises Canada Inc.’s use of the “drag-along right” under Section 4.5 of the Stockholders Agreement, dated July 17, 2015 (the “Stockholders Agreement”), and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreement, dated October 30, 2020, in each case on behalf of the minority stockholders. The letter also described the Business Combination as unlawful and threatened further unspecified actions by the minority stockholders.

On October 15, 2020, the minority stockholders filed an order to show cause to preliminarily enjoin the Business Combination pending final adjudication of the Stockholder Litigation. On October 23, 2020, the Superior Court of New Jersey, Chancery Division, Monmouth County refused to grant a preliminary injunction and set the hearing date on the order to show cause for December 4, 2020. On October 26, 2020, the minority stockholders filed an application for permission to file emergent motion to request a temporary restraining order preventing the closing of the Business Combination prior to the December 4th hearing with the Superior Court of New Jersey, Appellate Division, which such court denied. On October 27, 2020, the minority stockholders appealed the Appellate Division’s ruling to the Supreme Court of New Jersey. On October 28, 2020, the Supreme Court of New Jersey denied such appeal. On November 20, 2020, the minority stockholders requested another emergent motion before the Superior Court of New Jersey, Chancery Division, Monmouth County for a temporary restraining order preventing the closing of the Business Combination. The Superior Court of New Jersey, Chancery Division, Monmouth County denied that request by order dated November 20, 2020.

For additional information regarding legal actions, claims and administrative proceedings that management believes could have a material adverse effect on its financial position, results of operations or cash flows, including further information on the ongoing litigation with certain minority stockholders and the notice of violation it received from the U.S. Environmental Protection Agency, see the section titled “Business—Legal Proceeding” in this prospectus.

Because the Company is involved in litigation from time to time and is subject to numerous laws and governmental regulations, it could incur substantial judgments, fines, legal fees and other costs as well as reputational harm.

The Company is sometimes the subject of complaints or litigation from customers, employees, or other third parties for various reasons. For example, Stanislav Royzenshteyn, the former Chief Executive Officer of Onyx, a predecessor to the Company, alleged that Onyx failed to pay him amounts owed under his employment agreement, including, but not limited to, unpaid bonuses, salary, personal, sick and vacation days, and employment-related reimbursements. The damages sought against the Company in some of these litigation proceedings could be substantial. Although the Company maintains liability insurance for some litigation claims, if one or more of the claims were to greatly exceed its insurance coverage limits or if its insurance policies do not cover a claim, this could have a material adverse effect on its business, financial condition, results of operations and cash flows.

The Company is also subject to numerous federal, state and local laws and governmental regulations relating to, among other things, environmental protection, product quality and safety standards, labor and employment, discrimination, anti-bribery/anti-corruption, data privacy and income taxes. Compliance with existing and future laws and regulations could increase the cost of doing business and adversely affect the Company’s results of operations. If the Company fails to comply with existing or future laws or regulations, it may be subject to governmental or judicial fines or sanctions, while incurring substantial legal fees and costs, as well as reputational risk. In addition, the Company’s capital and operating expenses could increase due to remediation measures that may be required if the Company is found to be noncompliant with any existing or future laws or regulations.

For additional information regarding legal actions, claims and administrative proceedings that management believes could have a material adverse effect on its financial position, results of operations or cash flows, including ongoing litigation with certain minority stockholders and the notice of violation it received from the U.S. Environmental Protection Agency, see the section titled “Business—Legal Proceeding” in this prospectus.

The Company faces exposure to product liability lawsuits.

The automotive industry in general has been subject to a large number of product liability claims due to the nature of personal injuries that result from car accidents or malfunctions. As a distributor of automotive parts and accessories, including parts and accessories obtained overseas, the Company could be held liable for the injury or damage caused if the products it sells are defective or malfunction regardless of whether the product manufacturer is the party at fault. While the Company carries insurance against product liability claims, if the damages in any given action were high or the Company were subject to multiple lawsuits, the damages and costs could exceed the limits of its insurance coverage or prevent it from obtaining coverage in the future. If the Company were required to pay substantial damages as a result of these lawsuits, it may seriously harm its business and financial condition. Even defending against unsuccessful claims could cause the Company to incur significant expenses and result in a diversion of management’s attention. In addition, even if the money damages themselves did not cause substantial harm to the Company’s business, the damage to its reputation and the brands offered on its digital commerce platform could adversely affect its future reputation and its brand and could result in a decline in its net sales.

Risks Related to Ownership of our Common Stock

Concentration of ownership among certain stockholders may prevent new investors from influencing significant corporate decisions.

As of January 25, 2021, after completion of the Business Combination, each of Prashant Pathak, Chairman of the Board of the Company and a director and President of Onyx Enterprises Canada Inc. (“OEC”), Roman Gerashenko and Stanislave Royzenshteyn, beneficially owns, directly or indirectly, approximately 42.84%, 18.20%, and 18.20%, respectively, of our outstanding Common Stock, and our directors and executive officers as a group beneficially own approximately 50.28% of our outstanding Common Stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of shares of our Common Stock in the public market could cause the price of our Common Stock to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the sale of substantial amounts of our Common Stock could adversely impact its price.

The shares of Common Stock offered by the Selling Stockholders represent approximately 91.89% of our outstanding Common Stock. Sales, or the potential sales, of substantial numbers of shares in the public market by the Selling Stockholders upon termination of applicable contractual lock-up agreements, could increase the volatility of the market price of our Common Stock or adversely affect the market price of our Common Stock.

As of January 25, 2021, we had outstanding approximately 32.9 million shares of our Common Stock. In addition, we intend to register for sale shares of our Common Stock issuable under our equity compensation plans, including approximately 4.9 million shares available for future issuance under the PARTS iD, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), and approximately 2.0 million shares available for future issuance under the PARTS iD, Inc. 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the 2020 Plan, the “Plans”). The sale or the availability for sale of a large number of shares of our Common Stock in the public market could cause the price of our Common Stock to decline.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for the foreseeable future.

Our stock price is volatile, and you may not be able to sell shares of our Common Stock at or above the price you paid.

The trading price of our Common Stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of our business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the Common Stock by the Board, executive officers or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic, political and market conditions.

In addition, the stock market in general, and the NYSE American in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our Common Stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Risks Related to Our Being a Public Company

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities that Onyx, as a private company, had not done previously. For example, we created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. In addition, we have obtained director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we are required to provide management's attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Onyx as a private company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that became applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover the proceeds from our trust account that was set up when we were a special purpose acquisition company, and the members of our Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing us and the members of our Board to claims of punitive damages.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders holding shares of Common Stock could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders holding shares of Common Stock. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing us and our Board to claims of punitive damages, by paying our stockholders holding shares of Common Stock from our trust account prior to addressing the claims of creditors.

The Company is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make its securities less attractive to investors.

The Company is an “emerging growth company,” as defined in the JOBS Act. It may remain an “emerging growth company” until December 31, 2022, the last day of the fiscal year following the fifth anniversary of the completion of the initial public offering of Legacy, a predecessor to the Company, on November 8, 2017. However, the Company could lose that status sooner if its total annual gross revenues exceed $1.07 billion, if it issues more than $1.0 billion in nonconvertible debt in a three-year period, or if the market value of its shares of common stock held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, in which case the Company would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, the Company is not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, which would require the Company’s internal control over financial reporting to be audited by its independent registered public accounting firm, has reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, the Company has elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies (as defined under Section 2(a) of the Sarbanes-Oxley Act). As such, the Company’s financial statements may not be comparable to companies that comply with public company effective dates. Investors may find our Common Stock less attractive because it may rely on these exemptions, or if it chooses to rely on additional exemptions in the future. As a result, there may be a less active trading market for our Common Stock and its stock price may be more volatile.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business or its market, or if they change their recommendations regarding the Common Stock adversely, the price and trading volume of the Common Stock could decline.

The trading market for the Common Stock will be influenced by the research and reports that industry or securities analysts may publish about the Company, its business, market or competitors. Securities and industry analysts may never publish research on the Company. If no securities or industry analysts commence coverage of the Company, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding its Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of its Common Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, it could lose visibility in the financial markets, which could cause the Company’s stock price or trading volume to decline.

Certain minority stockholders of the Company could engage in activities that might be disruptive of the Company’s ongoing business.

Certain minority stockholders of the Company could engage in litigation against the Company and its directors seeking monetary damages and/or potentially distracting the Company’s directors and officers from executing upon the Company’s business plans, and could engage in shareholder activism that may be disruptive to the Company. See “—The Company’s business could be adversely affected by an ongoing legal proceeding with certain stockholders” for more information regarding litigation brought by these minority stockholders prior to the Business Combination.

The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or stockholders.

The Certificate of Incorporation provides that, subject to limited exceptions, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the stockholders of the Company, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or the second amended and restated certificate of incorporation or the amended and restated bylaws of the Company (the “Bylaws”), or (iv) any action asserting a claim against the Company, its directors, officers or employees is governed by the internal affairs doctrine. The Company’s bylaws designate the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Common Stock shall be deemed to have notice of and to have consented to the provisions of the Certificate of Incorporation and bylaws described above. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders.  All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Stockholders under this prospectus.

MARKET FOR COMMON EQUITY AND DIVIDEND POLICY

Market Information, Holders, and Dividends

Our Common Stock is listed on the NYSE American under the symbol “ID”. Prior to the consummation of the Business Combination, our Common Stock was listed on the New York Stock Exchange under the symbol “LGC”. As of January 25, 2021, there were 13 holders of record of our Common Stock. Such numbers do not include beneficial owners holding our Common Stock in street name.

We have not paid any cash dividends on the Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, an aggregate of 6,948,178 shares of Common Stock are authorized to be issued under the 2020 Plan and the ESPP. No awards have been issued under the Plans.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issuable under the 2020 Plan and the ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Common Stock underlying the 2020 Plan and the ESPP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination is accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Legacy is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Onyx is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Onyx (i.e., a capital transaction involving the issuance of stock by Legacy for the stock of Onyx). Accordingly, the assets, liabilities and results of operations of Onyx have become the historical financial statements of the Company, and Legacy’s assets, liabilities and results of operations are consolidated with Onyx as of the acquisition date.

Onyx has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Onyx’s business comprises the ongoing operations of the combined company as of the consummation of the Business Combination, which we refer to in this section as “PARTS iD;”

●	Onyx’s senior management serves as senior management of PARTS iD;

●	Onyx’s shareholders immediately prior to the Business Combination had the greatest voting interest in PARTS iD and a majority interest immediately following the Business Combination;

●	Onyx’s directors and individuals designated by, or representing, Onyx’s shareholders immediately prior to the Business Combination constituted at least 4 of the 7 members of the PARTS iD Board as of the consummation of the Business Combination;

●	Onyx’s shareholders immediately prior to the Business Combination have the ability to control decisions regarding election and removal of directors from the PARTS iD Board; and

●	PARTS iD continues to operate under the Onyx tradename and the headquarters of PARTS iD following the Business Combination is Onyx’s former headquarters.

The historical financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the related transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on Onyx’s unaudited balance sheet as of September 30, 2020 and the unaudited condensed consolidated balance sheet of Legacy as of September 30, 2020, and has been prepared to reflect the Business Combination as if it occurred on September 30, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the unaudited historical results of operations of Onyx and the unaudited historical condensed consolidated results of operations for Legacy for the nine months ended September 30, 2020. This unaudited pro forma condensed combined statement of operations was derived from Onyx’s unaudited statement of operations for the nine months ended September 30, 2020 and Legacy’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020, each of which is included elsewhere in this prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Onyx and Legacy, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited historical results of operations of Onyx and the audited historical results of operations for Legacy for the year ended December 31, 2019. This unaudited pro forma condensed combined statement of operations was derived from Onyx’s audited statement of operations for the year ended December 31, 2019 and Legacy’s audited statement of operations for the year ended December 31, 2019, included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. PARTS iD will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company. In addition, the Company has adopted the PARTS iD 2020 Equity Incentive Plan and the PARTS iD 2020 Employee Stock Purchase Plan. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for PARTS iD, Inc.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Legacy Acquisition Corp.” and the historical financial statements and notes thereto of Onyx and Legacy, each of which is included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial statements have been prepared to reflect: (a) the withdrawal of approximately $54,136,000 from the trust fund established by Legacy for the benefit of its public stockholders (the “Trust Fund”), which funded shareholder redemptions of 5,153,781 shares of Common Stock at the closing of the Business Combination and the withdrawal of approximately $387,000 from the Trust Fund which funded shareholder redemptions of 37,291 shares of Common Stock at a special meeting in November 2020, (b) the payment of the purchase price of the Onyx ordinary shares of 24,950,958 shares of Common Stock as well as the placement of 1,050,000 shares of Common Stock in escrow for the benefit of the purchaser subject to settlement of certain closing adjustments, (c) the payment of the purchase price for the Onyx preferred shares of $20,000,000 including $9,000,000 in cash and $11,000,000 assumed by Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), through the payment with 1,100,000 of the Sponsor’s shares of Class F Common Stock and Common Stock (the “Founder Shares”), (d) the Sponsor’s forfeiture of its 16,276,252 outstanding private placement warrants and 3,069,474 of its shares of Class F Common Stock for no consideration pursuant to that certain amended and restated sponsor support agreement between Legacy and the Stockholder Representative (the “Sponsor Support Agreement”) and (e) the elimination of 30,000,000 public warrants and 1,223,748 institutional investor private placement warrants in exchange for a payment of approximately $5,400,000 and $220,000, respectively, in cash and 2,460,000 and 100,347, respectively, in shares of Common Stock and (f) the payment of transaction costs, including costs assumed by the Sponsor and payments made by the Sponsor with Founder Shares, and other transaction effects of the Business Combination.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2020

(In Thousands)

	Legacy
	Acquisition	Onyx
	Corp. and	Enterprises	Pro Forma	Footnote	Pro Forma
	subsidiary	Int’l, Corp	Adjustments	Reference	Combined
ASSETS
Current assets
Cash and cash equivalents	$375	$36,935	$9,282	3a	$25,920
			(9,000)	3b
			(5,400)	3c
			(220)	3c
			(6,052)	3d
Accounts receivable		2,858			2,858
Inventory		4,671	—		4,671
Prepaid expenses and other current assets	84	2,846	—		2,930
Total current assets	$459	$47,310	$(11,390)		$36,379
Cash and investments held in Trust Account	63,804	—	(54,135)	3a	—
			(387)	3a
			(9,282)	3a
Property and equipment, net	—	11,150	—		11,150
Intangible assets	—	230	—		230
Other assets	—	268	—		268
TOTAL ASSETS	$64,263	$58,958	$(75,194)		$48,027

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,021	$38,396	$(393)	3d	$38,404
			(400)	3d
			(220)	3d
Customer deposits	—	13,916	—		13,916
Accrued expenses	3,381	4,910	(3,300)	3d	4,911
			(80)	3d
Preferred stock dividend payable	—	42	—		42
Notes payable	5,575	21	(5,575)	3d	21
Other current liabilities	—	3,732	—		3,732
Total current liabilities	$9,977	$61,017	$(9,868)		$61,026
Deferred underwriters’ fee	6,000	—	(6,000)	3d	—
Deferred tax liabilities	—	1,097	—		1,097
Notes payable, net of current portion		3	—		3
Total liabilities	15,977	62,117	(15,968)		62,126
Common stock subject to possible redemption	43,286	—	(43,286)	3a	—
Stockholders’ Equity (Deficit)
Preferred stock	—	—	—		—
Class A Common Stock	—	—	—	3a	3
			3	3b
Class F Common Stock	1		—	3b	-
			—	3c
			(1)	3e
Ordinary shares	—	—	—		—
Additional paid-in-capital	3,077	5,001	43,286	3a	(510)
			(54,135)	3a
			(387)	3a
			—	3c
			—	3c
			(5,400)	3c
			(220)	3c
			249,507	3b
			(249,510)	3b
			10,500	3b
			(10,500)	3b
			11,000	3b
			(20,000)	3b
			1	3e
			1,922	3e
			15,348	3d
Retained earnings (accumulated deficit)	1,922	(8,160)	(400)	3d	(13,592)
			48	3d
			(5,080)	3d
			(1,922)	3e
Total stockholders’ equity (deficit)	$5,000	$(3,159)	$(15,940)		$(14,099)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$64,263	$58,958	$(75,194)		$48,027

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2020

(In Thousands Except Share and Per Share Amounts)

	Legacy Acquisition Corp. and subsidiary	Onyx Enterprises Int’l, Corp	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
E-commerce revenue, net	$—	$307,752	$—		$307,752
Cost of goods sold	—	240,929	—		240,929
Gross profit	—	66,823	—		66,823
Operating expenses
Advertising	—	25,015	—		25,015
Selling, general and administrative	3,020	28,883	(1,180)	4c	30,723
Depreciation	—	5,035	—		5,035
Total operating expenses	3,020	58,933	(1,180)		60,773
Income (loss) from operations	(3,020)	7,980	1,180		6,050
Other income (expense):
Interest and other income	1,057	—	(1,057)	4a	—
Interest expense	(76)	(8)	76	4a	(8)
Total other income (expense)	981	(8)	(981)		(8)
Income (loss) before income taxes	(2,039)	7,882	(199)		6,042
Provision for
income taxes	(191)	(1,659)	191	4a	(1,659)
Net income (loss)	$(2,230)	$6,223	$(390)		$4,383
Less: Preferred stock dividends	—	(375)	375	4b	—
Net loss attributable to ordinary shareholders	$(2,230)	$5,848	$(765)		$4,383

Two Class Method for Per Share Information:
Net income (loss) per Class A share – basic and diluted	$0.04				$0.13
Weighted average Class A shares outstanding – basic and diluted	18,137,000		4,430,526	5a	33,923,459
			24,950,958	5a
			1,050,000	5a
			(12,014,301)	5a
			(5,153,781)	5a
			(37,291)
			2,460,000	5a
			100,347	5a
Net income (loss) per Class B share – basic and diluted	$(0.39)				$—
Weighted average Class B shares outstanding – basic and diluted	7,500,000		(3,069,474)	5a	—
			(4,430,526)	5b

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(In Thousands Except Share and Per Share Amounts)

	Legacy	Onyx
	Acquisition	Enterprises	Pro Forma	Footnote	Pro Forma
	Corp.	Int’l, Corp	Adjustments	Reference	Combined
E-commerce revenue, net	$—	$287,821	$—		$287,821
Cost of goods sold		226,604	—		226,604
Gross profit	—	61,217	—		61,217
Operating expenses
Advertising	—	20,988	—		20,988
Selling, general and administrative	3,775	35,147	—		38,922
Depreciation	—	5,847	—		5,847
Total operating expenses	3,775	61,982	—		65,757
Income (loss) from operations	(3,775)	(765)	—		(4,540)
Other income (expense):
Interest and other income	6,482	—	(6,482)	4a	—
Interest expense	—	(35)			(35)
Total other income (expense)	6,482	(35)	(6,482)		(35)
Income (loss) before income taxes	2,707	(800)	(6,482)		(4,575)
Provision for income taxes	(1,320)	144	1,320	4a	144
Net income (loss)	$1,387	$(656)	$(5,162)		$(4,431)
Less: Preferred stock dividends	—	(500)	500	4b
Net loss attributable to ordinary shareholders	$1,387	$(1,156)	$(4,662)		$(4,431)

Two Class Method for Per Share Information:
Net income (loss) per Class A share – basic and diluted	$0.16				$(0.13)
Weighted average Class A shares outstanding – basic and diluted	29,867,000		4,430,526	5a	33,923,458
			24,950,958	5a
			1,050,000	5a
			(23,744,301)	5a
			(37,291)
			(5,153,781)	5a
			2,460,000	5a
			100,347	5a
Net income (loss) per Class B share – basic and diluted	$(0.46)				—
Weighted average Class B shares outstanding – basic and diluted	7,500,000		(3,069,744)	5a	—
			(4,430,626)	5a

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On September 18, 2020, Legacy Acquisition Corp., a Delaware corporation (“Legacy” or the “Company”), and Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Legacy and directly owned subsidiary of Merger Sub 2 (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Legacy (“Merger Sub 2”), Onyx, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of Section 11.16 of the Business Combination Agreement (the “Stockholder Representative”).

Pursuant to the Business Combination Agreement, at the closing, Legacy paid to the Onyx common stockholders, in the form of 24,950,958 shares of Class A Common Stock valued at $10.00 per share, an amount equal to the sum of (a) $249,509,500, (b) plus the amount, if any, by which the net working capital of Onyx exceeds a net working capital target, (c) minus the amount, if any, by which the net working capital target exceeds the net working capital of Onyx, (d) plus $25,000,000, which represents cash that will be retained by Onyx, (e) minus the amount of indebtedness of Onyx, (f) minus $20,000,000 to be paid to the holders of the outstanding shares of the preferred stock, No par value per share, of Onyx, (g) minus the amount of all of Onyx’s transaction expenses, (h) minus $3,000,000 (the “Adjustment Reserve Amount”), to be held in reserve by Legacy for potential post-closing purchase price adjustments, (i) minus $350,000 for the stockholder representative reserve fund to be used for paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to the Business Combination Agreement and the agreements ancillary thereto, and (j) unless certain claims are resolved prior to closing (as described below), minus $7,500,000 (the “Indemnification Expense Reserve Amount”), to be held in reserve by Legacy for reimbursement of certain potential indemnification expenses that may become payable by Onyx.

The purchase price was estimated at closing and will be subject to a post-closing reconciliation process. There were 300,000 shares reserved under the Adjustment Reserve Amount and 750,000 shares reserved under the Indemnification Expense Reserve Amount. Any unused portion of the Adjustment Reserve Amount following such reconciliation, or any unused portion of the Indemnification Expense Reserve Amount, will be paid to the Onyx common stockholders by issuance of additional shares of Class A Common Stock in accordance with the terms of the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), Legacy and the Stockholder Representative, entered into an amended and restated sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, immediately prior to the closing, (i) assign and transfer to the Company for cancellation 3,069,474 shares of Class F Common Stock (the “Forfeited Shares”), (ii) assign and transfer to the Company for cancellation 14,587,770 of its private placement warrants to purchase shares of Class A Common Stock (the “Equity Reduction Warrants”), which excludes 2,912,230 warrants that are currently allocated to and beneficially owned by certain institutional investors of the Sponsor, and (iii) assume approximately $15.3 million in Company transaction costs and pay such costs with 1,534,784 of the Founder Shares that the Sponsor retained. The Forfeited Shares and the Equity Reduction Warrants are each being forfeited as partial consideration for the Sponsor Deferred Shares (as defined below).

The Sponsor further agreed that (i) if the amount of funds available in the trust fund established by Legacy for the benefit of its public stockholders (the “Trust Fund”), after giving effect to the exercise of redemption rights by the redeeming stockholders of Legacy, is less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor shall surrender and forfeit up to a maximum of 3,250,000 shares of Class F Common Stock (the “Equity Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. As a result of this calculation, the Sponsor forfeited 3,069,474 shares of Class F Common Stock.

The Sponsor will have the ability to earn back up to 50% of the sum of the number of Equity Reduction Shares based on the average trading share price of Class A Common Stock over a 730 calendar day period immediately following closing (the “Sponsor Deferred Shares”).

The following unaudited pro forma condensed combined financial statements have been prepared to reflect: (a) the withdrawal of approximately $54,135,000 from the Trust Account to fund shareholder redemptions of 5,153,781 shares of Class A Common Stock at the closing of the Business Combination and the withdrawal of approximately $387,000 from the Trust Account to fund shareholder redemptions of 37,291 shares of Class A Common Stock at a special meeting in November 2020, (b) the payment of the purchase price of the Onyx shares of 24,950,958 shares of Class A Common Stock as well as the placement of 1,050,000 shares of Class A Common Stock in escrow for the benefit of the purchaser subject to settlement of certain closing adjustments, (c) the payment of the purchase price for the Onyx preferred shares of $20,000,000 including $9,000,000 in cash and $11,000,000 assumed by the Sponsor through the payment with 1,100,000 of the Sponsor’s Founder Shares, (d) the Sponsor’s forfeiture of its 16,276,252 outstanding Private Placement Warrants and 3,069,474 of its shares of Class F Common Stock for no consideration pursuant to the Sponsor Support Agreement, (e) the elimination of 30,000,000 public warrants and 1,223,748 institutional investor private placement warrants in exchange for a payment of approximately $5,400,000 and $220,000, respectively, in cash and 2,460,000 and 100,347, respectively, in shares of Class A Common Stock and (f) the payment of transaction costs, including assumption of approximately $15.3 million of such costs by the Sponsor and payment in Founder Shares, and other transaction effects of the Business Combination.

2. Basis of Presentation

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, Legacy will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Onyx will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Onyx (i.e., a capital transaction involving the issuance of stock by Legacy for the stock of Onyx). Accordingly, the assets, liabilities and results of operations of Onyx will become the historical financial statements of PARTS iD, and Legacy’s assets, liabilities and results of operations will be consolidated with Onyx beginning on the acquisition date.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was derived from Onyx’s unaudited balance sheet as of September 30, 2020 and Legacy’s unaudited condensed consolidated balance sheet as of September 30, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination was completed on September 30, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was derived from Onyx’s unaudited statement of operations for the nine months ended September 30, 2020 and Legacy’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was derived from Onyx’s audited statement of operations for the year ended December 31, 2019 and Legacy’s audited statement of operations for the year ended December 31, 2019 and gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

3. Adjustments and Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments to the unaudited combined pro forma balance sheet as of September 30, 2020 consist of the following:

(a) Reflects the transfer of $63.804 million of funds from the Trust Account as follows: (i) approximately $54.135 million of cash in order to fund the redemption at the closing of the Business Combination of 5,153,781 shares of Class A Common Stock outstanding (ii) approximately $387 thousand of cash in order to fund the redemption of 37,291 shares of Class A Common Stock at a special meeting of shareholders and (iii) approximately 9.282 million to the Company, as well as the reclassification of approximately $43.286 million of common stock subject to redemption to stockholders’ equity.

(b) Reflects (i) payment of the purchase price of the Onyx shares representing 24,950,958 new shares of Class A Common Stock valued at $10.00 per share or $249.5 million in the aggregate (ii) the issuance of 1,050,000 new shares of Class A common stock valued at $10,500,000 for purchase price and placed in escrow pending potential closing adjustments and (iii) the payment of $20 million ($9,000,000 in cash and 1,100,000 shares of Founders Class A Common Stock valued at $11,000,000) to the holders of the Onyx 1,000,000 shares of preferred stock outstanding for the purchase of all of their preferred stock. The assumption of that portion of the purchase price paid in Founders shares is treated as a contribution to additional paid in capital of the Company.

(c) Reflects (i) the Sponsor’s forfeiture of its 14,587,770 outstanding Private Placement Warrants and 3,069,474 of its shares of Class F Common Stock for no consideration pursuant to the Sponsor Support Agreement, (ii) the elimination 30,000,000 Public Warrants in exchange for $5.4 million in cash and 2.46 million shares of common stock, (iii) the elimination of 2,912,230 institutionally held Private Placement Warrants in exchange for $220,275 of cash and 100,347 shares of Class A Common Stock, and (iv) the payment in Class A Common Stock of 1,100,000 to the preferred shareholder by the Sponsor with Founders Shares. No effect is given in the pro forma balance sheet for any restoration of the Sponsor Deferred Shares over time as such amount is not determinable.

(d) Reflects the payment of transaction costs incurred in connection with the Business Combination estimated to be approximately $21.4 million, consisting of (i) approximately $0.4 million of joint costs, (ii) approximately $15.7 million of Legacy transaction costs (excluding approximately $0.7 million in future required payments to the Trust Account) including approximately $6 million of deferred underwriting compensation, approximately $4.125 million of expenses (approximately $3.3 million are accrued at September 30, 2020) and $5.575 million to settle notes payable (including approximately $5.575 million notes payable and approximately $80 thousand of accrued interest) and (iii) approximately $5.3 million of Onyx transaction costs, approximately $220 thousand of which was included in accounts payable at September 30, 2020. Of the $15.7 million in Legacy transaction costs, approximately $15.3 million was assumed by the Sponsor and paid with Founder Shares and approximately $0.4 million of such costs were paid in cash. The payment by the Sponsor of Company expenses is accounted for as a contribution to paid in capital. In total, approximately $15.3 million was paid in Founder Shares and approximately $6.1 million was paid in cash.

(e) This adjustment reflects (i) the elimination of Legacy’s retained earnings and Onyx’s par value of common and preferred stock upon consummation of the Business Combination and (ii) the Sponsor’s forfeiture of 3,069,474 shares of Class F Common Stock and the conversion of the remaining 4,430,526 Class F Common Stock to Class A Common Stock.

4. Adjustments and Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 consist of the following:

(a) Elimination of interest income, and related federal income taxes, on the Legacy Trust Account assets and interest expense on the related party debt to be settled at closing.

(b) Reflects the elimination of preferred stock dividends as such Onyx preferred shares will be acquired from the holders in connection with the Closing of the Business Combination.

(c) Elimination of costs in the period associated with the business combination (including approximately $900 thousand for the Company and approximately $280 thousand for Onyx), totaling $1.180 million.

5. Earnings per Share

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations earnings per share for the nine months ended September 30, 2020 and the year ended December 31, 2019 consist of the following:

(a) Reflects (i) the forfeiture under the Sponsor Support Agreement, as amended, of 3,069,474 Class F common shares, (ii) the conversion of the remaining 4,430,526 shares of Class F Common Stock to shares of Class A Common Stock in connection with the Business Combination, (iii) the issuance of 24,950,958 shares of Class A Common Stock to Onyx shareholders upon Closing of the Business Combination pursuant to the Business Combination Agreement as well as the placement of 1,050,000 shares of Class A Common Stock in escrow for the benefit of the purchase subject to settlement of certain closing adjustments, (iv) the redemption of all 5,153,781 shares of Class A Common Stock for a payment of approximately $54.135 million from the trust assets at approximately $10.50 per share (the per share amount in the Trust Account at November 18, 2020 the redemption date) and the redemption of all 37,291 shares of Class A Common Stock for a payment of approximately $387 thousand at a special meeting in November 2020, (v) the elimination of 30,000,000 public warrants and 1,223,748 institutional investor private placement warrants in exchange for 2,460,000 and 100,347 shares of Class A Common Stock, respectively, and (vi) the reduction in weighted average shares associated with the extension of time that shareholders approved in order to allow additional time to complete the business combination.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Legacy weighted average number of shares outstanding as follows:

Class A shares –	Nine Months ended September 30, 2020	Year ended December 31, 2019
Weighted average shares – basic and diluted, as reported	18,137,000	29,867,000
Less: Reduce weighted average to actual shares	(12,014,301)	(23,744,301)
Shares redeemed at a special meeting	(37,291)	(37,291)
Shares redeemed at closing	(5,153,781)	(5,153,781)
Subtotal – public shares	931,627	931,627
Sponsor Class F shares to be converted to Class A shares	7,500,000	7,500,000
Less: Sponsor Class F shares forfeited at closing	(3,069,474)	(3,069,474)
Subtotal: Net Sponsor Class F shares converted to Class A shares	4,430,526	4,430,526
Add: Closing merger consideration payable in stock	24,950,958	24,950,958
Merger consideration held in escrow	1,050,000	1,050,000
Warrant Exchange shares	2,460,000	2,460,000
Institutional investor warrant exchange shares	100,347	100,347

Weighted average shares pro forma – basic and diluted, Actual Redemptions	33,923,458	33,923,458

At the closing of the business combination, in accordance with the Sponsor Support Agreement, the Sponsor forfeited 14,587,770 warrants to purchase 7,293,885 shares of Class A Common Stock. Additionally, under the Warrant Amendments, the Company exchanged 30,000,000 Public Warrants in exchange for $5.4 million in cash and 2,460,000 shares of Class A Common Stock. Further the Company eliminated 1,688,482 of the 2,912,230 institutionally held Private Placement Warrants and exchanged the remaining 1,223,748 institutionally held Private Placement Warrants for $220,275 of cash and 100,347 shares of Class A Common Stock. As such, the Company currently has no outstanding warrants to purchase any shares of Class A Common Stock.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical comparative share information for Legacy and Onyx and unaudited pro forma condensed combined per share information of PARTS iD after giving effect to the Business Combination, to reflect: (a) the withdrawal of approximately $54,135,000 from the Trust Account to fund shareholder redemptions of 5,153,781 shares of Class A Common Stock at the closing of the Business Combination and the withdrawal of approximately $387,000 from the Trust Account to fund shareholder redemptions of 37,291 shares of Class A Common Stock at a special meeting in November 2020, (b) the payment of the purchase price of the Onyx shares of 24,950,958 shares of Class A Common Stock as well as the placement of 1,050,000 shares of Class A Common Stock in escrow for the benefit of the purchase subject to settlement of certain closing adjustments, (c) the payment of the purchase price for the Onyx preferred shares of $20,000,000, including $9,000,000 in cash and $11,000,000 assumed by the Sponsor through the payment with 1,100,000 of the Sponsor’s Founder Shares, (d) the Sponsor’s forfeiture of its 16,276,252 outstanding Private Placement Warrants and 6,250,000 of its shares of Class F Common Stock for no consideration pursuant to the Sponsor Support Agreement, (e) the elimination of 30,000,000 public warrants and 1,223,748 institutional investor private placement warrants in exchange for a payment of approximately $5,400,000 and $220,000, respectively, in cash and 2,460,000 and 100,347, respectively, in shares of Class A Common Stock and (f) the payment of transaction costs and other transaction effects of the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read together with the historical financial statements of Legacy and Onyx and related notes that are included elsewhere in this prospectus or in the Information Statement or in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020. The unaudited pro forma combined per share information of Legacy and Onyx is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus and in the Information Statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Legacy and Onyx would have been had the companies been combined during the periods presented.

	Legacy	Onyx	Combined
	(Historical)	(Historical)	Pro Forma
As of and for the nine months ended September 30, 2020:
Book value per share(1)	$2.79	$(19,566)	$(0.38)
Weighted average shares outstanding of Class A Common Stock – basic and diluted	6,123,000	417	36,623,000
Net income (loss) per share of Class A Common Stock – basic and diluted	$0.04	$14,024	$0.16

For the year ended December 31, 2019(2):
Weighted average shares outstanding of common stock – basic and diluted	27,867,000	417	36,623,000
Net income (loss) per share of common stock – basic and diluted	$0.16	$(2,772)	$(0.16)

(1)	Book value per share = (Total equity excluding preferred shares and redeemable shares)/(shares outstanding excluding redeemable shares).

(2)	There were no cash dividends declared on any common stock in the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR PARTS iD, INC.

The following discussion and analysis of the financial condition and results of operations of PARTS iD, Inc. should be read together with Onyx’s unaudited condensed interim consolidated financial statements as of September 30, 2020 and for the nine-month period ended September 30, 2020 and 2019, together with related notes thereto, and Onyx’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, together with related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the nine-month period ended September 30, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements.” For the purposes of this section, “we,” “us,” “our,” “Onyx,” the “Company” and “PARTS iD” each refer to Onyx prior to the closing of the Business Combination and PARTS iD, Inc. following the closing of the Business Combination.

Overview

PARTS iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets.

The Company was founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market. Management belies that the Company has since become a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

On September 18, 2020, Legacy, Merger Sub 1, Merger Sub 2, Onyx, and the Stockholder Representative entered into a Business Combination Agreement, and on November 20, 2020, the Business Combination was completed. Pursuant to the Business Combination, Merger Sub merged with and into Onyx, with Onyx surviving as a wholly owned subsidiary of Merger Sub 2, and immediately thereafter, Onyx merged with and into Merger Sub 2, with Merger Sub 2 being the surviving entity. Following completion of the Business Combination on November 20, 2020, Legacy changed its name to PARTS iD, Inc. Because Legacy had no other operating business following the acquisition, Onyx effectively became a public company at the conclusion of the Business Combination on November 20, 2020.

Trends Impacting Onyx’s Business and Growth Strategy

The Company’s management believes the automotive market is large and growing and that it is well positioned to capitalize on the growth in ecommerce adoption. Management expects the key drivers of current and future long-term demand for the products sold within the automotive aftermarket parts and accessories industry to include total miles driven, average vehicle age and the number of vehicles on the road, including the increase in the number of vehicles used for ride-sharing. This attractive backdrop combined with the Company’s differentiated technology and proprietary data provide a customer experience that management believes will fuel growth and position it to capture a larger share of the market.

The Company’s distinctive technology provides accurate fitment data to enable a successful automotive parts experience for its customers. Unlike almost any other product category, the success or failure of selling automotive parts comes down to fitment data that sellers like the Company adds to its product offerings. Fitment is the compatibility of each part and accessory to each specific vehicle year, make, model, engine type, trim and more that parts and accessories fit. Having fitment data that is accurate, complete and in the right format for each channel is crucial to a superior user experience and a successful customer transaction.

Management believes its business is poised for growth as a result of several drivers, starting with product cultivation within its core automotive product lines, which it is working to capitalize on by further developing vendor relationships in large, key categories such as original equipment car parts. Furthermore, the Company launched seven new verticals over the last two years — boating, motorcycle, recreation, power sports, RV/camper, semi-truck and tools. Finally, private label products present an opportunity for the Company. While it is a small piece of the Company’s business today, there is work underway to grow it by gradually developing existing lines, adding new lines under existing in-house brands and introducing new brands for new product lines. In addition, the Company intends to pursue emerging opportunities within the growing do-it-for-me (DIFM) segment of the market, in partnership with select vendors and service providers, such as third-party networks of garage, mechanic, tire installation and on-demand service providers.

The Company’s second strategic growth initiative is pricing optimization. The Company’s analytics team has been developing more advanced pricing policies based on findings from recent price elasticity tests, including adjusting price to drive more volume and expand gross margin dollars. The Company is making investments in people and software to advance its efforts on this important front.

Geographic expansion is the Company’s third major growth driver. With the Company’s expansion into multiple verticals, the Company has shown that its existing technology structure can be applied to other industries. The Company is in the process of replicating the same playbook when it comes to operating in new countries. This endeavor starts with a test in Canada in the coming years, which management expects will establish its blueprint to accelerate international expansion in the years ahead.

Marketing, the Company’s fourth and final strategic growth initiative, consists of several different approaches to boost brand awareness and fuel increased retention. In the past year, the Company accelerated social media marketing to reach new consumers. More recently, the Company ran its first television commercial and is incorporating what was learned into its next television spot due out later this year. The Company also has plans to develop a loyalty program aimed at increasing customer lifetime value by incentivizing customers to buy more and spend more across all its verticals. During the fiscal years ended December 31, 2019 and 2018, repeat customers, which the Company begin tracking during the fiscal year ended December 31, 2011, accounted for approximately 19.5% and 16.6%, respectively, of unique customers during the fiscal year, with the remaining unique customers being new customers. The Company’s final strategy is capitalizing on personalization and customer relationship management automation by leveraging its broad data set to craft targeted consumer messages.

Impact of COVID-19

Although the ongoing COVID-19 pandemic has caused an economic downturn on a global scale, disrupted global supply chains, and created significant uncertainty, volatility, and disruption across economies, due to the further adoption of online shopping by consumers, it has had a positive effect on the Company’s e-commerce business operations, including a substantial increase in net sales, profitability and cash flows. To date, the Company has largely been successful in managing its supply chain, with just marginal increases in order cancellations and delivery times. The Company expects the increased adoption of online shopping by consumers to continue in the future, even as restrictions designed to slow the spread of COVID-19 are reduced or eliminated.

See the section titled “Risk Factors” of this prospectus for further discussion of the risks related to COVID-19.

Results of Operations

Comparison of the Fiscal Years Ended December 31, 2019 and December 31, 2018

The following table summarizes the Company’s results of operations for the fiscal years ended December 31, 2019 and 2018:

					2019-2018
	Years ended December 31,				Changes from previous year
	2019	% to Sales	2018	% to Sales	Dollars	Percentage
Revenues	$287,820,277		$288,632,927		(812,650)	(0.3)%
Cost of goods sold	226,603,934	78.7%	226,967,953	78.6%	(364,019)	(0.2)%
Gross profit	61,216,343	21.3%	61,664,974	21.4%	(448,631)	(0.7)%
Gross Margin	21.3%		21.4%
Operating expenses
Advertising	20,986,879	7.3%	21,796,677	7.6%	(809,798)	(3.7)%
Selling, general & administrative	35,147,259	12.2%	36,066,049	12.5%	(918,790)	(2.5)%
Depreciation	5,847,413	2.0%	4,345,441	1.5%	1,501,972	34.6%
Total operating expenses	61,981,551	21.5%	62,208,167	21.6%	(226,616)	(0.4)%
Loss from operations	(765,208)	(0.3)%	(543,193)	(0.2)%	(222,015)	40.9%
Other expense
Interest expense	34,534	0.0%	915	0.0%	33,619	3,674.2%
Loss before income tax	(799,742)	(0.3)%	(544,108)	(0.2)%	(255,634)	47.0%
Income tax (benefit)/expenses	(143,902)	(0.0)%	96,295	0.0%	(240,197)	(249.4)%
Net Loss	$(655,840)	(0.2)%	$(640,403)	(0.2)%	(15,437)	2.4%

Revenues

Revenues decreased $0.8 million, or 0.3%, in fiscal year 2019 compared to fiscal year 2018. This decrease was primarily attributable to a 19.0% decrease in conversion rate, largely due to the Company’s implementation of sales tax collection in October 2018 following the U.S. Supreme Court’s ruling in South Dakota v. Wayfair, which overruled Quill Corp. v. North Dakota and had a material impact of approximately $67.8 million in fiscal year 2019.

Sales promotions such as free shipping, discounted shipping and discounted product pricing can impact conversion rates, average order value, sales volume and margin in varying amounts depending on the type of promotion, the effective promotional value, the length of the promotion, the specific products, brands and categories the promotions are applied to, and the promotional and pricing strategies and activities of competitors for the same or similar products during the period. The Company measures the impact from pricing and promotional strategies using A/B testing, discount code redemptions and sequential analysis.

Cost of Goods Sold

Cost of goods sold is composed of product cost, the associated fulfilment and handling costs charged by vendors, if any, and shipping costs. In fiscal year 2019, the cost of goods sold was 78.7% of revenues, consistent with 78.6% of revenues in fiscal year 2018.

Gross Profit and Gross Margin

Gross profit decreased $0.4 million, or 0.7%, in fiscal year 2019 compared to fiscal year 2018. This decrease resulted from the decrease in revenue in fiscal year 2019 as compared to fiscal year 2018. Gross margin in fiscal year 2019 of 21.3% was approximately consistent with the gross margin of 21.4% in fiscal year 2018.

Operating Expenses

Advertising expenses decreased $0.8 million, or 3.7%, in fiscal year 2019 compared to fiscal year 2018. This decrease was primarily attributable to more efficient and effective advertising dollar spend during fiscal year 2019.

Selling, general and administrative expenses decreased $0.9 million, or 2.5%, in fiscal year 2019 compared to fiscal year 2018. This decrease was primarily attributable to a one-time loss of $2.6 million in fiscal year 2018 for settlement expenses and reduced performance incentives in fiscal year 2019. For additional information regarding these settlement expenses, please see Note 8 of the Notes to the Financial Statements for the years ended December 31, 2019 and 2018 in the “Index to Financial Information Onyx Enterprises Int’l, Corp.” included in this Information Statement. The decrease was partially offset by increased investments in new stores, as well as site maintenance expenses and small increases in professional fees, hosting and software expenses.

Depreciation expenses increased $1.5 million, or 34.6%, in fiscal year 2019 compared to fiscal year 2018. This increase was primarily attributable to increased depreciation related to prior years’ website and software development combined with a marginal increase in website and software development during fiscal year 2019.

Interest Expense

Interest expense increased $33.6 thousand in fiscal year 2019 compared to fiscal year 2018. This increase was primarily attributable to interest on sales tax payable for past periods.

Income Tax (Benefit)/Expenses

Income tax benefit was $0.1 million for the fiscal year ended December 31, 2019, compared to income tax expenses of $0.1 million for the fiscal year ended December 31, 2018, a change of $0.2 million. This change was primarily attributable to unabsorbed depreciation, partially offset by deferred revenues. The effective income tax rate for 2019 was 18.4% as compared to 46.8% in 2018. The decrease in rate is attributable to a difference in expenses not deductible for income tax purposes.

Comparison of the Nine Months Ended September 30, 2020 and September 30, 2019

The following table summarizes the Company’s results of operations for the nine months ended September 30, 2020 and 2019:

	Nine Months ended				Changes from previous period
	2020	% Sales	2019	% Sales	Dollars	Percentage
Revenues	307,751,463		217,749,149		90,002,314	41.3%
Cost of goods sold	240,928,853	78.3%	171,235,868	78.6%	69,692,985	40.7%
Gross profit	66,822,610	21.7%	46,513,281	21.4%	20,309,329	43.7%
Gross Margin	21.7%		21.4%
Operating expenses
Advertising	25,014,794	8.1%	15,584,259	7.2%	9,430,535	60.5%
Selling, general & administrative	28,883,134	9.4%	25,810,128	11.9%	3,073,006	11.9%
Depreciation	5,034,672	1.6%	4,242,694	1.9%	791,978	18.7%
Total operating expenses	58,932,600	19.1%	45,637,081	21.0%	13,295,519	29.1%
Income from operations	7,890,010	2.6%	876,200	0.4%	7,013,810	800.5%
Other expenses
Interest expense	7,684	0.0%	4,814	0.0%	2,870	59.6%
Income before income tax	7,882,326	2.5%	871,386	0.4%	7,010,940	804.6%
Income tax expenses	1,659,227	0.5%	215,145	0.1%	1,444,082	671.2%
Net income	$6,223,099	2.0%	$656,241	0.3%	$5,566,858	848.3%

Revenues

Revenues increased $90.0 million, or 41.3%, for the nine months ended September 30, 2020 compared to the same period for 2019. This increase was primarily attributable to a 29.4% increase in website traffic and a 24.1% increase in conversion rate compared to the same period for 2019, caused by rapid adoption of online shopping during the initial outbreak of COVID-19.

Sales promotions such as free shipping, discounted shipping and discounted product pricing can impact conversion rates, average order value, sales volume and margin in varying amounts depending on the type of promotion, the effective promotional value, the length of the promotion, the specific products, brands and categories the promotions are applied to, and the promotional and pricing strategies and activities of competitors for the same or similar products during the period. The Company measures the impact from pricing and promotional strategies using tools like A/B testing, discount code redemptions and sequential analysis among others.

Cost of Goods Sold

Cost of goods sold is composed of product cost, the associated fulfilment and handling costs charged by vendors, if any, and shipping costs. In the nine months ended September 30, 2020, cost of goods sold increased by $69.7 million, or 40.7%, compared to the same period in 2019. The increase in cost of goods sold was primarily driven by an increase in the number of orders delivered. For the nine months ended September 30, 2020, the cost of goods sold was 78.3% of revenues, consistent with 78.6% of revenues in the same period of 2019.

Gross Profit and Gross Margin

Gross profit increased $20.3 million, or 43.7%, for the nine months ended September 30, 2020 compared to the same period for 2019. This increase was primarily attributable to the 41.3% increase in revenue in the nine months ended September 30, 2020. Gross margin in the nine months ended September 30, 2020 of 21.7% was slightly higher than gross margin of 21.4% in the same period for 2019.

Operating Expenses

Advertising expenses increased $9.4 million, or 60.5%, for the nine months ended September 30, 2020 compared to the same period for 2019. This increase was primarily attributable to (i) an increase in paid traffic along with an increase in revenue in the nine months ended September 30, 2020, and (ii) testing of new social media advertising campaigns and development of commercials for connected TV marketing.

Selling, general and administrative (“SG&A”) expenses increased $3.1 million, or 11.9%, for the nine months ended September 30, 2020 versus the same period for 2019. This increase was primarily attributable to an increase in merchant services provider processing fees in line with the increase in revenue and small changes in other operational costs, including one-time Business Combination deal expenses of $0.3 million. As a percentage of revenue, SG&A expenses decreased from 11.9% to 9.4%, reflecting greater operating cost leverage on higher revenues during the nine months ended September 30, 2020.

Depreciation expenses increased $0.8 million, or 18.7%, for the nine months ended September 30, 2020 compared to the same period for 2019. This increase was primarily attributable to increased depreciation related to prior years’ website and software development combined with a marginal increase in website and software development costs during the nine months ended September 30, 2020.

Interest Expense

Interest expense increased $2.9 thousand, or 59.6%, for the nine months ended September 30, 2020 compared to the same period in 2019. This increase in terms of dollar amount was not material.

Income Tax Expenses

Income tax expenses increased $1.4 million, or 671.2%, for the nine months ended September 30, 2020 compared to the same period for 2019. This change was primarily attributable to an increase in taxable income for the period. For the nine months ended September 30, 2020, the effective income tax rate was 21.05% compared to 24.69% for the same period for 2019. The increase in rate was primarily attributable to differences in expenses not deductible for income tax purposes.

Liquidity and Capital Resources

The Company’s primary sources of liquidity are cash on hand of $36.9 million as of September 30, 2020, cash generated from operations and changes in operating assets and liabilities of the Company.  Management believes the Company’s current resources will be sufficient to fund its cash needs, as they arise, for at least the next 12 months. The Company’s primary uses of cash are for investment in website and software development.

Comparison of the Fiscal Years Ended December 31, 2019 and 2018

The following table summarizes the key cash flow metrics from the Company’s statements of cash flows for the fiscal years ended December 31, 2019 and 2018:

	Fiscal Years Ended December 31,
	2019	2018
Net cash provided by operating activities	$4,268,997	$10,689,689
Net cash used in investing activities	(7,198,876)	(7,263,330)
Net cash used in financing activities	(520,386)	(1,191,181)
Net change in cash	$(3,450,265)	$2,235,178

Cash Flows from Operating Activities

Net cash provided by operating activities was $4.3 million and $10.7 million for the fiscal years ended December 31, 2019 and 2018, respectively, a decrease of $6.4 million, or 60.1%. This decrease was primarily attributable to a reduction in accounts payable of $5.2 million, a reduction in customer deposits of $2.5 million and a reduction in other current liabilities of $1.8 million, partially offset by an increase in depreciation of $1.5 million and an increase in accrued expenses of $1.1 million.

The Company has a negative working capital model (current liabilities exceed current assets). Any profitable growth in revenue results in incremental cash for the Company, as the Company receives funds when customers place orders on the website, while accounts payable are paid over a period time, based on vendor terms, which range on average from one week to eight weeks. Because revenues in fiscal year 2019 were relatively flat compared with fiscal year 2018, net cash flows from operating activities were principally derived from net loss and depreciation, which totaled $5.2 million. This was partially offset by a $1.0 million increase in the Company’s net working capital.

Cash Flows from Investing Activities

Net cash used in investing activities was $7.2 million and $7.3 million for the fiscal years ended December 31, 2019 and 2018, respectively, a decrease of $0.1 million, or 0.9%. This decrease was primarily attributable to a reduction in purchases of property and equipment of $0.3 million and a reduction in purchases of intangible assets of $0.2 million, partially offset by an increase in website and software development costs of $0.5 million.

Cash Flows from Financing Activities

Net cash used in financing activities was $0.5 million and $1.2 million for the fiscal years ended December 31, 2019 and 2018, respectively, a decrease of $0.7 million, or 56.3%. This decrease was primarily attributable to a reduction in payments of preferred stock dividends of $0.7 million.

Comparison of the Nine Months Ended September 30, 2020 and 2019

The following table summarizes the key cash flow metrics from the Company’s statements of cash flows for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$28,879,301	$4,608,760
Net cash used in investing activities	(5,171,877)	(5,351,722)
Net cash used in financing activities	(390,892)	(390,078)
Net change in cash	$23,316,532	$(1,133,040)

Cash Flows from Operating Activities

The net cash provided by operating activities consisted of our net income adjusted for certain non-cash items including depreciation as well as the effect of changes in working capital and other activities. Operating cash flows can be volatile and are sensitive to many factors, including changes in working capital and our net income (loss). The Company has a negative working capital model (current liabilities exceed current assets). Any profitable growth in revenue results in incremental cash for the Company, as the Company receives funds when customers place orders on the website, while accounts payable are paid over a period time, based on vendor terms, which range on average from one week to eight weeks.

Cash provided by operating activities in the nine months ended September 30, 2020 was $28.9 million and was driven primarily by cash provided by a) operating assets and liabilities of $16.3 million, b)  net income of $6.2 million, c) impact of non-cash item depreciation and amortization expense of $5.0 million, and d) the net impact of deferred income taxes $1.4 million.

Cash used in operating activities in the nine months ended September 30, 2019 was $4.6 million and was driven primarily by cash provided by a) impact of non-cash item depreciation and amortization expense of $4.2 million, and b)  net income of $0.7 million, partly offset by cash used by operating assets and liabilities of $0.5 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $5.2 million and $5.4 million for the nine months ended September 30, 2020 and 2019, respectively. This decrease of $0.2 million, or 3.4%, was primarily attributable to lower spending on website and software development (technology platform and catalog) costs and purchases of property and equipment. This is something that varies depending on the timing of technology and product development cycles.

Cash Flows from Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2020 of $0.4 million was consistent with net cash used in financing activities of $0.4 million during the same period for 2019.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. The Company considers its most important accounting policies that require significant estimates and management judgment to be those policies discussed below. The Company’s other significant accounting policies are summarized in Note 2 of the Notes to the Unaudited Financial Statements for the nine months ended September 30, 2020 and 2019 set forth elsewhere in this prospectus.

Revenue Recognition

The Company recognizes revenue from product sales and associated shipping fees, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists; the selling price is fixed or determinable; collectability is reasonably assured; and the product is delivered to the customer. The Company estimates customer product return allowances based on historical experience and reduces product revenue, inclusive of shipping fees, by expected product returns.

Amounts received from customers prior to the delivery of products are recorded as customer deposits in the accompanying balance sheets. These advances are recognized as revenue in accordance with the Company’s policy on revenue recognition.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This new standard replaces all previous accounting guidance on this topic, eliminates all industry-specific guidance and provides a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

Effective January 1, 2019, the Company elected to adopt ASU 2014-09 using the modified retrospective method which applied to all new contracts initiated on or after January 1, 2019 and all open contracts which had remaining obligations as of that date. Prior period amounts are not adjusted and continue to be reported in accordance with Onyx’s historical accounting practices under Topic 605. The adoption of ASU 2014-09 did not have a material impact on Onyx’s balance sheets and financial results for the nine months ended September 30, 2019 and there was no cumulative effect to retained earnings on the date of adoption.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, Onyx performs the following steps (i) identifies contracts with customers; (ii) identifies performance obligation(s); (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligation(s); and (v) recognizes revenue when (or as) Onyx satisfies each performance obligation.

The Company recognizes revenue on product sales through the Company’s website as the principal in the transaction as the Company has concluded it controls the product before it is transferred to the customer. The Company controls products when it is the entity responsible for fulfilling the promise to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk from shipment through the delivery date, has discretion in establishing prices, and selects the suppliers of products sold.

The Company’s revenue recognition is impacted by estimates of unshipped and undelivered orders at the end of the applicable reporting period. If actual unshipped and undelivered orders are not consistent with the Company’s estimates, the impact on the Company’s revenue for the applicable reporting period could be material. Unshipped and undelivered orders as of September 30, 2020 and 2019 were $13.9 million and $8.9 million, respectively, which are reflected as customer deposits on the Company’s balance sheets.

For the nine months ended September 30, 2020 and 2019, the unshipped and undelivered orders, the goods in transit, and cost of goods sold were estimated based on (i) 10 days of unshipped and/or undelivered orders based on the actual computed days for similar orders at the end of December 2019, and (ii) the cost of goods sold and goods in transit were estimated by applying the percentages to total revenues for unshipped and undelivered orders based on the actual data for June 2020 and December 2019, respectively.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns. Net allowances for sales returns at September 30, 2020 and 2019 were $664,886 and $550,450, respectively.

If actual sales returns are not consistent with the Company’s estimates or adjustments, the Company may incur future losses or gains that could be material. Adjustments to return allowances for the nine months ended September 30, 2020 and 2019 are as follows:

Nine Months Ended September 30,	Balance at Beginning of Period	Adjustments	Balance at Close of Period
2020	$495,697	$169,189	$664,886
2019	$480,192	$70,256	$550,450

Website and Software Development

The Company capitalizes certain costs associated with website and software (technology platform including the catalog) developed for internal use in accordance with Accounting Standards Codification (“ASC”) 350-50, Intangibles — Goodwill and Other — Website Development Costs and ASC 350-40, Intangibles — Goodwill and Other — Internal Use Software when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred. Determinations as to when a project is substantially complete and what constitutes ongoing maintenance require judgments and estimates by management. The Company periodically reviews the carrying values of capitalized costs and makes judgments as to ultimate realization. The amount of capitalized software costs for the nine months ended September 30, 2020 and 2019 are as follows:

Nine Months Ended September 30,	Capitalized Software
2020	$5,146,408
2019	$5,272,433

Off-Balance Sheet Arrangements

The Company is not a party to any off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2 of the Notes to the Financial Statements for the years ended December 31, 2019 and 2018 and Note 2 of the Notes to the Unaudited Financial Statements for the nine months ended September 30, 2020 and 2019, provided elsewhere in this prospectus, for information on how recent accounting pronouncements have affected or may affect the Company’s financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR LEGACY ACQUISITION CORP.

The following discussion and analysis of the financial condition and results of operations of Legacy Acquisition Corp. should be read together with Legacy’s unaudited condensed interim consolidated financial statements as of September 30, 2020 and for the three and nine-month periods ended September 30, 2020 and 2019, together with related notes thereto, and Legacy’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, together with the related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the section entitled “Business”, the pro forma financial information as of and for the nine-month period ended September 30, 2020 (see “Unaudited Pro Forma Condensed Combined Financial Information”) and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PARTS iD, Inc.” The following discussion contains forward-looking statements. Legacy’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Forward Looking Statements.” For the purposes of this section, “we,” “us,” “our,” the “Company” and “Legacy” refer to Legacy prior to the closing of the Business Combination.

Recent Developments — Impact of COVID 19

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic.” A continuation of the significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide. The extent to which our operations will be affected will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our operations may be materially adversely affected.

Overview

We were incorporated as a Delaware corporation as a blank check company and were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities for the purpose of entering into a business combination with an operating business, and, as described below in further detail under the caption “Agreement for Business Combination and Extension Amendments” entered into a Share Exchange Agreement with Blue Valor Limited which we terminated in July 2020 (as further discussed below), and subsequently entered into the Business Combination Agreement with Onyx on September 18, 2020. On November 20, 2020, we effectuated the Business Combination using remaining cash from the proceeds of our initial public offering (after redemptions in October 2019 and in May 2020) and our capital stock.

Agreement for Business Combination with Blue Valor and Extension Amendments

On December 2, 2019, the Company entered into an Amended and Restated Share Exchange Agreement, as amended by that First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020 (the “Share Exchange Agreement”), that amends and restates the Share Exchange Agreement dated as of August 23, 2019, as amended by that First Amendment to Share Exchange Agreement dated as of September 27, 2019, with Blue Valor Limited (“Blue Valor” or the “Seller”), a company incorporated in Hong Kong and an indirect, wholly owned subsidiary of Blue Focus Intelligent Communications Group (“BlueFocus”). On July 20, 2020, the Company terminated the Share Exchange Agreement pursuant to Section 10.1(f), which allowed either party to terminate the agreement if the business combination contemplated therein was not consummated by May 20, 2020. The termination was in response to the increasing impact on the global advertising sector, and global markets broadly, resulting from the COVID-19 pandemic, which has negatively affected market valuations. No termination penalty was incurred or became payable by the Company in connection with the termination of the Share Exchange Agreement. Under the terms of the Share Exchange Agreement, Legacy would have purchased all of the issued and outstanding shares of a wholly owned holding company of Blue Valor, which held an advertising and marketing services group, which we refer to as the “Blue Impact business.” Concurrently with termination of the Share Exchange Agreement, Legacy terminated the related ancillary agreements which it had entered into in connection with the contemplated business combination.

The Company’s Charter and final IPO prospectus dated November 16, 2017, (which was filed with the SEC on November 17, 2017) provided that the Company had until November 21, 2019 to complete a business combination. In order to provide the Company additional time to complete the business combination with the Blue Impact business, on October 22, 2019 the Company’s Stockholders approved an Extension Amendment (the “Extension Amendment”) in order to extend the deadline to complete the business combination with the Blue Impact business from November 21, 2019 to December 21, 2019 and thereafter at the Company’s option or upon the Sellers request up to five times, initially to January 21, 2020, and thereafter by up to four additional 30-day periods ending on May 20, 2020 (the “Initial Extended Date”). On April 21, 2020, the Company filed a definitive proxy on Schedule 14A related to the extension of the deadline to consummate a business combination to November 20, 2020. Thereafter, on May 18, 2020, the stockholders of the Company approved an extension of time to complete a business combination from May 20, 2020 to November 20, 2020 (the “Extended Date”). The Company had the discretion to continue to withdraw from the trust account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendments.

When the Company elected and/or the Seller requested that the Company extend the date by which the Company had to consummate the business combination with the Blue Impact business, the Company publicly announced the Company’s decision no later than the close of business on the last day of the then-current extension period. In addition, the Company made additional contributions of $0.03 per outstanding public share for each period of the extension by Legacy at its option and/or at the Seller’s request. The Seller had made contributions of $979,155.40 for each of the first three extensions, and $879,155.40 for each of the fourth, fifth and sixth extensions at September 30, 2020, for contributions of a total aggregate amount of $5,574,932.

In connection with the May 2020 Extension Agreement, shareholders elected to redeem 23,182,481 shares of Legacy’s Class A common stock at approximately $10.46 per share for an aggregate of approximately $242,423,000 withdrawn from the trust account. In addition, in connection with the May 2020 Extension Agreement, the Company agreed to make a cash contribution (“Contribution”) to the trust account in an amount equal to $0.02 for each public share that was not redeemed in connection with the stockholder approval of the Extension Amendment for each month of the Extension (or approximately $122,400.00 per month after giving effect to redemptions). The Contribution did not accrue interest and the aggregate amount of the Contribution was calculated as of the date it was determined the business combination would not be effectuated. Since this potential payment was contingent upon the closing of a business combination, no accrual of a liability was made at September 30, 2020.

On October 23, 2019, the Company issued a note (the “Seller Note”) for the aggregate principal amount of approximately $979,000, to the Seller (including $100,000 provided to the Company for working capital). Borrowings under the Seller Note will bear interest at a rate equal to the 1-month USD LIBOR interest rate, plus 1.5%. The Seller Note was issued in connection with the approval by the Company’s stockholders of the Extension Amendment. In connection with the Extension Amendment, stockholders elected to redeem 694,820 shares of the Legacy’s Class A common stock, par value $0.0001 per share, issued in the Company’s initial public offering (the “public shares”) aggregating approximately $7,108,000, and 29,305,180 public shares remained issued and outstanding at that time following such redemptions. Accordingly, consistent with the Company’s proxy materials relating to the special meeting, on or about October 23, 2019, the Company made a cash contribution to the Trust Account in an amount equal to $0.03 for each public share that was not redeemed in connection with the stockholder approval of the Extension Amendment for the initial extension through December 21, 2019, which equaled an aggregate amount of approximately $979,000 (including $100,000 provided to Company for costs and expenses). On December 17, 2019, in connection with the Company’s extension of the date by which the Company has to consummate a business combination from December 21, 2019, to January 21, 2020, the Company issued an amended and restated note (the “Amended Seller Note”) to the Seller that amended and restated the Seller Note and received the second Seller Loan from the Seller. Borrowings under the Amended Seller Note continued to bear interest at a rate equal to the 1 month USD LIBOR interest rate, plus 1.5% accruing from the date of the applicable borrowings. Subsequent to December 31, 2019, the Company extended the date by which it has to consummate a business combination from January 21, 2020 to February 20, 2020, from February 20, 2020 to March 21, 2020, from March 21, 2020 to April 20, 2020 and from April 20, 2020 to May 20, 2020. In connection with each of the first three extensions, the Seller loaned $979,155.40 to the Company under the Amended Seller Note. Additionally, in connection with the remaining extensions, the Seller loaned $879,155.40 for each extension. As a result, Seller loaned to the Company a total of $5,574,932.40 at September 30, 2020 (six loans), and a total of $1,958,310.80 at December 31, 2019 (two loans).

Under the terms of the Share Exchange Agreement, the Seller agreed to loan (each, a “Seller Loan”) to Legacy the amount of the contributions to be made by Legacy in connection with the initial extension through December 21, 2019, and for each period of the Extension thereafter; provided, however, that the Seller was not required to make any loan to Legacy with respect to any Extension for the purpose of consummating an initial business combination other than the business combination. In addition, the Seller agreed that the Seller Loans could have included additional amounts to cover certain costs and expenses that Legacy could have reasonably incurred in connection with the continuation of operations until the earlier of the consummation of the business combination or the Extended Date and the total of all such costs and expenses were not to exceed a total of $300,000 in the aggregate for all Extensions through the Extended Date. No Seller Loan was to exceed $1,000,000 in the aggregate (including loans to fund costs and expenses). The Seller Loans made on or about October 23, 2019, December 21, 2019 and January 21, 2020, each in the principal amount of approximately $979,000 under the Amended Seller Note reflected a loan to fund the Company’s Contributions to the Trust Account of approximately $879,000 plus $100,000 to fund the costs and expenses that the Company reasonably expected to incur in connection with the continuation of operations until the earlier of the consummation of the business combination or the Extended Date. As of September 30, 2020, Legacy had borrowed in respect of its costs and expenses a total of $300,000 in the aggregate.

On November 20, 2020, in connection with the Business Combination with Onyx, the Seller, the Sponsor, and the Company entered into that certain Amended and Restated Promissory Note Amendment Side Letter, by which the Sponsor assumed all of the Company’s obligations under the promissory note in connection with the Seller Loans. As of November 20, 2020, the aggregate unpaid amount under the promissory note was $5,655,000.

Agreement for Business Combination with Onyx

On September 18, 2020, the Company entered into the Business Combination Agreement with Onyx, pursuant to which the Company paid to the Onyx common stockholders, in the form of shares of Common Stock valued at $10.00 per share, an amount equal to the sum of (a) $260,000,000, (b) plus the amount, if any, by which the net working capital of Onyx exceeds a net working capital target, (c) minus the amount, if any, by which the net working capital exceeds the net working capital of Onyx, (d) plus $25,000,000, which represents cash that will be retained by Onyx, (e) minus the amount of indebtedness of Onyx, (f) minus $20,000,000 to be paid to the holders of the outstanding shares of the preferred stock, no par value per share, of Onyx, (g) minus the amount of all of Onyx’s transaction expenses, (h) minus $3,000,000, to be held in reserve by Legacy for potential post-Closing purchase price adjustments, (i) minus $350,000 for the stockholder representative reserve fund to be used for paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to the Business Combination Agreement and the agreements ancillary thereto, and (j) unless certain claims are resolved prior to Closing (as described below), minus $7,500,000, to be held in reserve by the Company for reimbursement of certain potential indemnification expenses that may become payable by Onyx.

The purchase price was estimated at Closing and is subject to a post-Closing reconciliation process. Any unused portion of the Adjustment Reserve Amount following such reconciliation, or any unused portion of the Indemnification Expense Reserve Amount, will be paid to the Onyx common stockholders by issuance of additional shares of Common Stock in accordance with the terms of the Business Combination Agreement.

As a result of a Letter Agreement dated September 17, 2020, by and between Legacy, Wells Fargo, Cantor Fitzgerald, Stifel, Nicolaus & Co. and Loop Capital, the deferred underwriting fee referred payable by Legacy and referred to in the “Liquidity and Capital Resources” and “Deferred Offering Costs” has been reduced by $4,500,000, from $10,500,000 to $6,000,000.

Concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company and the Stockholder Representative entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), and on November 20, 2020, in connection with the Closing, the parties entered into an Amended and Restated Sponsor Support Agreement (the “A&R Sponsor Support Agreement”). Pursuant to the A&R Sponsor Support Agreement, prior to, and in connection with, the Closing, the Sponsor, among other things, (a) forfeited (i) 3,069,474 shares of Legacy’s Class F Common Stock (the “Forfeited Shares”) and (ii) 14,587,770 warrants to purchase shares of Common Stock, (b) retained the rights to an aggregate of 4,430,526 shares of the Company’s Class F Common Stock, (c) assumed the obligation to pay the Buyer Transaction Expenses (as such term is defined in the Business Combination Agreement) and (d) obtained the right to 1,502,129 shares of Common Stock should the Common Stock exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after Closing (the “Sponsor Deferred Shares”).

The number of Forfeited Shares was calculated pursuant to the Sponsor Support Agreement, such that (i) if the amount of funds available in the trust fund established by the Company for the benefit of its public stockholders (the “Trust Fund”), after giving effect to the exercise of redemption rights by the redeeming stockholders of the Company, was less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor would surrender and forfeit up to a maximum of 3,250,000 shares of Class F common stock and (ii) if, and to the extent, that the Company paid its transaction expenses from the Trust Fund in excess of $16,400,000, then the Sponsor would surrender and forfeit to the Company up to a maximum of 3,250,000 shares of Class F common stock (the “Expense Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. In no event was the sum of the Expense Reduction Shares and the Equity Reduction Shares to exceed 3,250,000 shares of Class F common stock.

The number of Sponsor Deferred Shares was calculated pursuant to the Sponsor Support Agreement, as amended by the A&R Sponsor Support Agreement, such that the Sponsor had the ability to earn back up to a percentage of the sum of the number of Forfeited Shares based on the average ending share price of Common Stock over a 730 calendar day period immediately following the Closing.

In addition, pursuant to the A&R Sponsor Support Agreement, 1,100,00 of the 4,430,526 shares of the Company’s Class F Common Stock retained by the Sponsor were retained in consideration of Sponsor’s contribution to Legacy of that certain direction notice provided by OEC to Sponsor, which direction notice was paid to OEC, as the sole holder of the preferred stock of Onyx, as consideration for $11,000,000 of the Preferred Payment (as such terms are defined in the Business Combination Agreement) of $20,000,000 that was otherwise payable in cash. The Company agreed to use commercially reasonable efforts to register 2,700,000 shares of the Company’s Class F Common Stock retained by Sponsor, including the Common Stock into which such shares were converted, pursuant to which agreement this registration statement is filed.

In connection with the Business Combination, the Warrant Agreement was amended such that each of the 30,000,000 outstanding public warrants, and each of the 1,223,748 outstanding private placement warrants issued pursuant to that certain Sponsor Warrants Purchase Agreement, dated as of October 24, 2017, between Legacy and Sponsor, and not owned by Sponsor, was converted solely into the right to receive $0.18 in cash and 0.082 of a share of Common Stock.

Results of Operations and Known Trends or Future Events

We had neither engaged in any operations nor generated any revenues prior to the Business Combination. Our primary activities since inception and prior to the Business Combination had been organizational activities and those necessary to prepare for our initial public offering which was consummated on November 21, 2017. Since that time and prior to the Business Combination, our activities had also included the activities in our search for a business combination, our negotiation and entry into the Share Exchange Agreement, the termination of the Share Exchange Agreement, our negotiation and entry into the Business Combination Agreement and our performance of our obligations thereunder.

Three and Nine Months Ended September 30, 2020 and Three and Nine Months Ended September 30, 2019

In the three and nine months ended September 30, 2020 our principal operating expenses included approximately $60,000 and $215,000 for the professional, insurance and listing costs associated with our public reporting, approximately $50,000 and $150,000 in franchise taxes, approximately $980,000 and $2,600,000 in consulting, legal and travel costs associated with our search for a business combination candidate and related proxy and other costs and approximately $30,000 and $90,000 ($10,000 per month) in administrative fees to our Sponsor. Additionally, in the three and nine months ended September 30, 2020, the company incurred approximately $24,000 and $76,000 of interest expense on the notes issued in connection with the October 23, 2020 Extension Amendment, as amended. Further, during the three and nine months ended September 30, 2020, the Company generated approximately $16,000 and $1,057,000 of interest income on the U.S. government treasury bill, and money market, investments in the Trust Account. The lower interest income in 2020 is largely due to lower interest rates, and to a lesser extent, lower balances. Such interest income is currently taxable and results in a (credit) provision for income taxes of approximately $(7,000) and $191,000 in the three and nine months ended September 30, 2020 since the majority of our operating expenses are considered start-up costs and are not currently deductible. The Company periodically withdraws funds from the Trust Account to fund the payment of income and franchise taxes and for permitted withdrawals for working capital.

In the three and nine months ended September 30, 2019 our principal operating expenses included approximately $60,000 and $220,000 for the professional, insurance and listing costs associated with our public reporting, approximately $50,000 and $150,000 in franchise taxes, approximately $900,000 and $2,600,000 in consulting, legal and travel costs associated with our search for a business combination candidate and approximately $30,000 and $90,000 ($10,000 per month) in administrative fees to our Sponsor. Further, during the three and nine months ended September 30, 2019, the Company generated approximately $1,588,000 and $5,154,000 of interest income on the U.S. government treasury bill investments in the Trust Account. The significantly lower interest income is a trend that is expected to continue. In fact, it is likely that interest income will not be sufficient to fund withdrawals for taxes and working capital. The higher interest income in 2019 is largely due to higher interest rates as well as, to a lesser extent, higher trust assets in 2019. Such interest income is currently taxable and results in a provision for income taxes of approximately $325,000 and $1,055,000 in the three and nine months ended September 30, 2019 since the majority of our operating expenses are considered start-up costs and are not currently deductible. The Company periodically withdraws funds from the Trust Account to fund the payment of income and franchise taxes and for permitted withdrawals for working capital.

Following the closing of our initial public offering in November 2017, we have not generated, and will not generate, any operating revenues until after completion of our initial business combination. As discussed above, we currently generate non-operating income in the form of interest income on cash and cash equivalents after our initial public offering and such income generates a currently payable provision for income taxes on such income since our operating expenses are considered start-up expenses and are not currently deductible. In addition to our taxes, administrative fees to our Sponsor and costs associated with our public reporting, we expect to incur increased expenses for our due diligence and other costs of identifying, documenting and closing a business combination and such costs are expected to be very significant and will vary with the stage of development of a business combination. We intend to pay our income and franchise taxes from the income of the Trust Account and we are permitted to draw $750,000 annually from the Trust Account for working capital. The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Agreement.

Year End December 31, 2019 and Year End December 31, 2018

In the year ended December 31, 2019 our principal operating expenses included approximately $480,000 for the professional, insurance and listing costs associated with our public reporting, approximately $200,000 in franchise taxes, approximately $2,960,000 in consulting, legal and travel costs associated with our search for a business combination candidate and approximately $120,000 ($10,000 per month) in administrative fees to our Sponsor. Further, during the year ended December 31, 2019, the Company generated approximately $6,482,000 of interest income on the investments in the trust account. The higher interest income in 2019 is largely due to higher interest rates and, until the redemptions in October 2019, higher balances. Such interest income is currently taxable and results in a provision for income taxes of approximately $1,320,000 in the year ended December 31, 2019 since the majority of our operating expenses are considered start-up costs and are not currently deductible. The Company periodically withdraws funds from the trust account to fund the payment of income and franchise taxes and for permitted withdrawals for working capital.

During year ended December 31, 2018, we incurred approximately $1,623,000 for such formation and organizational activities as well as, since November 21, 2017, our initial activities in search of a business combination. In the year ended December 31, 2018, our primary operating costs included administrative costs to our Sponsor of approximately $120,000, professional accounting, audit and legal fees of approximately $160,000, regulatory and insurance costs of approximately $180,000 and costs associated with our search for a business combination of approximately $920,000 and franchise taxes of approximately $200,000. During the year ended December 31, 2018, the Company generated approximately $5,559,000 of interest income on the investments in the trust account. Such interest income is currently taxable and results in a provision for income taxes of approximately $1,130,000 in the year ended December 31, 2018 since the majority of our operating expenses are considered start-up costs and are not currently deductible.

Following the closing of our initial public offering in November 2017, we have not generated, and will not generate, any operating revenues until after completion of our initial business combination, if at all. As discussed above, we currently generate non-operating income in the form of interest income on cash and cash equivalents after our initial public offering and such income generates a currently payable provision for income taxes on such income since our operating expenses are considered start-up expenses and are not currently deductible. In addition to our taxes, administrative fees to our Sponsor and costs associated with our public reporting, we expect to incur increased expenses for our due diligence and other costs of identifying, documenting and closing a business combination and such costs are expected to be very significant and will vary with the stage of development of a business combination. We intend to pay our income and franchise taxes from the income of the trust account and we are permitted to draw $750,000 annually from the trust account for working capital, which amounts for 2018 and 2019 have been fully drawn. The Company may continue to withdraw from the trust account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period between the Initial Extended Date and the Extended Date.

Liquidity and Capital Resources

The net proceeds from (i) the sale of the Units in our initial public offering, after deducting offering expenses of approximately $887,000 and underwriting commissions of $6,000,000 (excluding deferred underwriting commissions of $10,500,000, which was reduced, in September 2020, to $6,000,000), and (ii) the sale of the private placement warrants for a purchase price of $8,750,000, were approximately $301.6 million. Of this amount, $300.0 million was placed in the Trust Account, which includes up to $10,500,000 of deferred underwriting commissions. The remaining approximately $1,600,000 was made available to us for working capital and is not held in the Trust Account. See below regarding an aggregate of approximately 249,531,000 that has been removed from the Trust in connection with shareholder redemptions of 23,877,302 shares, including 23,182,481 shares redeemed for approximately $242,423,000 in May 2020 and the 694,820 shares redeemed for approximately $7,108,000 in October 2019, in connection with the Extension Amendments.

We used substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and up to $750,000 released to us annually to fund working capital requirements and excluding deferred underwriting commissions) to complete the Business Combination. We may withdraw interest to pay taxes, if any, and up to $750,000 to fund working capital requirements annually. Delaware franchise tax is based on our authorized shares or on our assumed par and non-par capital, whichever yields a lower result. Our annual franchise tax obligation is expected to be capped at the maximum amount of annual franchise taxes payable by us as a Delaware corporation of $200,000. The Company had the discretion to continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Agreement. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account.

As of September 30, 2020, we had available to us approximately $375,000 of proceeds held outside the Trust Account. We had the discretion to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendment. See “Overview, Agreement for Business Combination and Exchange Amendments” above for a discussion of the Share Exchange Agreement and the Extension Amendment.

The Company’s sources of liquidity, including our $375,000 cash position at September 30, 2020, together with the agreement for Seller Loans in the Share Exchange Agreement, were adequate to fund our operations until November 20, 2020, the Extended Date. In addition, the Company had the discretion to continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Agreement. We used these funds primarily to perform business due diligence on the prospective business combination target business, review corporate documents and material agreements of prospective target business, structure, negotiate and complete the business combination, pay our professional and other costs of being a public company, and to pay taxes to the extent the interest earned on the trust account is not sufficient to pay our taxes. We did not have any material capital expenditures during 2020, except as were incurred in connection with our initial business combination.

In order to finance transaction costs in connection with the Business Combination, the Sponsor, pursuant to the Amended and Restated Sponsor Support Agreement, dated November 20, 2020, assumed all of the Company’s payment obligations with respect to Buyer Transaction Expenses (as such term is defined in the Business Combination Agreement), which totaled $15,347,838.

Going Concern

In connection with Legacy’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management determined that the Company’s negative liquidity as well as the mandatory liquidation and subsequent dissolution, raised substantial doubt about Legacy’s ability to continue as a going concern. No adjustments were made to the carrying amounts of assets or liabilities if Legacy had been required to liquidate after November 20, 2020.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the warrants sold in the initial public offering (including the consummation of the over-allotment) and private placement to purchase an aggregate of 23,750,000 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of income tax expense, franchise tax expense and funds available to be withdrawn from Trust for working capital purposes (up to a maximum of $750,000 annually), by the weighted average number of Class A common stock outstanding for the period. Net income (loss) per common share, basic and diluted, for Class F common stock is calculated by dividing the net income (loss), less income attributable to Class A common stock, by the weighted average number of Class F common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the three and nine months ended September 30, 2020 and 2019:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income available to Class A common stockholders:
Interest income	$16,000	$1,588,000	$1,057,000	$5,154,000
Less: Income and franchise taxes	(16,000)	(375,000)	(341,000)	(1,205,000)
Expenses available to be paid with interest income from Trust (up to a maximum of $750,000 per year)	-		(563,000)	-
Net income available to Class A common stockholders	$-	$1,213,000	$153,000	$3,949,000

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income available to Class F common stockholders:
Net (loss) income	$(1,048,000)	$53,000	$(2,330,000)	$1,533,000
Less: amount attributable to Class A common stockholders	-	(1,213,0000)	(153,000)	(3,949,000)
Net income (loss) available to class F common stockholders	$(1,048,000)	$1,160,000)	$(2,383,000)	$(2,416,000)

Net income (loss) available to each class of common stockholders is as follows for the years ended December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018
Net income available to Class A common stockholders:
Interest income	$6,482,000	$5,559,000
Less: Income and franchise taxes	(1,520,000)	(1,330,000)
Expenses available to be paid with interest income from Trust (up to a maximum of $750,000 per year)	(125,000)	(1,372,000)
Net income available to Class A common stockholders	$4,837,000	$2,857,000

Net income available to Class F common stockholders:
Net income	$1,387,000	$2,806,000
Less: amount attributable to Class A common stockholders	(4,837,000)	(2,857,000)
Net (loss) available to Class F common stockholders	$(3,450,000)	$(51,000)

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Deferred Offering Costs:

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering”. Offering costs of approximately $17,387,000 consisted principally of underwriter discounts of $16,500,000 (including $10,500,000 of which payment is deferred) and approximately $887,000 of professional, printing, filing, regulatory and other costs, have been charged to additional paid-in-capital upon completion of the public offering. See also, Note 5 to condensed consolidated financial statements regarding reduction of the deferred underwriting fees in September 2020.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of franchise taxes. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company recorded income tax (credit) expense of approximately $(7,000), 191,000, 325,000 and $1,055,000, respectively, in the three and nine months ended September 30, 2020 and 2019, respectively, primarily related to interest income earned on the Trust Account net of franchise taxes.

The Company’s effective tax rate was approximately (1)%, 9%, 86% and 41%, respectively, for the three and nine months ended September 30, 2020 and 2019. The Company’s effective tax rate differs from the expected income tax rate due to the start-up and business combination costs (discussed above) which are not currently deductible. At September 30, 2020 and December 31, 2019, the Company has a deferred tax asset of approximately $1,718,000 and $1,080,000, respectively, primarily related to start-up and business combination costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

All of the 30,000,000 common shares sold as part of a Unit in the Public Offering (an aggregate of 23,877,301 shares have been redeemed, including 23,182,481 shares which were redeemed in May 2020 and 694,820 of shares which were redeemed in October 2019 as discussed in Note 3 above, leaving 6,122,699 outstanding) contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at September 30, 2020 and December 31, 2019, 4,328,690 and 28,344,013, respectively, of the 30,000,000 Public Shares (6,122,699 and 29,305,180, respectively, of which shares remain outstanding at September 30, 2020 and December 31, 2019 after 23,877,302 and 694,826 total share redemptions as of those dates) were classified outside of permanent equity.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Off Balance Sheet Arrangements

We did not have any off balance sheet arrangements as of December 31, 2019.

Contractual Obligations

As of December 31, 2019, we did not have any long-term debt, capital or operating lease obligations. We have recorded deferred underwriting commissions payable upon the completion of a business combination.

We entered into an Administrative Services Agreement on November 16, 2017 pursuant to which we are obligated to pay our Sponsor a total of $10,000 per month for office space, utilities, secretarial support and other administrative and consulting services. None of the $10,000 per month payment will be received by our officers or directors or their affiliates. Upon completion of the business combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the Company extends the period by which it has to consummate the business combination to the latest possible date, May 20, 2020, our sponsor will be paid a total of $300,000 ($10,000 per month) for office space, utilities, secretarial support and other administrative and consulting services and will be entitled to be reimbursed for any out of pocket expenses.

BUSINESS

The following discussion reflects, and “we,” “us,” “our” the “Company” and “PARTS iD” generally refer to, the business of Onyx prior to giving effect to the Business Combination and PARTS iD, Inc. after giving effect to the Business Combination, as the context indicates, unless the context otherwise refers to Legacy.

Overview

PARTs iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. The Company was founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market. Management believes that the Company has since become a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

At its core, the Company’s technology solution is a data and information platform that enables and facilitates a differentiated digital commerce experience within complex product markets, as opposed to a pure eCommerce or electronics retailer. The deep technology platform that Onyx has built integrates software engineering with catalog management, data intelligence, mining and analytics, along with user interface development that utilizes distinctive rules-based parts fitment software capabilities. In order to handle the ever-growing need for accurate automotive product and parts data, the Company has utilized cutting-edge computational and software engineering techniques, including Bayesian classification, to enhance and improve data records and product information and also deliver an engaging user experience.

Through the journey of building a comprehensive and complex product portfolio with over 17 million SKUs, as well as building an end-to-end digital commerce platform, the Company has developed a platform for both digital commerce and fulfillment, relying on insights gleaned from nearly 14 billion data points related to vehicle parts, a virtual shipping network comprising over 2,500 locations, nearly 5,000 active brands, and machine-learning algorithms for complex fitment industries such as vehicle parts and accessories.

While the Company’s platform has been initially focused on automotive parts and accessories, management believes the Company’s platform is scalable and can be applied to other complex, multi-dimensional fitment, product portfolio industries, including the seven new parts and accessories verticals — semi truck, motorcycle, powersports, RV/camper, boating, recreation and tools — that launched in August 2018.

The Company has positioned these verticals under its existing “iD” brand and believes this will drive brand loyalty among customers and reputation among vendors, ultimately increasing online traffic, brand visibility, and customer orders for adjacent markets.

Digital Commerce Platform

The Company’s digital commerce platform was developed in-house from inception as a solution for industries with data limitations and parts fitment complexities, all while making processes simpler and more efficient. A core differentiator of the Company’s digital commerce platform is its purpose-built and proprietary data catalog developed over more than a decade by collecting, analyzing and refining data regarding original equipment manufacturer, or OEM, vehicles and aftermarket products and customer feedback to define a universe of accurate Year-Make-Model, or YMM, values. Management believes this functionality creates a unique user experience path that drives purchase intelligence and increases consumer confidence and trust.

The Company’s in-house data catalog houses nearly 14 billion data points for automobiles and the Company’s other seven verticals. This data catalog is designed to tie vehicles with parts that fit their specific YMM, including the variations of sub-model, engine size, transmission type and drivetrain type, as well as to recommend complementary products, such as tools required to install purchased parts and accessories. To build its catalog, the Company aggregates data from multiple sources, cross-pollinates this data to address any gaps in data sets, enriches the catalog using its proprietary internal data, then applies artificial intelligence to make further improvements. Through this process, the Company’s data catalog is able to: (i) determine the exact parts fitment for a product by its parameters, even if certain fitment details are originally missing in manufacturers’ data feeds; and (ii) rapidly incorporate new SKUs as they become available. Because its data catalog is continually expanding with each customer interaction, the Company also is able to offer better purchase recommendations, increase up-sell opportunities, improve the efficiency of its fulfillment operations, and lower errors and mistakes in orders. These economic and commercial advantages result in a fly-wheel effect that increases operating leverage and momentum. Because the cost of operating the Company’s data catalog is largely fixed, the Company has been able to expand its customer offerings into adjacent categories at relatively low incremental costs.

Fulfillment Operations

The Company’s proprietary and capital efficient fulfillment model is a creative solution to manage high sales volume while carrying minimal inventory, which is primarily associated with its private label products. The Company’s platform, which incorporates live or frequently updated inventory feeds from vendors, provides stock-on-hand for more than 17 million products across nearly 5,000 brands. The Company’s fulfillment model decides which supplier to buy from while the sale is made based on a proprietary algorithm, which incorporates factors such as availability of inventory, customer proximity, shipping cost and profitability.

This decentralized, data-driven approach allows the Company to increase delivery speed through more than 2,500 shipping points from its U.S. vendor network.

Products

The Company primarily sells automotive parts and accessories, including a wide range of goods from automobile accessories, wheels and tires, performance parts, lighting and repair parts. Sales from the Company’s “CARiD” store, which primarily sells automotive products, accounted for approximately 96% and 99% of the Company’s gross revenue for the years ended December 31, 2019 and December 31, 2018, respectively. The Company also offers parts and accessories for semi-trucks, motorcycles, powersports (including ATVs, snowmobiles and personal watercraft), RVs/campers, boats, recreation (including outdoor sports and camping gear) and tools through its other “ID” branded online stores.

The Company primarily sources its products from industry leading brands and suppliers located in the U.S., except that its private label products are largely imported from foreign suppliers. The Company has no significant supplier concentration, as its largest supplier accounted for less than 10% of the Company’s total revenue for the year ended December 31, 2019. The Company’s product sales are accounted for on a cash basis and the Company’s inventory on hand, which largely relates to private label products, has generally remained below $1.0 million in value. As of September 30, 2020 and September 30, 2019, the sale value of customers’ unshipped and undelivered orders were $13.9 million and $8.9 million, respectively.

Private Label Product.  The Company’s private label business uses proprietary data to identify, import and sell higher margin products that are in demand on its platform. Management believes that by selecting and pairing a superior import product with its purpose-built and proprietary data catalog, consumers are provided the option to purchase a high-quality product at a reasonable cost. Private label revenue was less than 10% of the Company’s total revenue for the year ended December 31, 2019.

Branded Product.  The Company has developed and implemented application programming interfaces with the majority of its drop-ship suppliers that allow it to electronically transmit orders, check inventory availability, and receive the shipment tracking information and share it with its customers. These processes allow the Company to offer nearly 5,000 brands on an inventory-free basis, thereby reducing carrying costs and improving margins.

Industry and Market Opportunity

The Company’s management believes the U.S. aftermarket automotive market is massive, fragmented, and ripe for disruption as overall consumer preferences are increasingly shifting to online transactions. Although the ultimate impacts of the COVID-19 pandemic remain uncertain and consumer demand for automobile parts and accessories may be impacted in a recessionary environment, a recent survey published by Capgemini found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic is accelerating trends of online shopping more broadly as consumers seek to avoid physical retail locations.

In 2019, the domestic automotive aftermarket market opportunity was nearly $400 billion. The Company has historically focused on the $46 billion specialty automotive equipment market but is seeking to accelerate its growth through automotive repairs, targeted international expansion and the addition of new verticals. The Company’s other product verticals present an aggregate market opportunity exceeding $120 billion.

Marketing

Management believes its customers’ core need is to search and find the right parts that fit their vehicle at the best price and are delivered on time. The PARTS iD marketing program is designed to meet this need with a straightforward marketing approach that makes it easy to access CARiD.com and search with precision, to learn how to address their needs and to build their order and checkout seamlessly and confidently.

The Company currently drives traffic to its platform primarily with search engine marketing; 75% of the Company’s traffic and 60% of its revenue is currently acquired in this manner. Once on the platform, customers are presented with the Company’s proprietary digital marketing content that is created via in-house, multi-step image and video processing. Automated image refinement and the Company’s creative design team work to ensure consistency and quality across all content, including the product images presented to customers on the Company’s platform. Product pages on the Company’s platform present customers with multiple, customized product choices, plus cross-sell and up-sell opportunities, as well as training materials, product comparison information, installation instructions and customer reviews. Customers have the option to shop and explore on the Company’s platform in multiple ways, including by part number, brand or product category.

The Company’s expertise in search engine marketing and analytics is now complemented by social media, retargeting, connected TV (CTV) and email marketing to boost brand awareness and outreach proactively to accelerate customer acquisition and retention. Management believes these new efforts, supported by its strong foundation of search engine marketing, will allow it to penetrate additional segments of the automotive parts and accessories market, as well as the markets for the Company’s other product verticals.

Competition

The parts and accessories industries in which the Company sells its products are competitive and fragmented, and products are distributed through multi-tiered and overlapping channels. The Company competes with both online and offline sellers that offer parts and accessories, repair parts and OEM parts to either the do-it-yourself or the do-it-for-me consumer segments. Current or potential competitors include (i) online retailers, including both niche retailers of uncommon, highly specialized products and general retailers of a larger number of broadly available products; (ii) national parts retailers such as Advance Auto Parts, AutoZone, NAPA and O’Reilly Auto Parts; (iii) internet-based marketplaces such as Amazon.com and eBay.com; (iv) discount stores and mass merchandisers; (v) local independent retailers; (vi) wholesale parts distributors and (vii) manufacturers, brand suppliers and other distributors selling online directly to consumers. The Company faces significant competition from these and other retailers in the United States and abroad. The majority of these competitors are, and will be, substantially larger than the Company, and have substantially greater resources and operating histories. There can be no assurance that the Company will be able to keep pace with the technological or product developments of its competitors. These companies also compete with the Company in recruiting and retaining highly qualified technical and professional personnel and consultants.

Competitive factors in the markets the Company serves include fitment data and related intelligence, technology, customer experience, customer service, range of product offerings, product availability, product quality, price and shipping speed. Management believes its custom-built tech-stack for the complex, multi-dimensional automotive parts and accessories industry, which offers nearly 5,000 brands and more than 17 million unique SKUs, provides it with a unique competitive advantage.

Intellectual Property

The Company owns a number of trade names, service marks and trademarks, including “iD,” “CARiD,” “BOATiD,” “MOTORCYCLEiD,” “CAMPERiD,” “POWERSPORTSiD,” “TOOLSiD,” “TRUCKiD,” “RECREATIONiD” and more, for use in connection with its business. In addition, the Company owns and has registered trademarks for certain of its private label brands. Management believes these trade names, service marks and trademarks are important to the Company’s sales and marketing strategy.

Environmental Matters

The Company is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing the use and transportation of hazardous substances and emissions-related standards, established by the United States Environmental Protection Agency, or the EPA, and similar state-level regulators, including the California Air Resources Board, or CARB.

While the Company has processes in place to ensure that products are sold in compliance with the requirements imposed by the EPA and similar state-level regulators, all verification processes have inherent limitations. The Company has been, is currently, and may in the future be the subject of regulatory proceedings initiated by the EPA, CARB or other applicable regulatory bodies, and the results of such proceedings are uncertain. For additional information, see “Legal Proceedings” below.

Although management believes that the Company is in substantial compliance with currently applicable environmental laws, rules, and regulations, it is unable to predict the ultimate impact of adopted or future laws, rules, and regulations on its business, properties or products. Such laws, rules, or regulations may cause the Company to incur significant expenses to achieve or maintain compliance, may require it to modify its product offerings, may adversely affect the price of or demand for some of its products, and may ultimately affect the way the Company conducts its operations. Failure to comply with these current or future laws, rules, or regulations could result in harm to the Company’s reputation and/or could lead to fines and other penalties, including restrictions on the importation of the Company’s products into, or the sale of its products in, one or more jurisdictions until compliance is achieved.

Seasonality

The Company’s revenue is relatively evenly distributed throughout the year, although sales typically spike during the spring months and the holiday season. While the Company expects to be able to maintain sales growth through seasonality, it recognizes that future revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, especially the automotive parts and accessories industry.

Property

The Company leases corporate office space in each of Cranbury and Jersey City, New Jersey, and space for call centers, warehouses and photo and video service facilities in Cranbury, New Jersey. Management believes that the Company’s properties are adequate and suitable for its business as presently conducted as well as for the foreseeable future.

Employees

The Company currently employs approximately 120 people, all in the United States. All of these employees work for the Company on a full-time basis. None of the Company’s employees are represented by a labor union, and management believes that the Company’s relations with its employees are good.

Certain call center, development, and back-office services are provided by independent contractors in Ukraine, Belarus, the Philippines and Costa Rica.

Legal Proceedings

California Air Resources Board (CARB) v. Onyx Enterprises Int'l Corp

On September 18, 2018, the California Air Resources Board (“CARB”), first notified the Company of its allegations that between September 2015 and 2018, the Company offered for sale and/or sold products developed by third parties that were not exempted by CARB pursuant to 13 C.C.R. §§ 22220. On August 3, 2020, the Company entered into a Settlement Agreement and Release with CARB pursuant to which it did not admit fault, but agreed to pay a fine in the aggregate amount of $281,000, of which $140,500 is payable to fund a Supplemental Environmental Project entitled Installation of School Air Filtration Systems – El Centro (Imperial County). During the year ending December 31, 2020, the entire amount of $281,000 was paid to the respective authorities. The Company has also implemented a series of supplemental CARB compliance procedures with the goal of avoiding a recurrence of the situation that led to the alleged violation.

Environmental Protection Agency (“EPA”) v. Onyx Enterprises Int'l, Corp. d/b/a CARiD

On October 22, 2018, the U.S. Environmental Protection Agency (the “EPA”), submitted a formal information request asserting that the Company sold improper and illegal defeat devices in violation of the Clean Air Act (the “CAA”). The Company responded on December 2018. On July 16, 2020, the EPA presented the Company with a proposed notice of violation directed to a subset of sales performance parts that the EPA alleges were sold by the Company in violation of the CAA. The EPA did not propose an aggregate fine but identified 267 transactions as being in violation of the CAA. The products in question were sold by the Company in 2018 and have since been removed from its platform. On November 22 2020, the Company provided a response to the EPA with analysis directed at the reasons the 267 transactions did not violate the CAA.

Seoul Semiconductor Co, LTD et. al. v. Onyx Enterprises Int’l Corp

On May 15, 2020, the Company was sued for patent infringement by Seoul Semiconductor Company (“Seoul Semiconductors”), a designer of LED component packages and the manufacturing processes necessary to produce LED packages. The Civil Action is captioned as Seoul Semiconductor Co., LTD. and Seoul Viosys Co., LTD v. Onyx Enterprises Int’l Corp, Civil Action Number 2:20-cv-05955 and is currently pending in the United States District Court for the District of New Jersey. The Company did not have knowledge of these patents, nor does it manufacturer LEDs. Rather, the Company sources lighting products for sale on its platforms through third party manufacturers. Seoul Semiconductors is seeking a royalty for past sales and an agreement to source future LED components from one of its approved component manufacturers.

Onyx Enterprises Int’l, Corp. v. IDParts, LLC

On June 30, 2020, the Company initiated a trademark infringement action against IDParts, LLC (“IDParts”) for the unlawful use of “ID” to sell automotive products through its eCommerce platform found at www.idparts.com. The Company first used “iD” to sell automotive products in March of 2009 on its ecommerce platform found at www.carid.com. The Civil Action is captioned as Onyx Enterprises Int’l, Corp. v. IDParts, LLC, Civil Action Number 1:20-cv-11253-RMZ and is currently pending before the United States District Court for the District of Massachusetts. On August 4, 2020, the Company filed the First Amended Complaint. Upon being served by the Company, IDParts counterclaimed against the Company for infringement of its alleged common law trademark rights arising from is use of “IDParts” on www.idparts.com in January of 2010. On January 22, 2021, the Company filed the Second Amended Complaint against IDParts. The Company is seeking monetary damages for use of its trademark as well as an order precluding IDParts from continuing to use “ID” as part of its branding. IDParts is seeking similar relief through its counterclaims.

Onyx Enterprises Int’l Corp v. Volkswagen Group of America, Inc.

On August 4, 2020, Onyx initiated a trademark infringement action against Volkswagen Group of America, Inc. (“Volkswagen”) for the unlawful use of “ID” to brand its new line of electric vehicles due to be imported into the United States in 2021 and manufactured in Tennessee in 2022. The United States Patent and Trademark Office rejected Volkswagen’s application to register “ID” multiple times due to the Company’s priority over the mark in the automotive space. In 2019, Volkswagen approached the Company for a license to use ID for a royalty. When Volkswagen announced in July of 2020 that it would proceed with the launch using this branding, the Company filed suit. The Civil Action is captioned as Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ and is currently pending in the United States District Court for the District of New Jersey. Volkswagen has moved to stay the matter pending the outcome in the ID Parts matter, a request Parts ID has opposed. VW has not asserted counterclaims. The Company is seeking monetary damages for use of its trademark as well as an order precluding Volkswagen from continuing to use ID as part of its branding.

Lesidine LLC v. Onyx Enterprises Int’l Corp

On January 20, 2021, Lexidine, LLC filed a patent infringement suit against the Company in the United States District Court for the District of New Jersey. The case is based upon United States Patent No. 7,609,961 and is directed toward certain OEM Fit 3rd Brake Light Cameras offered for sale by third party brands on the Company’s eCommerce platform. The matter has not been served. It is captioned as Lexidine LLC v. Onyx Enterprises Int’l Corp, d/b/a www.carid.com, Case No. 3:21-cv-00946. Lexidine is seeking monetary relief for the sale of allegedly infringing products as well as injunctive relief.

Stockholder Litigation

On February 12, 2018 (withdrawn) and March 22, 2018 (refiled), Plaintiffs Stanislav Royzenshteyn and Roman Gerashenko (the “Founder Stockholders” or “Plaintiffs”) filed a complaint against Prashant Pathak, Carey Kurtin, Onyx Enterprises Canada Inc., In Colour Capital, Inc., J. William Kurtin (“Defendants”), and the Company’s predecessor Onyx Enterprises Int’l, Corp. as a nominal defendant (“Nominal Defendant”), under the caption Royzenshteyn, et al., v. Pathak, et al., No. MON-C-45-18 (New Jersey, Chancery Division, Monmouth County) (the “Stockholder Litigation”).  Plaintiffs amended their complaint on February 21, 2019, and again on July 1, 2019.  Plaintiffs assert four counts of fraud and/or negligent misrepresentation against the Defendants relating to a 2015 transaction in which the Plaintiffs sold a majority interest in the predecessor Company to Defendants.  In particular, Plaintiffs claim that they entered into the 2015 transaction upon the misapprehension that a third party’s investment was “already assured” and the third party’s due diligence was “continuing.”  Plaintiffs further assert two causes of action for federal and New Jersey state securities law violations on the basis of the same facts.  Plaintiffs bring several derivative claims on behalf of the Nominal Defendant against Defendants for alleged breaches of fiduciary duty, corporate waste, diversion of corporate opportunity, frustration of purpose, and tortious interference related to offers to third parties to invest in the Company and the decision to terminate Plaintiff Gerashenko.  Plaintiffs also bring claims for breach of contract and breach of the implied covenant of good faith against the Defendants as to the 2015 transaction related to Defendants’ alleged “quick exit strategy” and alleged frustration of Plaintiffs’ employment expectations at the Company.  Plaintiffs also assert a cause of action for violation of the oppressed minority shareholder against Defendants related to various corporate governance issues and Plaintiffs’ employment.  Plaintiffs finally allege causes of action for frustration of purpose, punitive damages, and conspiracy on the same bases.  Plaintiffs seek damages for their various causes of action and rescission of the 2015 transaction.  On November 6, 2020, the Defendants filed a motion for summary judgment seeking dismissal of all of the claims brought by the Plaintiffs, which is scheduled to be heard on February 5, 2021. For additional information regarding the Stockholder Litigation, please see Note 7 of the Notes to the Financial Statements for the nine months ended September 30, 2020 and 2019 in the “Index to Financial Information Onyx Enterprises Int’l, Corp.”

Business Combination Litigation

On October 3, 2020, counsel to the Investor Stockholder and Principals received a letter from counsel to the Founder Stockholders objecting to the Investor Stockholder’s use of the “drag-along right” under Section 4.5 of the Stockholders Agreement and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreements, in each case on behalf of the Founder Stockholders. The letter also describes the Business Combination as unlawful and threatens further unspecified actions by the Founder Stockholders.

On October 15, 2020, the Founder Stockholders filed an order to show cause to preliminarily enjoin the Business Combination pending final adjudication of the Stockholder Litigation. On October 23, 2020, the Superior Court of New Jersey, Chancery Division, Monmouth County refused to grant a preliminary injunction and set the hearing date on the order to show cause for December 4, 2020. On October 26, 2020, the Founder Stockholders filed an application for permission to file emergent motion to request a temporary restraining order preventing the closing of the Business Combination prior to the hearing on December 4, 2020 with the Superior Court of New Jersey, Appellate Division, which such court denied. On October 27, 2020, the Founder Stockholders appealed the Appellate Division’s ruling to the Supreme Court of New Jersey. On October 28, 2020, the Supreme Court of New Jersey denied such appeal. On November 20, 2020, the Founder Stockholders requested another emergent motion before the Superior Court of New Jersey, Chancery Division, Monmouth County for a temporary restraining order preventing the closing of the Business Combination. The Superior Court of New Jersey, Chancery Division, Monmouth County denied that request by order dated November 20, 2020. The Founder Stockholders withdrew their order to show cause after the November 20, 2020 was entered.

Misappropriation Action

The Company commenced an action on November 24, 2020 against Stanislav Royzenshteyn, the Company’s former CEO, captioned Parts iD, LLC v. Stanislav Royzenshteyn (the “Misappropriation Action”), which is currently pending before the same court presiding over the Stockholder Litigation.  The Misappropriation Action arises from Mr. Royzenshteyn’s failure to immediately return two Company computers and other equipment he had had in his possession upon his resignation as CEO in July 2020.  After Mr. Royzenshteyn ultimately returned the computers, the Company engaged Epiq, a worldwide provider of electronic discovery and forensic services, to perform a forensic analysis, which revealed that Mr. Royzenshteyn engaged in the mass copying of files and folders located on the Company computers prior to their return.  As a result, the Company is asserting claims against Mr. Royzenshteyn for violation of the Computer Related Offenses Act, New Jersey’s Trade Secrets Act, breach of fiduciary duties and breach of his employment agreement.  The Company is also asserting claims against Mr. Royzenshteyn for failing to return a luxury automobile purchased by the Company. The Company is seeking return of the automobile and any associated damages for the wrongful possession. At the same time the Company commenced the Misappropriation Action, it filed an application for a preliminary injunction and temporary restraints via order to show cause, and on January 8, 2021, the court entered an order enjoining Mr. Royzenshteyn from sharing or disseminating any Company information. The Company filed an amended complaint on January 20, 2020 to include claims for breach of fiduciary duty and breach of contract relating to a bonus payment Mr. Royzenshteyn directed be paid to him in July 2020. Mr. Royzenshteyn has not yet answered the complaint and we are unable to offer an opinion as to the potential outcome of the Misappropriation Action.

MANAGEMENT

Board of Directors and Executive Officers

We have seven directors (including the Chairman of the Board). Our Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two year term. The class I directors consist of Messrs. McCall and Petkar and Ms. Schwister, and their term will expire at the annual meeting of stockholders to be held in 2021. The class II directors consist of Messrs. Rigaud, White, Jha and Pathak, and their term will expire at our annual meeting of stockholders to be held in 2022.

We have four executive officers (excluding the Chairman of the Board). Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the Board.

The following persons are the directors and executive officers of the Company:

Name	Age	Title
Antonino Ciappina	39	Chief Executive Officer
Kailas Agrawal	63	Chief Financial Officer
Ajay Roy	38	Chief Operating Officer
Mark Atwater	61	Vice President of Vendor Relations
Prashant Pathak	49	Chairman of the Board of Directors
Edwin J. Rigaud	77	Director
Darryl T. F. McCall	66	Director
Richard White	67	Director
Aditya Jha	64	Director
Rahul Petkar	61	Director
Ann M. Schwister	53	Director

Antonino Ciappina has served as Onyx’s Interim General Manager since July 2020 and the Company’s Chief Executive Officer since November 20, 2020. Upon joining Onyx in January 2020, Mr. Ciappina served as Chief Marketing Officer and directed efforts related to marketing, customer acquisition and retention, pricing optimization, advertising, creative services, market research, analytics and public relations for the portfolio of iD brands. Prior to joining Onyx, Mr. Ciappina served in various digital marketing and e-commerce positions, most recently as Senior Director, E-Commerce & Digital Marketing at Foot Locker from May 2018 to December 2019, as Vice President, E-Commerce & Digital Marketing at Firestar Diamond Group from June 2017 to May 2018 and as Director, Digital Marketing & Customer Acquisition at The Children’s Place from April 2015 to June 2017. Mr. Ciappina earned his Bachelor of Science degree in Business Administration, Marketing and International Business from Montclair State University.

Kailas Agrawal served as Onyx’s Chief Financial Officer from January 2018 to March 2020 and from August 2020 until November 20, 2020, at which time he became the Company’s Chief Financial Officer. Prior to joining Onyx, Mr. Agrawal served as Chief Financial Officer at In Colour Capital (during this period, he functioned as the Chief Financial Officer of Onyx), an independent principal investment group, from January 2016 to December 2017 and as Principal Financial Consultant with KSS Consulting, Inc. from May 2014 to December 2015. Additionally, Mr. Agrawal has gained international experience while serving in various positions for multiple organizations across the United States, Canada, and India, including as Regional Chief Financial Officer of Minacs Worldwide, Inc. Mr. Agrawal’s experience spans numerous industries such as information technology services, food distribution, real estate, agricultural processing and manufacturing. Mr. Agrawal earned a designation as a Chartered Accountant from the Institute of Chartered Accountants of India in addition to obtaining a Bachelor of Commerce from the University of Mumbai.

Ajay Roy has served as Onyx’s Chief Operating Officer since October 2019 and the Company’s Chief Operating Officer since November 20, 2020. Prior to joining Onyx, Mr. Roy served as Senior Vice President of Operations at Moda Operandi, Inc., an online fashion retailer, from September 2018 to September 2019 and General Manager of Global Supply Chain and Operations at Wayfair, Inc., an online furniture and home-goods retailer, from August 2017 to August 2018. Additionally, Mr. Roy gained extensive management experience while serving as Vice President of ToolsGroup, Inc., a global provider of service-driven supply chain planning and demand analytics software, from 2013 to August 2017 and as a Management Consultant with Deloitte Consulting. Mr. Roy earned his Master’s in Business Administration from SP Jain School of Management and a Bachelor of Engineering in Computer Engineering from the MS Ramaiah Institute of Technology.

Mark Atwater has served as Onyx’s Vice President of Vendor Relations since October 2016 and the Company’s Vice President of Vendor Relations since November 20, 2020. As Vice President of Vendor Relations, Mr. Atwater is responsible for the leadership of the Vendor Relations Department, management of Onyx’s vendor partners, pricing strategy, new product category development and carrier logistics. Since joining Onyx in 2011, Mr. Atwater has served in a variety of positions including General Manager and Director of Vendor Relations. Prior to joining Onyx, while serving in a variety of positions in the automotive industry, Mr. Atwater obtained experience in negotiating, purchasing, logistics and distribution, warehouse management, retail store management, automotive sales and e-commerce sales.

Prashant Pathak has served as a director of the Company since November 20, 2020, and his current term as director is set to expire at the annual meeting of stockholders to be held in 2022. Mr. Pathak has served as CEO of Ekagrata Inc., a business building oriented principal investment company, since January 2015 and as a Principal of In Colour Capital Inc., an independent principal investment group, since April 2015. He has been an appointee of the Government of Canada on the Board of the Business Development Bank of Canada for nearly a decade. Previously, Mr. Pathak has been a Partner of McKinsey & Company Inc. At McKinsey he was a leader of the North American Telecom Practice, the Financial Services Practices and a leader in the Strategy & Corporate Finance Practice. He has also been part of the startup team and the Managing Partner of ReichmannHauer Capital Partners, a successful Canadian investment firm. Mr. Pathak has an MBA from INSEAD with Distinction and a B.Tech degree in Electrical Engineering from IIT, where he was adjudged the Best All-round Graduating Student of his class. He also has a Diploma in Fuzzy Logic from IIT.

Edwin J. Rigaud has served as a director of the Company since Legacy’s inception in 2016, and his current term as director is set to expire at the annual meeting of stockholders to be held in 2022. Mr. Rigaud served as Legacy’s Chairman and Chief Executive Officer since Legacy’s inception until the Business Combination and has more than 55 years of business experience across a multitude of operating and leadership roles. In 2007, Mr. Rigaud founded EnovaPremier and commenced operations through the acquisition of the assets of T&WA, Inc. Since that time, he has served as owner and the President and Chief Executive Officer of EnovaPremier (2007-2018) and as Chairman (2019) while guiding that company to a position as one of the leading providers of automotive tire & wheel pre-assembly services in the United States. Prior to founding EnovaPremier, Mr. Rigaud served in numerous operating and management capacities at Procter & Gamble from 1965 to 2001. Mr. Rigaud’s notable leadership positions at Procter & Gamble included his role as a Vice President of Food & Beverage Products and as a Vice President of Government Relations in North America. Adding to his experience as a senior manager, Mr. Rigaud developed significant expertise in product development and brand management having been the first Technical Brand Manager in the exploratory phase of Pringle’s, and ultimately the Product Development Group Leader during the execution of Pringle’s national launch. Mr. Rigaud also led the product development efforts of Secret Deodorant & Antiperspirant improvements, including key active ingredient technology and perfume upgrades, while having direct participation with the Leo Burnett Agency in the creation of the famous advertising slogan, “strong enough for a man, but made for a woman.” Mr. Rigaud’s leadership in these efforts helped to facilitate a major relaunch of the Secret brand. He was ultimately named a Director in Product Development. Outside of his corporate leadership experience, Mr. Rigaud has served on the Board of the Federal Reserve Bank of Cleveland and the Board of the local affiliate of Fifth Third Bank of Cincinnati. Mr. Rigaud has also held appointments by Governor Bob Taft to the Ohio Board of Regents, and by President George W. Bush to the national Institute of Museum and Library Services. In 1997, Mr. Rigaud became the first CEO of the National Underground Railroad Freedom Center, located in Cincinnati, Ohio. This 9-year development program included raising $110 million while working closely with John Pepper, former Chairman and CEO of Procter & Gamble, who served as the national building Campaign Chairman. Mr. Rigaud is also the head of one of the first African American co-ownership groups of a Major League Baseball franchise, the Cincinnati Reds.

Darryl T. F. McCall has served as a director of the Company since Legacy’s inception in 2016, and his current term as director is set to expire at the annual meeting of stockholders to be held in 2021. Mr. McCall also served as Legacy’s President and COO since Legacy’s inception until the Business Combination. With more than 35 years of domestic and international operating experience with consumer products businesses, Mr. McCall will provide us with a broad range of functional expertise and executive leadership experience. Mr. McCall served as Executive Vice President and Executive Committee member at Coty Inc. from 2008 to 2014 where his key responsibilities involved the management of numerous global manufacturing facilities and distribution centers. During his tenure at Coty, Mr. McCall also held major responsibilities related to the integration of 5 acquired businesses and helped lead the company through its $1.0 billion initial public offering in 2013. Prior to joining Coty, Mr. McCall held numerous positions at Procter & Gamble from 1978 to 2008. From 2007 to 2008, Mr. McCall was Product Supply Vice President — Global Fabric Care, leading a global organization comprised of more than 35 manufacturing operations centers and more than 16,000 employees. From 2005 to 2006, Mr. McCall served as General Manager of Procter & Gamble’s Global Personal Cleansing Care Division which oversees brands such as Camay®, Gillette®, Ivory®, Olay®, Old Spice®, and Zest®. Mr. McCall also held significant responsibilities for integrating certain of Procter & Gamble’s large acquisitions. Notable examples include the leadership of the supply chain integration of Gillette® and Wella®. Over the course of his career Mr. McCall has managed operations in Belgium, Canada, the United Kingdom, France, Switzerland and the United States. He also is an outside independent Director for HCP Packaging.

Richard White has served as a director of the Company since Legacy’s inception in 2016, and his current term as director is set to expire at the annual meeting of stockholders to be held in 2022. He is chair of the Compensation Committee and a member of the Audit Committee. Mr. White has also served as chief executive officer of Aeolus Capital Group Ltd., a financial and strategic management advisory firm, since May 2017. Mr. White served as Managing Director and head of Oppenheimer & Co. Inc.’s. Private Equity and Special Products Department from 2004 until April 2017. From 1997 until 2002, Mr. White was a Managing Director of CIBC Capital Partners, the private equity merchant banking division of Canadian Imperial Bank of Commerce, the successor by acquisition of Oppenheimer & Co., Inc. From 1985 until 1997, Mr. White was a Managing Director and one of approximately 30 General Partners of Oppenheimer & Co. Inc. Mr. White was responsible for founding and building several of its investment banking industry groups including consumer products, business services, industrials, technology, gaming and leisure, and real estate. Mr. White also headed Oppenheimer’s mergers and acquisitions department. Mr. White is a CPA. Mr. White is the Lead Independent Director of G-III Apparel Group Ltd., a manufacturer, retailer, and distributor of apparel (Nasdaq: “GIII”). Mr. White holds a Master’s in Business Administration from the Wharton Graduate School of the University of Pennsylvania and a B.A. from Tufts University.

Aditya Jha has served as a director of the Company since November 20, 2020, and his current term as director is set to expire at the annual meeting of stockholders to be held in 2022. Mr. Jha is chair of the Nominating and Corporate Governance Committee, and is a member of both the Audit Committee and the Compensation Committee. His entrepreneurial pursuits have included startup technology ventures in the United States and internationally as well as turn-around businesses in Canada. He co-founded a software company, Isopia Inc., which was acquired by Sun Microsystems Inc., USA in 2001. He also served as General Manager, eBusiness at Bell Canada. He is Member of the Order of Canada (Canada’s highest civilian honors).

Rahul Petkar has served as a director of the Company since November 20, 2020, and his current term as director is set to expire at the annual meeting of stockholders to be held in 2021. Mr. Petkar is also a member of both the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Petkar is a business leader with over thirty years’ experience in the financial services and technology sectors spanning Asia, Middle East, North America and Latin America, and is a strategic advisor and board member to both public and private financial technology startups in the United States and Canada. He is President and CEO of Ishkan Inc., a Canada corporation, and established Polaris Canada, a banking technology company providing services to all major Canadian banks and select U.S. financial institutions. He also served as Director of International Development at TD Waterhouse, where he was a core member of the team responsible for the global expansion of its brokerage and wealth management business to Japan, the United Kingdom, Luxembourg, and Hong Kong.

Ann M. Schwister has served as a director of the Company since November 20, 2020, and her current term as director is set to expire at the annual meeting of stockholders to be held in 2021. Ms. Schwister is also chair of the Audit Committee, and is a member of the Nominating and Corporate Governance Committee. Ms. Schwister has 29 years of domestic and international operational experience at Procter and Gamble. She served as Vice President and CFO of Procter and Gamble’s two most important regions, North America and Greater China and Vice President and CFO for the Global Oral Care business. Since retiring from Procter and Gamble in 2018, Ms. Schwister has been a strategic advisor working with several organizations including social enterprises and a small family owned business. She also serves on the Executive Committee and board of the Greater Cincinnati Foundation where she chaired the Finance and Audit Committee for six years. Additionally, she has served on the CFO Committee of the Grocery Manufacturers Association and the Wisconsin School of Business Dean’s Advisory Board. In these roles, Ms. Schwister has amassed significant experience regarding Global P&L responsibilities, gained a deep understanding of consumers and digital and traditional retail environments, and gained experience with respect to small businesses. She is a qualified audit committee financial expert and has corporate governance expertise. She has a BBA degree in Finance with a specialization in International Business from the University of Wisconsin-Madison.

Board Leadership Structure and Role in Risk Oversight

The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, the Board does not have a fixed policy regarding the separation of the offices of Chief Executive Officer and Chairman and believes that it should maintain the flexibility to select the Chairman and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its Stockholders. This has allowed Legacy’s Board the flexibility to establish the most appropriate structure for the Company at any given time.

Currently, our Chief Executive Officer is separate from our Chairman. The Board believes that, currently, having a separate Chief Executive Officer and Chairman is the appropriate leadership structure for our Company. In making this determination, the Board considered, among other matters, the respective experiences of and rapport between Messrs. Ciappina and Pathak and believes that such structure promotes balanced leadership and direction for the Company.

The Board is actively involved in overseeing our risk assessment and monitoring processes. The Board, through the Strategy, Technology and Risk Management Committee, focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. In addition, each of the other committees of the Board considers risk within its area of responsibility.

Director Independence

NYSE American listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of the company or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have appointed six “independent directors” as defined in the NYSE American listing standards and applicable SEC rules to serve on our Board. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Meetings

During 2018, there were seven meetings of Legacy’s Board. During 2019, there were four meetings of Legacy’s Board. During 2020, there were seven meetings of Legacy’s Board and two meetings of the PARTS iD’s Board. All of our directors attended at least 75% of the meetings held during these years. All directors are expected to attend meetings of the Board, meetings of the committees upon which they serve and meetings of our stockholders absent cause.

Committees of the Board of Directors

Our Board has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a strategy, technology and risk management committee. Each committee operates under a charter that has been approved by our Board and has the composition and responsibilities described below. The charter of each committee is available on our website. Our audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors.

Audit Committee

We have established an audit committee of the Board. The members of our audit committee are Ann M. Schwister, Richard White and Aditya Jha. Ms. Schwister serves as chairman of the audit committee. Under the NYSE American listing standards and applicable SEC rules, we, as a smaller reporting company, are required to have at least two members on the audit committee. The rules of NYSE American and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Ms. Schwister and Messrs. White and Jha qualify as independent directors under applicable rules. Each member of the audit committee is financially literate and our Board has determined that each of Mr. White and Ms. Schwister qualify as an “audit committee financial expert” as defined in applicable SEC rules. During 2018 and 2019, there were four meetings and four meetings of the audit committee, respectively, and each member of the audit committee attended at least 75% of the meetings held by the audit committee during these years. Additionally, in 2020, there were two meetings of the audit committee, and each member of the audit committee attended each of these meetings.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered accounting firm all relationships the independent registered accounting firm have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered accounting firm describing (i) the independent registered accounting firm’s internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the Board consisting of three members. The members of our compensation committee are Richard White, Aditya Jha and Rahul Petkar. Mr. White serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee. The members of our nominating and corporate governance committee are Aditya Jha, Rahul Petkar, and Ann M. Schwister. Mr. Jha serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

●	developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Strategy, Technology and Risk Management Committee

We have established a strategy, technology and risk management committee. The members of our strategy, technology and risk management committee are Darryl T.F. McCall (Chair), Prashant Pathak and Edwin J. Rigaud. Mr. McCall serves as chair of the strategy, technology and risk management committee.

We have adopted a strategy, technology and risk management committee charter, which details the principal functions of the strategy, technology and risk management committee, including:

●	conducting a periodic review of the Company’s strategic technology platform and associated risks and resources;

●	reviewing the policies and procedures established by management to identify, assess, measure and manage key strategic opportunities, issues and risks facing the Company, including platform risk, operational risk, market risk, model risk, cybersecurity risk, technology risk and reputational risk;

●	discussing emerging trends and disruptions in industry and technologies;

●	evaluating the Company’s data and technology platform efficacy for customer value delivery and relevance;

●	reviewing the Company’s material investments in and capital deployments for technology;

●	assisting the Board in its oversight of the Company’s risk management regarding product technology, business continuity, innovation, cybersecurity, research and development;

●	reviewing critical cybersecurity and related risks and vulnerabilities; and

●	reviewing the Company’s technology asset footprint in regards to multi-location service delivery and business continuity.

Director Nominations

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee, and none of the members of our compensation committee has ever been an executive officer or employee of the Company. No executive officer currently serves, and in the past year has not served, as a member of the compensation committee or on the board of directors of any entity that has one or more of its executive officers serving on our Board or our compensation committee.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees. Complete copies of our code of ethics, our audit committee charter, our compensation committee charter, our nominating and corporate governance committee charter and our strategy, technology and risk management committee charter are available on our website at www.partsidinc.com. The inclusion of the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller by posting such information on our website at www.partsidinc.com.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We also have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Director and Executive Officer Compensation Prior to Business Combination

None of Legacy’s directors or executive officers received any cash compensation for services rendered to Legacy prior to the Business Combination. Since November 16, 2017 and until the closing of the Business Combination on November 20, 2020, (i) Legacy had paid its Sponsor a total of $10,000 per month for office space, utilities, secretarial support and other administrative and consulting services, and (ii) the Sponsor, executive officers and directors, and certain of their respective affiliates, had been reimbursed for any out of pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, including in respect of the Business Combination. Prior to the Business Combination, Legacy’s independent directors regularly received information on payments made to officers and directors and a summary of cash disbursements to our Sponsor, officers, directors or our or their affiliates and had the opportunity to request detail regarding such expenses.

EXECUTIVE COMPENSATION

Named Executive Officer Compensation Overview

Introduction

This compensation overview provides a summary of the Company’s compensation policies and programs, generally explains the Company’s compensation objectives, policies and practices with respect to its executive officers, and identifies the elements of compensation for each of the individuals identified in the following table, whom the Company refers to as its named executive officers, or “NEOs” for the fiscal year ended December 31, 2020.

Name	Principal Position
Antonino Ciappina	Chief Executive Officer
Kailas Agrawal	Chief Financial Officer
Ajay Roy	Chief Operating Officer
Stanislav Royzenshteyn	Former Chief Executive Officer

Compensation and Benefits Philosophy

The Company has designed its compensation and benefits as part of its overall human capital management strategy to facilitate its ability to attract, retain, reward and motivate a high performing executive team. Onyx’s compensation philosophy is based on a motivational plan to provide pay-for-performance (at both the individual and company levels), to enable the Company’s executive team to achieve the Company’s objectives successfully. The Company’s motivational plan is designed to achieve the following goals:

To reward principles that effect the success and accomplishment of the Company’s mission and goals;

●	To attract, motivate and retain a high performing executive team;

●	To recognize and reward individuals whose performance adds significant value to the Company; and

●	To support and encourage executive team performance.

Compensation Elements

In the year ended December 31, 2020, the Company’s compensation program consisted of the following elements:

●	Base salary;

●	Cash incentives; and

●	Benefits and perquisites.

The Company’s goal has been to set base compensation based upon financial and operating performance, each executive officer’s level of experience, and each executive officer’s current and expected future contributions to its results, in addition to providing competitive benefits. To emphasize the relationship between executive pay and the Company’s performance, the Company typically pays its executive officers a cash incentive bonus, which is designed to grow the organization by investing in its human resources and to ensure that the Company has the leadership and talent necessary to successfully meet its future challenges.

Summary Compensation Table

The following table sets forth the total compensation for the Company’s NEOs earned or paid by Onyx prior to the Business Combination and by the Company after the Business Combination for the years ended December 31, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Antonino Ciappina,	2020	295,082	88,525	—	—	—	—	—	383,607
Chief Executive Officer	2019	—	—	—	—	—	—	—	—
Kailas Agrawal,(6)	2020	180,657	156,247	—	—	—	—	9,758	346,662
Chief Financial Officer	2019	200,000	50,000	—	—	—	—	25,818	275,818
Ajay Roy,	2020	300,000	90,000	—	—	—	—	—	390,000
Chief Operating Officer	2019	58,356	8,753	—	—	—	—	—	67,109
Stanislav Royzenshteyn,	2020	603,665	430,721	—	—	—	—	93,305	1,127,691
Former Chief Executive Officer(1)	2019	980,486	267,484	—	—	—	—	156,756	1,404,726

(1)	As of July 10, 2020, Mr. Royzenshteyn resigned as Chief Executive Officer.
(2)	Generally, the Company awards incentive compensation based on individual and organization-wide performance metrics. For the year ended December 31, 2020, Mr. Agrawal received a joining bonus of $100,000. For the year ended December 31, 2019, Mr. Royzenshteyn received a cash incentive bonus of five percent of Onyx’s earnings before interest, taxes, depreciation and amortization (EBITDA), and Mr. Agrawal received a discretionary cash bonus based upon his overall performance.
(3)	The Company did not maintain an equity compensation plan during 2019 and did not grant any stock awards or option awards in 2020.
(4)	The Company did not maintain a non-equity incentive plan during 2020.
(5)	The amounts in the “All Other Compensation” column for 2020 include payments to Mr. Agrawal for perquisite payments related to air travel, rental car and use of an apartment near Onyx’s headquarters while travelling for work in the U.S.; and the amounts in this column for 2019 include payments to the following individuals: (i) Mr. Agrawal — perquisite payments related to air travel, rental car and use of an apartment near Onyx’s headquarters while travelling for work in the U.S.; and (ii) Mr. Royzenshteyn — perquisite payments related to (a) personal automobile expenses ($48,081) and a related tax gross-up ($46,638), (b) payment of medical insurance premiums ($29,525), and (c) personal credit card expenses ($32,512).
(6)	Mr. Agrawal was not employed by the Company from March 27, 2020 through August 5, 2020.

Employment Agreements

The Company entered into an at-will employment agreement with Mr. Ciappina on November 28, 2019 (the “Ciappina Employment Agreement”). Pursuant to the Ciappina Employment Agreement, Mr. Ciappina is entitled to an annual salary of $300,000. Additionally, Mr. Ciappina may earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of four years of continuous employment with the Company, Mr. Ciappina is eligible to receive a lump-sum incentive payment of $325,000 based on the Company’s performance during the corresponding period. In the event the Company terminates the Ciappina Employment Agreement without cause, subject to Mr. Ciappina entering into a full release of all claims, the Company shall pay to Mr. Ciappina an additional 90 days of salary. On July 10, 2020, in connection with the resignation of Mr. Royzenshteyn as CEO of the Company, Mr. Ciappina assumed the duties of interim general manager, and on November 20, 2020, in connection with the Business Combination, Mr. Ciappina assumed the duties of CEO. The Ciappina Employment Agreement was not amended 2020 in connection with Mr. Ciappina’s assumption of these duties.

The Company entered into an at-will employment agreement with Mr. Agrawal on August 4, 2020 (the “Agrawal Employment Agreement”). Pursuant to the Agrawal Employment Agreement, Mr. Agrawal is entitled to an annual salary of $300,000. Additionally, Mr. Agrawal may earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of two years of continuous employment with the Company, Mr. Agrawal is eligible to receive a lump-sum incentive payment of $162,500 based on the Company’s performance during the corresponding period. In the event the Company terminates the Agrawal Employment Agreement without cause, subject to Mr. Agrawal entering into a full release of all claims, the Company shall pay to Mr. Agrawal an additional 365 days of salary.

The Company entered into an at-will employment agreement with Mr. Roy on October 8, 2019 (the “Roy Employment Agreement”). Pursuant to the Roy Employment Agreement, Mr. Roy is entitled to an annual salary of $300,000. Additionally, Mr. Roy may earn cash incentive compensation of up to $90,000 per year based on performance related to individual and organization-wide metrics. Upon the completion of four years of continuous employment with the Company, Mr. Roy is eligible to receive a lump-sum incentive payment of $350,000 based on the Company’s performance during the corresponding period. In the event the Company terminates the Roy Employment Agreement without cause, subject to Mr. Roy entering into a full release of all claims, the Company shall pay to Mr. Roy an additional 90 days of salary.

Additionally, Onyx, Mr. Agrawal, Mr. Ciappina or Mr. Roy may terminate the applicable employment agreement without cause by providing 30 days’ written notice to the applicable party. Further, the Company may terminate any of the applicable employment agreements for cause (as defined in each employment agreement) at any time. Upon termination, Mr. Agrawal, Mr. Ciappina and Mr. Roy are due the following forms of compensation: (i) accrued and unpaid compensation; (ii) accrued and unpaid amounts for unused vacation; and (iii) any unreimbursed expenses payable in accordance with the applicable employment agreement. Pursuant to each applicable employment agreement, Mr. Agrawal, Mr. Ciappina and Mr. Roy have agreed that, during the relevant period of employment and for two years after, each officer shall not (i) engage in any competing business within any state, country, region or locality in which the Company is operating or (ii) solicit any of the Company’s clients or hire any of the Company’s employees, contractors, agents, or business affiliates.

Retirement Plans; Non-Qualified Deferred Compensation Plans

The Company currently does not maintain any retirement or non-qualified deferred compensation plans for any of its employees that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement.

Board of Directors Compensation

Following the Business Combination, each non-employee director receives the following annual retainers, as applicable, payable in quarterly installments, in advance, on the first business day of each calendar quarter:

●	an annual retainer of $35,000;

●	committee chair annual fees as follows:

Committee Chair	Annual Cash Fee
Audit	$22,500
Compensation	$15,000
Nominating and Corporate Governance	$15,000
Strategy, Technology and Risk Management	$12,500

●	committee membership annual fees (including the chair) as follows:

Non-Chair
Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$5,000
Nominating and Corporate Governance	$3,000
Strategy, Technology and Risk Management	$3,000

●	the chair of the Company’s board of directors receives an additional annual fee of $35,000.

Unless a committee or the Board has more than six meetings per calendar year, there will be no meeting fees. If there are more than six meetings in one calendar year for an individual committee or the Board, additional compensation will be reviewed by the Compensation Committee at that time.

In connection with the Business Combination, each non-employee director will receive an award of 7,142 restricted stock units (“RSUs”), with an effective grant date of the second trading day following public release of the Company’s financial results for the fourth quarter and full year 2020. These RSUs will vest in full on November 20, 2021.

Further, each non-employee director will receive an annual RSU grant on the date of each annual meeting of stockholders at which the director is elected to the Board or continues to serve as a director, with the number of RSUs calculated by dividing $50,000 by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant. Each such grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the Board as of the vesting date.

The Company will reimburse a director’s reasonable expenses in connection with attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of January 25, 2021, by:

●	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

●	each named executive officer and current director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including, if any, options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on approximately 32,873,457 shares of Common Stock outstanding as of January 25, 2021, and excludes, as of such date:

●	6,948,178 additional shares of Common Stock reserved and available for future issuances under our equity compensation plans;

●	750,000 additional shares of Common Stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement);

●	300,000 additional shares of Common Stock reserved for issuance pursuant to adjustment escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement); and

●	1,502,129 additional shares of Common Stock that will be issued to Legacy Acquisition Sponsor I LLC, a Selling Stockholder, should the price per share of Common Stock exceed $15.00 for any thirty-day trading period during the 730 calendar days after the Closing.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock %
Principal Stockholders:
Onyx Enterprises Canada Inc.(1)	14,084,072	42.84%
Roman Gerashenko	5,983,443	18.20%
Stanislav Royzenshteyn	5,983,443	18.20%
Legacy Acquisition Sponsor I LLC(2)	2,442,625	7.43%

Directors and Executive Officers:
Antonino Ciappina	-	-
Kailas Agrawal	-	-
Ajay Roy	-	-
Mark Atwater	-	-
Prashant Pathak(3)	14,084,072	42.84%
Aditya Jha	-	-
Rahul Petkar	-	-
Ann M. Schwister	-	-
Edwin J. Rigaud(4)	2,442,625	7.43%
Darryl T.F. McCall(4)	2,442,625	7.43%
Richard White(4)	2,442,625	7.43%
All current directors and executive officers as a group (11 persons)	16,526,697	50.27%

(1)	The address of Onyx Enterprises Canada Inc. (“OEC”) is 2 Bloor Street W., Suite 2006, Toronto, Ontario, Canada M4W 3E2.

(2)	The address of Legacy Acquisition Sponsor I LLC is 1308 Race Street, Suite 200, Cincinnati, Ohio 45202.

(3)	Consists of 14,084,072 shares of Class A Common Stock held by OEC. Mr. Pathak serves as the President and a director of OEC. Mr. Pathak disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4)	Consists of 2,442,625 shares of Class A Common Stock held by Legacy Acquisition Sponsor I LLC. The reporting person is the managing member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

SELLING STOCKHOLDERS

The Selling Stockholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. Pursuant to the Registration Rights Agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our Common Stock being offered pursuant to this prospectus by the Selling Stockholders.

The following table sets forth, based on written representations from the Selling Stockholders, certain information regarding the beneficial ownership of our Common Stock by the Selling Stockholders and the shares of Common Stock being offered by the Selling Stockholders. The applicable percentage ownership of Common Stock is based on approximately 32,873,457 shares of Common Stock outstanding as of January 25, 2021, and excludes, as of such date:

●	6,948,178 additional shares of Common Stock reserved and available for future issuances under our equity compensation plans;

●	750,000 additional shares of Common Stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement);

●	300,000 additional shares of Common Stock reserved for issuance pursuant to adjustment escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement); and

●	1,502,129 additional shares of Common Stock that will be issued to Legacy Acquisition Sponsor I LLC, a Selling Stockholder, should the price per share of Common Stock exceed $15.00 for any thirty-day trading period during the 730 calendar days after the Closing.

Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock offered and no other purchases or sales of our Common Stock. The Selling Stockholders may offer and sell some, all or none of their shares of Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

	Shares Beneficially Owned		Maximum Number of Shares That May be Offered Pursuant to	Shares Beneficially Owned after this Offering
	Shares	% of Ownership	this Prospectus	Shares	% of Ownership
Name of Selling Stockholder
Onyx Enterprises Canada Inc.(1)	14,084,072	42.84%	14,084,072	—	—
Stanislav Royzenshteyn(2)	5,983,443	18.20%	5,983,443	—	—
Roman Gerashenko(3)	5,983,443	18.20%	5,983,443	—	—
Legacy Acquisition Sponsor I LLC(4)	2,442,625	7.43%	2,442,625	—	—
Alyeska Master Fund, L.P.(5)	1,098,576	3.34%	373,898	724,678	2.20%
Park West Investors Master Fund, Limited(6)	223,278	0.68%	223,278	—	—
Coliseum Capital Partners, L.P.(7)	183,095	0.56%	183,095	—	—
F-Cubed Investments, LLC(8)	75,000	0.23%	75,000	—	—
Blackwell Partners, LLC – Series A(9)	67,230	0.20%	67,230	—	—
Park West Partners International, Limited(10)	27,047	0.08%	27,047	—	—
Graydon Head & Ritchey LLP(11)	26,800	0.08%	26,800	—	—
Interest Solutions, LLC(12)	11,900	0.04%	11,900	—	—

(1)	Of the shares of Common Stock beneficially owned by Onyx Enterprises Canada Inc. (“OEC”) to which this prospectus relates, 12,984,072 shares are being offered for resale pursuant to the 2020 RRA and 1,100,000 shares are being offered for resale pursuant to SSA Section 4(e). Prashant Pathak, the Chairman of the Board of the Company, serves as the President and a director of OEC. Mr. Pathak disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(2)	The shares of Common Stock beneficially owned by Stanislav Royzenshteyn to which this prospectus relates are being offered for resale pursuant to the 2020 RRA. Mr. Royzenshteyn is a founder of, and former director, stockholder, president and chief executive officer of, Onyx.
(3)	The shares of Common Stock beneficially owned by Roman Gerashenko to which this prospectus relates are being offered for resale pursuant to the 2020 RRA. Mr. Gerashenko is a founder of, and former director, stockholder and chief executive officer of, Onyx.
(4)	The shares of Common Stock beneficially owned by the Sponsor to which this prospectus relates are being offered for resale pursuant to the 2017 RRA. Edwin J. Rigaud, the managing member of the Sponsor, is a director of the Company. The Sponsor intends to distribute a portion of the shares of Common Stock for which it is the owner of record to certain of its members and vendors prior to resale.
(5)	The shares of Common Stock beneficially owned by Alyeska Master Fund, L.P. to which this prospectus relates are being offered for resale pursuant to the 2017 RRA. Alyeska Master Fund, L.P. is a non-managing member of the Sponsor, and as such is not a beneficial owner of the shares of Common Stock held by the Sponsor.
(6)	The shares of Common Stock beneficially owned by Park West Investors Master Fund, Limited to which this prospectus relates are being offered for resale pursuant to the 2017 RRA. Park West Investors Master Fund, Limited is a non-managing member of the Sponsor, and as such is not a beneficial owner of the shares of Common Stock held by the Sponsor.
(7)	The shares of Common Stock beneficially owned by Coliseum Capital Partners, L.P. to which this prospectus relates are being offered for resale pursuant to the 2017 RRA. Christopher Shackelton was on the advisory committee of Legacy prior to the Business Combination. Mr. Shackelton is the co-founder and managing partner of Coliseum Capital Management, LLC, which is the investment adviser of Coliseum Capital Partners, L.P. Coliseum Capital Partners, L.P. is a non-managing member of the Sponsor, and as such is not a beneficial owner of the shares of Common Stock held by the Sponsor.

(8)	The shares of Common Stock beneficially owned by F-Cubed Investments, LLC to which this prospectus relates are being offered for resale pursuant to SSA Section 4(e).
(9)	The shares of Common Stock beneficially owned by Blackwell Partners, LLC – Series A to which this prospectus relates are being offered for resale pursuant to the 2017 RRA. Christopher Shackelton was on the advisory committee of Legacy prior to the Business Combination. Mr. Shackelton is the co-founder and managing partner of Coliseum Capital Management, LLC, which has discretion over the shares of Common Stock held by Blackwell Partners LLC – Series A. Blackwell Partners, LLC – Series A is a non-managing member of the Sponsor, and as such is not a beneficial owner of the shares of Common Stock held by the Sponsor.
(10)	The shares of Common Stock beneficially owned by Park West Partners International, Limited to which this prospectus relates are being offered for resale pursuant to the 2017 RRA. Park West Partners International, Limited is a non-managing member of the Sponsor, and as such is not a beneficial owner of the shares of Common Stock held by the Sponsor.
(11)	The shares of Common Stock beneficially owned by Graydon Head & Ritchey LLP to which this prospectus relates are being offered for resale pursuant to SSA Section 4(e). Graydon Head & Ritchey LLP served as legal counsel to Legacy from August 13, 2020 through the Closing in connection with the Business Combination.
(12)	The shares of Common Stock beneficially owned by Interest Solutions, LLC to which this prospectus relates are being offered for resale pursuant to SSA Section 4(e). ICR, LLC, the managing entity of Interest Solutions, LLC, has provided consulting services to Legacy. Interest Solutions, LLC may be deemed an underwriter as an affiliate of a broker-dealer.

Certain Relationships with Selling Stockholders

Stockholder Support Agreements

Concurrently with the execution of the Business Combination Agreement, Legacy entered into a Stockholder Support Agreement with each of Onyx’s stockholders (collectively, the “Stockholder Support Agreements”). Onyx’s minority stockholders were obligated to sign the Stockholder Support Agreements based on the majority stockholders’ use of drag-along provisions. The minority stockholders’ Stockholder Support Agreements were signed by the Onyx majority stockholder utilizing the power of attorney granted to it under the Stockholders Agreement. Pursuant to the Stockholder Support Agreements, the Onyx stockholders agreed not to transfer any of their shares of capital stock in Onyx (the “Onyx Shares”), until the earlier of the consummation of the First Merger, the termination of the Business Combination Agreement, or the termination of the Stockholder Support Agreements. The Onyx stockholders further agreed to, among other things, (i) vote their Onyx Shares (x) to approve the Business Combination Agreement, the Business Combination and any other transactions contemplated thereby, and (y) against any merger or other business combination transaction (other than the Business Combination) that would reasonably be expected to prevent or otherwise adversely affect the Business Combination and any other transactions contemplated thereby, (ii) appoint Legacy as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote Onyx Shares in favor of the Business Combination, (iii) waive any dissenters rights to which the Onyx stockholders may have pursuant to the New Jersey Business Corporation Act, (iv) abstain from joining or commencing any action against any parties to the Business Combination Agreement, and (v) release all parties to the Business Combination Agreement from any and all claims, as well as waive or relinquish rights to claims against the parties to the Business Combination Agreement that the Onyx stockholders or any of their affiliates may have had in the past, may now have or may have in the future, subject to certain exceptions, as described therein, including without limitation, any rights related to the Stockholder Litigation (as defined in the Business Combination Agreement).

On October 3, 2020, counsel to the defendants in the Stockholder Litigation received a letter from counsel to the Onyx minority stockholders objecting to Onyx Enterprises Canada Inc.’s use of the “drag-along right” under Section 4.5 of the Stockholders Agreement, and the proxy granted pursuant to Section 5.1 of the Stockholders Agreement to execute (i) the stockholder written consent, dated September 18, 2020, approving the Business Combination Agreement and (ii) the Stockholder Support Agreement, dated October 30, 2020, in each case on behalf of the minority stockholders. The letter also describes the Business Combination as unlawful and threatens further unspecified actions by the minority stockholders. See the section titled “Business—Legal Proceedings” for more information on the Stockholder Litigation.

2020 RRA

At the Closing, the Company and the Onyx stockholders receiving shares of Common Stock as consideration (the “Onyx Holders”) entered into the 2020 RRA, pursuant to which this registration statement is filed, to provide the Onyx Holders with registration rights with respect to certain outstanding shares of Common Stock and any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

Pursuant to the terms of the 2020 RRA, the Onyx Holders are entitled, after the expiration of a lock-up, to request (i) up to three written demands for registration, (ii) “piggy-back” registration in connection with any proposal of the Company to file a registration statement under the Securities Act and (iii) Form S-3 registrations, all subject to certain minimum requirements and customary conditions. The 2020 RRA provides for certain instances in which the Company may defer registration: if (A) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, an initiated registration by the Company and provided that the Company has delivered written notice to the Onyx Holders prior to receipt of a demand registration and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable registration statement to become effective; (B) the Onyx Holders have requested an Underwritten Registration (as defined in the 2020 RRA) and the Company and the Onyx Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such registration statement at such time. In connection with the Company’s obligation to register certain shares of Common Stock held by the Sponsor pursuant to the A&R Sponsor Support Agreement (as described below), the Onyx Holders have requested a “piggy-back” registration, pursuant to which this registration statement is filed.

The 2020 RRA includes a lock-up period which provides that the Onyx Holders shall not transfer any shares of Common Stock issued to such Onyx Holder as part of the Closing Share Consideration that may have been issued to such Onyx Holder prior to the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the date of the Closing, on which the volume weighted average per share price (“VWAP”) of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Onyx Holders having the right to exchange their shares of Common Stock for cash, securities or other property.

A&R Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, Legacy and the Stockholder Representative entered into a sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, immediately prior to the Closing, (i) assign and transfer to Onyx for cancellation 3,000,000 shares of Legacy’s Class F Common Stock (the “Forfeited Shares”) and (ii) assign and transfer to Onyx for cancellation 14,587,770 of its private placement warrants to purchase shares of Legacy’s Class A Common Stock (the “Equity Reduction Warrants”), which excluded the Sponsor-Investor Private Warrants. The Forfeited Shares and the Equity Reduction Warrants were each forfeited as partial consideration for the Sponsor Deferred Shares (as defined below).

The Sponsor further agreed that (i) if the amount of funds available in the trust account established by Legacy for the benefit of its stockholders holding shares of Legacy’s Class A Common Stock, after giving effect to the exercise of redemption rights by the redeeming stockholders of Legacy, was less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor was to surrender and forfeit up to a maximum of 3,250,000 shares of Legacy’s Class F Common Stock (the “Equity Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement and (ii) that if, and to the extent, that Legacy paid its transaction expenses from the trust account in excess of $16,400,000, then the Sponsor was to surrender and forfeit to Legacy up to a maximum of 3,250,000 shares of Legacy’s Class F Common Stock (the “Expense Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. In no event was the sum of the Expense Reduction Shares and the Equity Reduction Shares to exceed 3,250,000 shares of Legacy’s Class F Common Stock.

The Sponsor had the ability to earn back up to 50% of the sum of the number of Equity Reduction Shares and the number of Expense Reduction Shares based on the average trading share price of Common Stock over a 730 calendar day period immediately following the Closing (the “Sponsor Deferred Shares”).

On November 20, 2020, the Company entered into the Amended and Restated Sponsor Support Agreement (the “A&R Sponsor Support Agreement”) with the Sponsor and Shareholder Representative. Pursuant to the A&R Sponsor Support Agreement, prior to, and in connection with, the Closing, the Sponsor, among other things, (a) forfeited (i) 3,069,474 shares of Legacy’s Class F Common Stock and (ii) 14,587,770 warrants to purchase shares of Common Stock, (b) retained the rights to an aggregate of 4,430,526 shares of the Company’s Class F Common Stock, (c) assumed the obligation to pay the Buyer Transaction Expenses (as such term is defined in the Business Combination Agreement) and (d) retained the right to 1,502,129 shares of Common Stock should the Common Stock exceed $15.00 per share for any thirty-day trading period during the 730 calendar days after Closing. In addition, pursuant to the A&R Sponsor Support Agreement, 1,100,00 of the 4,430,526 shares of the Company’s Class F Common Stock retained by the Sponsor were retained in consideration of Sponsor’s contribution to Legacy of that certain direction notice provided by OEC to Sponsor, which direction notice was paid to OEC, as the sole holder of the preferred stock of Onyx, as consideration for $11,000,000 of the Preferred Payment (as such terms are defined in the Business Combination Agreement) of $20,000,000 that was otherwise payable in cash. The Company agreed to use commercially reasonable efforts to register 2,700,000 shares of the Company’s Class F Common Stock retained by Sponsor, pursuant to which agreement this registration statement is filed.

Sponsor Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and Legacy entered into the Amended and Restated Lock-up Agreement (the “Sponsor Lock-up Agreement”). Pursuant to the Sponsor Lock-up Agreement, the Sponsor agreed not to sell, or otherwise transfer its rights to, its shares of Common Stock of the Company, during the period commencing on the Closing and ending upon the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the date of the Closing, on which the VWAP of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

2017 RRA

On November 16, 2017, the Company and the Sponsor entered into the 2017 RRA, pursuant to which this registration statement is filed, to provide the Sponsor with registration rights with respect to certain outstanding shares of Common Stock, certain outstanding shares of Common Stock issued or issuable upon conversion of the Legacy’s Class F common stock (the “Founder Shares”), certain warrants issued by the Company in a private placement (the “Private Placement Warrants”) and the Common Stock issued or issuable upon exercise of the Private Placement Warrants, and any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. Coliseum Capital Partners, L.P., Blackwell Partners, LLC – Series A, Park West Investors Master Fund, Limited, Park West Partners International, Limited, and Alyeska Master Fund, L.P. (together with the Sponsor, the “Legacy Holders”), each a Selling Stockholder, are indirect beneficiaries of the Sponsor’s rights under the 2017 RRA as members of the Sponsor. At the Closing, the Founder Shares automatically converted into shares of Common Stock on a one-for-one basis and the Private Placement Warrants were converted into cash and shares of Common Stock.

Pursuant to the terms of the 2017 RRA, the Legacy Holders are entitled, after the Closing of the Business Combination, to request (i) up to three written demands for registration, (ii) “piggy-back” registration in connection with any proposal of the Company to file a registration statement under the Securities Act and (iii) Form S-3 registrations, all subject to certain minimum requirements and customary conditions. The 2017 RRA provides for certain instances in which the Company may defer registration: if (A) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, an initiated registration by the Company and provided that the Company has delivered written notice to the Legacy Holders prior to receipt of a demand registration and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable registration statement to become effective; (B) the Legacy Holders have requested an Underwritten Registration (as defined in the 2017 RRA) and the Company and the Legacy Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such registration statement at such time.

The 2017 RRA includes lock-up periods which provide that (A) the Legacy Holders shall not transfer the Founder Shares (the “Founder Shares Lock-up”) except to those permitted transferees as set forth in that certain letter agreement, dated as of November 16, 2017, by and between the Company, the Sponsor and the members of the Sponsor party thereto (the “Letter Agreement”), prior to the earlier of (i) the first anniversary of the Closing, (ii) subsequent to the Closing, (x) if the last sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; and (B) the Legacy Holders shall not transfer the Private Placement Warrants or any shares of Common Stock issued upon their exercise until 30 days after the Closing (the “Private Warrants Lock-up”). In connection with the Closing, the Company terminated the Letter Agreement, thereby nullifying the Founder Shares Lock-up. The Private Warrant Lock-up expired pursuant to its terms on December 20, 2020.

Business Combination Agreement Lock-Up

Under the Business Combination Agreement, each holder of Common Stock agreed that such holder would not transfer any Buyer Common Stock issued to such holder as part of the Closing share consideration that may have been issued to such holder prior to the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the Closing, on which the VWAP of Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) Buyer’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Warrant Holder Support Agreements

Concurrently with the execution of the Business Combination Agreement, Legacy entered into Warrant Holder Support Agreements with the holders of 19,506,220 (or approximately 65.02%) of Legacy’s public warrants. Pursuant to the Warrant Holder Support Agreements, such holders agreed to vote in favor of the Warrant Amendments to the Warrant Agreement as contemplated by the Business Combination Agreement. The Warrant Amendments provided, among other things, that each outstanding public warrant and 2,912,230 outstanding warrants issued to the Sponsor in the private placement that closed simultaneously with Legacy’s initial public offering, pursuant to that certain Sponsor Warrants Purchase Agreement, dated as of October 24, 2017, between Legacy and Sponsor, but which were beneficially owned by certain institutional investors of our Sponsor (the “Sponsor-Investor Private Warrants”) were to no longer be exercisable to purchase one-half share of Legacy Class A Common Stock for $5.75 per half-share (subject to adjustment as provided in Section 4 of the Warrant Agreement) and instead were to be converted solely into the right to receive (i) if, at the Closing, the aggregate gross cash in the trust account, plus the aggregate gross proceeds received by Legacy pursuant to any private offering was at least equal to $60,000,000, $0.35 in cash and 0.065 of a share of Class A Common Stock of Legacy, (ii) if, at the Closing, the aggregate gross cash in the trust account, plus the aggregate gross proceeds received by Legacy pursuant to any private offering was less than $60,000,000, but at least equal to $44,000,000, $0.25 in cash and 0.075 of a share of Class A Common Stock of Legacy, or (iii) if, at the Closing, the aggregate gross cash in the trust account, plus the aggregate gross proceeds received by Legacy pursuant to any private offering was less than $44,000,000, $0.18 in cash and 0.082 of a share of Class A Common Stock of Legacy. Additionally, the Warrant Amendments provided that our Sponsor was to forfeit 14,587,770 private placement warrants held of record and beneficially owned by it, and that if the Sponsor became the beneficial owner of any of the Sponsor-Investor Private Warrants, those Sponsor-Investor Private Warrants were to be forfeited.

Under the Warrant Holder Support Agreements, the subject warrant holders further agreed to certain covenants and agreements related to the Warrant Amendments, including, without limitation, not to dispose of any of their public warrants subject to the Warrant Holder Support Agreements or any economic interests therein, subject to certain specified exceptions.

Because the aggregate gross cash in the trust account plus the aggregate gross proceeds received by Legacy pursuant to any private offering was $9,055,227, each outstanding public warrant and Sponsor-Investor Private Warrant was converted into $0.18 in cash and 0.082 of a share of Common Stock. Through conversion of the Sponsor-Investor Private Warrants held by Coliseum Capital Partners, L.P., Blackwell Partners, LLC – Series A, Park West Investors Master Fund, Limited, Park West Partners International, Limited, and Alyeska Master Fund, L.P., each a member of the Sponsor, the Company issued an aggregate of $220,275 and 100,347 shares of Common Stock.

Certain Relationships with Selling Stockholders

See the section titled “Selling Stockholders—Certain Relationships with Selling Stockholders” for information on the Company’s transactions with the Selling Stockholders.

Indemnification Agreements

PARTS iD, Inc. Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements as of November 20, 2020 (the “Indemnification Agreements”), with each of its officers and directors. Each Indemnification Agreement provides for indemnification by the Company of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from the director’s or officer’s service to the Company.

Onyx Indemnification Agreement

On October 22, 2018, Onyx and Kailas Agrawal, a provisional director and Chief Financial Officer of Onyx at the time, entered into a Director Indemnification Agreement (the “Agrawal Indemnification Agreement”), pursuant to which Onyx agreed to indemnification obligations in favor of Mr. Agrawal that were in excess of the existing indemnification obligations owed to Mr. Agrawal pursuant to the Bylaws and the Certificate of Incorporation. The Agrawal Indemnification Agreement provided for indemnification by Onyx of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from Mr. Agrawal’s service to Onyx. The Agrawal Indemnification Agreement was superseded by Mr. Agrawal’s entry into an Indemnification Agreement at the Closing. See the section titled “—PARTS iD, Inc. Indemnification Agreements” above for more information on the Indemnification Agreement.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of our Common Stock is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation and the Bylaws, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation and the Bylaws in their entirety for a complete description of the rights and preferences of our Common Stock.

Authorized and Outstanding Stock

Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) authorizes the issuance of 111,000,000 shares of capital stock, $0.0001 par value per share, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock (referred to as “Common Stock” in other sections of this prospectus) and 10,000,000 shares of Class F common stock, and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

As of January 25, 2021, there were approximately 32,873,457 shares of Class A common stock outstanding, and excludes, as of such date:

●	6,948,178 additional shares of Class A common stock reserved and available for future issuances under our equity compensation plans;

●	750,000 additional shares of Class A common stock reserved for issuance pursuant to indemnification escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement);

●	300,000 additional shares of Class A common stock reserved for issuance pursuant to adjustment escrow obligations under the Business Combination Agreement (any unused portion of which reserved shares will be issued to Onyx Enterprises Canada Inc., Roman Gerashenko and Stanislav Royzenshteyn, each a Selling Stockholder, according to their pro rata share of common stock of Onyx prior to the Closing, pursuant to the Business Combination Agreement); and

●	1,502,129 additional shares of Class A common stock that will be issued to Legacy Acquisition Sponsor I LLC, a Selling Stockholder, should the price per share of Class A common stock exceed $15.00 for any thirty-day trading period during the 730 calendar days after the Closing.

As of January 25, 2021, there were no shares of Class F common stock outstanding, and no shares of Preferred Stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Certain outstanding shares of Class A common stock are covered by this registration statement.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A common stock and Class F common stock are entitled to one vote per share, voting together as a single class, on matters to be voted on by stockholders.

Dividends

Subject to the rights of holders of Preferred Stock, holders of Class A common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor. We have not paid any cash dividends on the Class A common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness incurred.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A common stock, together with holders of Class F common stock, will be entitled to receive an amount of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied, ratably in proportion to the number of shares of Class A common stock (on an as-converted basis with respect to the Class F common stock) held.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund, redemption provisions or conversion provisions applicable to Class A common stock.

Class A Common Stock as Potentially Limited by Issuance of Preferred Stock

The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 15% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued capital stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved capital stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. In addition, our Bylaws require that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, unless and until our Bylaws are amended in this respect, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and to have consented to these provisions of our Charter and Bylaws. In addition, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meetings of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman of the Board.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Securities Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

No action by written consent

Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Classified Board of Directors

Our Certificate of Incorporation provides that our Board is divided into two classes, Class I and Class II, with members of each class serving staggered two-year terms and that the authorized number of directors may be changed only by resolution of the Board. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors within the class of directors up for election.

Subject to the terms of any Preferred Stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

Our Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, we were no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of applicable restricted securities.

Lock-Up Restrictions

See the section titled “Selling Stockholders—Certain Relationships with Selling Stockholders” for information on lock-up restrictions to which certain Selling Stockholders are subject.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Stockholders or their permitted transferees from time to time of up to 30,206,509 shares of Common Stock.

We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus.

We will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Stockholders. The shares of Common Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and deliver the shares covered by this prospectus to close out such short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a broker/dealer or other financial institution or other third party that in turn may sell the securities short using this prospectus. Such broker/dealer or other financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers or agents to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale (which commission, discounts and/or concessions may be in excess of costs in the types of transactions involved).

In offering the shares covered by this prospectus, the Selling Stockholders, including Interest Solutions, LLC, which is an affiliate of a broker-dealer, and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents.

Certain Selling Stockholders who are entities rather than natural persons may distribute shares to their partners, members, shareholders or other owners, or to their vendors, in normal course, who may in turn sell the shares in the manner listed above.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, liabilities, and expenses, including liabilities under the Securities Act, or the Selling Stockholders may be entitled to contribution. The Selling Stockholders have agreed to indemnify us against certain losses, claims, damages, liabilities, and expenses, including liabilities under the Securities Act, that may arise from information furnished to us in writing by the Selling Stockholders specifically for use in this registration statement, prospectus, or any amendment thereof or supplement thereto, or we may be entitled to contribution. We and the Selling Stockholders may indemnify any securities dealer that participates in transactions involving the sale of the shares to the same extent that we and the Selling Stockholders have indemnified each other.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Common Stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor under U.S. federal gift and estate tax laws, except to the limited extent provided below. In general, a “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a non-U.S. holder holds shares of our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not address all aspects of United States federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address any estate or gift tax consequences, except to the limited extent provided below, or any aspects of U.S. state, local or non-U.S. taxes. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, commodities or currencies, “controlled foreign corporation,” “passive foreign investment company,” partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder's Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder's adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the heading “Additional Withholding Requirements.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Common Stock generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. Even if we are or become a United States real property holding corporation, provided that our Common Stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our Common Stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding Common Stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our Common Stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). No assurance can be provided that our Common Stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.

Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Common Stock will be U.S.-situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our Common Stock.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Common Stock.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Faegre Drinker Biddle & Reath LLP.

EXPERTS

The consolidated financial statements of PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.) at December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, included in this prospectus and registration statement have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Onyx Enterprises Int’l, Corp. at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, included in this prospectus and registration statement have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and registration statement, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 22, 2020, following a review undertaken by the Audit Committee of the Board (the “Audit Committee”), the Audit Committee approved the engagement of WithumSmith+Brown, PC (“Withum”) to serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2020. Since 2017, Withum had served as the independent registered public accounting firm of Legacy.

Withum had also served as Onyx’s independent registered public accounting firm since 2016, but was not engaged to audit Onyx’s financial statements in connection with the Business Combination. In connection with the Business Combination, UHY LLP (“UHY”) served as Onyx’s independent registered public accounting firm, and it audited the balance sheets of Onyx as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2019, 2018, and 2017, and the related notes (collectively, the “Financial Statements”). The Company informed UHY that it would be replaced by Withum as the Company’s independent registered public accounting firm, effective on December 22, 2020.

The audit report of UHY on the Financial Statements did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal 2018 and 2019, and through December 22, 2020, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K with UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of UHY would have caused UHY to make reference to the subject matter of the disagreement(s) in connection with its report on the Financial Statements, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

As noted above, Withum had served as Legacy’s independent registered public accounting firm since 2017. Withum also had served as Onyx’s independent registered public accounting firm beginning in 2016, but it did not provide any auditing services to Onyx in connection with the Business Combination.  During fiscal 2018 and 2019, and through December 22, 2020, Withum did not provide any services or consultations to the Company or Onyx, except pursuant to that for which it was engaged.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at www.partsidinc.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell our Common Stock pursuant to this registration statement until the registration statement is filed with the SEC and is declared effective. This prospectus is not an offer to sell this Common Stock and it is not soliciting an offer to buy this Common Stock in any state where the offer or sale is not permitted.

INDEX TO FINANCIAL INFORMATION

ONYX ENTERPRISES INT’L, CORP.

LEGACY ACQUISITION CORP.

9-Month Periods Ended September 30, 2020, and September 30, 2019
Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019	F-32
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2020 (unaudited) and 2019 (unaudited)	F-33
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2020 (unaudited) and 2019 (unaudited)	F-34
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 (unaudited) and 2019 (unaudited)	F-36
Notes to Condensed Financial Statements (unaudited)	F-37 – F-50

Years Ended December 31, 2019 and 2018
Report of Independent Registered Public Accounting Firm	F-51
Balance Sheets as of December 31, 2019 and 2018	F-52
Statements of Operations for the years ended December 31, 2019 and 2018	F-53
Statements of Changes in Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-54
Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-55
Notes to Financial Statements	F-56 – F-67

ONYX ENTERPRISES INT’L, CORP.

Unaudited Balance Sheets

As of September 30, 2020, and December 31, 2019

	September 30,	December 31,
	2020 (Unaudited)	2019 (Audited)
ASSETS
Current Assets
Cash	$36,935,367	$13,618,835
Accounts receivable	2,858,262	1,168,260
Inventory	4,670,871	3,399,376
Prepaid expenses and other current assets	2,845,260	2,703,882
Total current assets	47,309,760	20,890,353

Property & equipment, net	11,150,217	11,020,781
Intangible assets	230,252	222,483
Deferred tax assets	-	263,300
Other assets	267,707	267,707

Total assets	$58,957,936	$32,664,624

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$38,395,885	$25,213,657
Customer deposits	13,915,587	8,599,914
Accrued expenses	4,910,341	4,950,406
Preferred stocks dividend payable	41,667	41,667
Notes payable, current portion	20,956	24,627
Other current liabilities	3,732,157	2,825,552
Total current liabilities	61,016,593	41,655,823

Deferred tax liabilities	1,096,664	-
Notes payable, net of current portion	3,750	15,971

Total liabilities	62,117,007	41,671,794

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS’ DEFICIT
Preferred stock, no par value, 1,000,000 shares issued and outstanding	-	-
Common stock, no par value 418 shares authorized and 417 issued and outstanding	-	-
Additional paid up capital	5,001,000	5,001,000
Accumulated deficit	(8,160,071)	(14,008,170)
Total shareholders’ deficit	(3,159,071)	(9,007,170)

Total	$58,957,936	$32,664,624

The accompanying notes are an integral part of these unaudited financial statements

ONYX ENTERPRISES INT’L, CORP.

Unaudited Statements of Income

For the Nine Months Ended September 30, 2020 and 2019

	2020	2019
REVENUES
E-commerce revenue, net	$307,751,463	$217,749,149
COST OF GOODS SOLD	240,928,853	171,235,868
GROSS PROFIT	66,822,610	46,513,281

OPERATING EXPENSES
Advertising	25,014,794	15,584,259
Selling, general & administrative	28,883,134	25,810,128
Depreciation	5,034,672	4,242,694
Total operating expenses	58,932,600	45,637,081
Income from operations	7,890,010	876,200

OTHER EXPENSE
Interest expense	7,684	4,814
Income before income tax	7,882,326	871,386
Income tax expenses	1,659,227	215,145
NET INCOME	$6,223,099	$656,241

Net income	6,223,099	656,241
Less: Preferred stocks dividends	375,000	375,000
Income available to common shareholders	$5,848,099	$281,241
Earnings per common share
Basic and diluted earnings per share	$14,024	$674
Weighted average number of shares (basic and diluted)	417	417

The accompanying notes are an integral part of these unaudited financial statements

ONYX ENTERPRISES INT’L, CORP.

Unaudited Statements of Cash Flows

For the Nine Months Ended September 30, 2020 and 2019

	2020	2019

Cash flows from Operating Activities:
Net Income	$6,223,099	$656,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,034,672	4,242,694
Deferred income taxes	1,359,964	198,886
Changes in operating assets and liabilities:
Accounts receivable	(1,690,002)	(236,340)
Inventory	(1,271,495)	(779,594)
Prepaid expenses	(141,378)	831,096
Accounts payable	13,182,228	266,422
Customer deposits	5,315,673	(491,822)
Accrued expenses	(40,065)	(231,564)
Other current liabilities	906,605	152,741
Net cash provided by operating activities	28,879,301	4,608,760

Cash flows on Investing Activities:
Purchase of property and equipment	(17,700)	(73,720)
Purchase of intangible assets	(7,769)	(5,569)
Website and software development costs	(5,146,408)	(5,272,433)
Net cash used in investing activities	(5,171,877)	(5,351,722)

Cash flows from Financing Activities:
Principal paid on notes payable	(15,892)	(15,078)
Payments of preferred stock dividends	(375,000)	(375,000)
Net cash used in financing activities	(390,892)	(390,078)

NET CHANGE IN CASH	23,316,532	(1,133,040)
Cash, beginning of year	13,618,835	17,069,100
Cash, end of year	$36,935,367	$15,936,060

Supplemental disclosure of cash flows information:
Cash paid during the period for interest	$7,684	$4,814
Cash paid during the year for income taxes	$-	$3,200

The accompanying notes are an integral part of these unaudited financial statements.

ONYX ENTERPRISES INT’L, CORP.

Unaudited Statements of Changes in Shareholders’ Deficit

For the Nine Months Ended September 30, 2020 and 2019

	Common Stock		Preferred Stock		Additional		Total
	No Par Value		No Par Value		Paid In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at January 1, 2019	417	$-	1,000,000	$-	$5,001,000	$(12,852,330)	$(7,851,330)

Preferred stock dividend						(375,000)	(375,000)

Net income						656,241	656,241

Balance at September 30, 2019	417	$-	1,000,000	$-	$5,001,000	$(12,571,089)	$(7,570,089)

Balance at January 1, 2020	417	-	1,000,000	-	$5,001,000	$(14,008,170)	$(9,007,170)

Preferred stock dividend						(375,000)	(375,000)

Net income						6,223,099	6,223,099

Balance at September 30, 2020	417	$-	1,000,000	$-	$5,001,000	$(8,160,071)	$(3,159,071)

The accompanying notes are an integral part of the unaudited financial statements.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Note 1 – Nature of Operations and Basis of Presentation

Onyx Enterprises Int’l, Corp. (the “Company”) is a technology driven, digital commerce company focused on creating custom infrastructure and unique user experience within niche markets. The Company was incorporated under the laws of the State of New Jersey on May 7, 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market. Management believes that the Company has since become a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Through the journey of building a comprehensive and complex product portfolio with over 17 million SKUs, as well as building an end-to-end digital commerce platform, the Company has developed a platform for both digital commerce and fulfillment, relying on insights gleaned from over 14 billion data points related to vehicle parts, a virtual shipping network comprising over 2,500 locations, nearly 5,000 active brands, and machine learning algorithms for complex fitment industries such as vehicle parts and accessories.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements include revenue recognition, return allowances, allowance for doubtful accounts, inventory valuation, valuation of deferred income tax assets and the capitalization and recoverability of software development costs.

Cash

The Company considers all immediately available cash and any investments with original maturities of three months or less, when acquired, to be cash equivalents.

Concentration of Credit Risk

Financial instruments that expose the Company to a concentration of credit risk principally include cash and accounts receivable balances. The Company maintains all of its cash in high credit quality financial institutions located in the United States. Amounts on deposit may at times exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit. The Company has not experienced any losses in such accounts. Accordingly, management believes that its credit risk relating to cash is minimal. The Company manages accounts receivable credit risk through its policy of limiting extensions of credit to customers. Substantially all customer orders are paid by credit card at the point of sale.

Accounts Receivable

Accounts receivable balances include amounts due from customers. The Company periodically reviews its accounts receivable balances to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts, historical occurrences of credit losses, existing economic conditions, and other circumstances that may indicate that the realization of an account is in doubt. As of September 30, 2020 and December 31, 2019, the Company determined that an allowance for doubtful accounts was not necessary.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Inventory

Inventories consist of purchased goods that are immediately available-for-sale and are stated at the lower of cost or net realizable value, determined using the first-in first-out method. Merchandise-in-transit directly from suppliers to customers is recorded in inventory. Risk of loss and the transfer of title from the supplier to the Company occurs at the shipping point. As of September 30, 2020 and December 31, 2019, merchandise-in-transit amounted to $4,017,505 and $2,662,933 respectively.

Website and Software Development

The Company capitalizes certain costs associated with website and software developed for internal use in accordance with Accounting Standards Codification (“ASC”) 350-50, Intangibles – Goodwill and Other – Website Development Costs and ASC 350-40, Intangibles – Goodwill and Other – Internal Use Software when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Asset Class	Estimated useful lives
Video and studio equipment	5 years
Internally developed software	3 years
Computer and electronics	5 years
Vehicles	5 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or lease term

Intangible Assets

Intangible assets are stated at cost less impairment losses, if any. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. The Company has determined that there were no triggering events in the nine months ended September 30, 2020 and 2019, and no impairment charges were necessary. The estimated useful lives of such assets are as follows:

Estimated useful lives
Domain names	Indefinite

Revenue Recognition

The Company recognizes revenue from product sales and associated shipping fees, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists; the selling price is fixed or determinable; collectability is reasonably assured; and the product is delivered to the customer. The Company estimates customer product return allowances based on historical experience and reduces product revenue, inclusive of shipping fees, by expected product returns.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Amounts received from customers prior to the delivery of products are recorded as customer deposits in the accompanying balance sheets. These advances are recognized as revenue in accordance with the Company’s policy on revenue recognition.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This new standard replaces all previous accounting guidance on this topic, eliminates all industry-specific guidance and provides a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

Effective January 1, 2019 the Company elected to adopt ASU 2014-09 using the modified retrospective method which applied to all new contracts initiated on or after January 1, 2019 and all open contracts which had remaining obligations as of that date. Prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historical accounting practices under Topic 605. The adoption of ASU 2014-09 did not have a material impact on the Company’s balance sheets and financial results for the nine months ended September 30, 2019 and there was no cumulative effect to retained earnings on the date of adoption.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps (i) identifies contracts with customers; (ii) identifies performance obligation(s); (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligation(s); and (v) recognizes revenue when (or as) the Company satisfies each performance obligation.

The Company recognizes revenue on product sales through the Company’s website as the principal in the transaction as the Company has concluded it controls the product before it is transferred to the customer. The Company controls products when it is the entity responsible for fulfilling the promise to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk from shipment through the delivery date, has discretion in establishing prices, and selects the suppliers of products sold.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns. Net allowances for sales returns at September 30, 2020 and December 31, 2019, were $664,886 and $495,697 respectively.

The Company also earns advertising revenues through sales of media space on its e-commerce site. Advertising revenue is recognized during the period in which the advertisements are displayed on the Company’s e-commerce site. Advertising revenue amounted to $284,189 and $189,243 for the nine months ended September 30, 2020 and 2019, respectively.

The Company has two types of contractual liabilities: (i) amount received from customers prior to the delivery of products are recorded as customer deposits in the accompanying balance sheets and are recognized as revenue when the products are delivered and (ii) site credits, which are initially recorded in accrued expenses, are recognized as revenue in the period they are redeemed.

Cost of Goods Sold

Cost of goods sold consists of the cost of product sold to customers, plus shipping and handling costs and shipping supplies, net of vendor rebates.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Income Taxes

The Company is a C-corporation for Federal income tax purposes. Accordingly, the Company accounts for income taxes in accordance with the provisions of ASC 740 Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates for years in which those temporary differences are expected to be recovered or settled. The measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding allowance is established. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s various income tax returns for the reporting year.

The Company files U.S. federal and State of New Jersey tax returns. The Company had no unrecognized tax benefits at September 30, 2020 and December 31, 2019.

ASC 740 also provides guidance on the accounting for uncertain tax positions recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, management concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There are no amounts accrued for penalties or interest as of or during the nine months ended September 30, 2020 and 2019. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

New Accounting Standards

The Company has adopted ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, in relation to ASC 740, which eliminates the current and noncurrent designations of deferred income taxes and requires that deferred tax assets and liabilities be presented in the balance sheet as a net non-current asset or liability. The adoption had no significant impact on its financial statements and related disclosures.

In February 2016, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40) (“ASU 2018-15”). The objective of this update is to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard is for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2019. The Company has adopted the standard. The adoption had no significant impact on its financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires the recognition of a “right to use” asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all of the Company’s lease obligations. This ASU is effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effect that this pronouncement will have on its financial statements and related disclosures.

See “Revenue Recognition” above for a discussion of the Company’s adoption of ASU 2014-09.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Note 3 – Liquidity Outlook

As of September 30, 2020 the Company had negative working capital (current liabilities exceed current assets) amounting to $13,706,833. The Company has operated a capital efficient, negative working capital model of operations for the last several years. Management believes that this negative working capital operating model will continue to provide a significant source of liquidity for the Company’s long-term capital requirements. The Company’s funds from operations have been sufficient to meet all of the Company’s operating and investment requirements to date. As of September 30, 2020 and 2019, the Company had positive net income as well as positive cash flow from operations. Based on management’s projections and history of utilizing the negative working capital operating model, management believes the Company has sufficient funds to meet its targeted growth, as well as planned investments in software for the foreseeable future. Should the Company require additional capital to fund its business, it may obtain additional financing or reallocate the funds used in capital investment and operating expenditures.

Note 4 – Property and Equipment

Property and equipment consisted of the following as at:

	September 30,	December 31,
	2020	2019
Website and software development	$31,757,571	$26,611,163
Furniture and fixtures	843,576	843,576
Computers and electronics	691,840	677,943
Vehicles	471,266	467,463
Leasehold improvements	219,757	219,757
Video and equipment	176,903	176,903
Total - Gross	34,160,913	28,996,805
Less: accumulated depreciation	(23,010,696)	(17,976,024)
Total - Net	$11,150,217	$11,020,781

Property and equipment include the following amounts for assets recorded under capital leases.

	September 30,	December 31,
	2020	2019
Gross value at cost	$343,433	$343,433
Accumulated depreciation	292,633	278,087
Net	$50,800	$65,346

Depreciation of property and equipment for the nine months ended September 30, 2020 and 2019 amounted to $5,034,672 and $4,242,694 respectively.

Note 5 – Borrowings

Automobile and Equipment Leases

As of September 30, 2020 and 2019, the Company’s other borrowings consisted of automobile and equipment leases. Interest rates ranged from 4% to 12%. The principal and interest payments extend through the November 30, 2021.

Future minimum lease payments under non-cancelable capital leases as of September 30, 2020 were as follows:

Year ending Sept 30,
2021	$22,847
2022	3,808
Sub-Total	26,655
Less: Interest expenses	(1,949)
Total	$24,706

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Note 6 – Shareholders’ Deficit

Authorized Capitalization

The Company is currently authorized to issue 1,000,418 shares, consisting of 418 shares of common stock with no par value and 1,000,000 shares of preferred stock with no par value. The preferred shares are currently designated as Series A Shares and have a purchase price of $5.00 per share.

Shares of Common Stock

As of September 30, 2020 and December 31, 2019, the Company had issued 417 shares of common stock having equal voting rights (one share, one vote) and are entitled to dividends if and when declared by the Board of Directors, subject to the rights and provisions of the Series A Preferred Stock.

Shares of Series A Preferred Stock

As of September 30, 2020 and December 31, 2019, the Company had issued 1,000,000 shares of Series A Preferred Stock. These shares are non-voting, bear dividends at the rate of 10% per annum, which is accrued on a daily cumulative basis, whether declared or not, and are payable monthly in arrears, the payment of which is subject to the availability of surplus earnings and sufficient cash. As of each of September 30, 2020 and December 31, 2019, the total unpaid dividends on Series A Preferred Stock amounted to $41,667.

The Company, at its option, may redeem the Series A Preferred Stock, in whole or in part, at any time at a price equal to the original issue price and unpaid accrued dividends. In the event of a liquidation, deemed liquidation event or upon occurrence of certain events of default, the holders of Series A Preferred Stock, who also own a majority of the Company’s voting rights, are entitled to receive an amount equal to (a) the sum of four times the original issue price plus (b) unpaid accrued dividends, prior to making any liquidation payments to holders of the Company’s common stock (collectively, the “Liquidation Preference”). The Liquidation Preference amount as of each of September 30, 2020 and December 31, 2019 is $20,041,667.

The Company is party to a Stockholders’ Agreement, an Investor Rights Agreement and a Security Agreement. These agreements collectively provide the holders of the Company’s Series A Preferred Stock with rights to designate two nominees to the Company’s Board of Directors, grants such holders a right of first refusal in certain future equity offerings and secures certain obligations to the holders of Series A Preferred Stock by granting a senior secured interest in all of the assets of the Company as collateral. The holders of Series A Preferred Stock must also approve certain financing and investing transactions, authorize the payment of dividends and approve certain fundamental changes to the Company’s business.

As of the date of these financial statements, the holders of Series A Preferred Stock, pursuant to certain deposit accounts control agreements, have issued notices to the Company’s banks requesting the payment of the Liquidation Preference on the grounds that a deemed liquidation event has occurred. The Liquidation Preference was allegedly triggered in the last of week of March 2020 based on the volatile financial outlook presented to the Board as a result of the outbreak of COVID-19. The Company has disputed these notices and obtained a stay order from the Superior Court of New Jersey, Chancery Division, Monmouth County until it issues its final order. At this point as the litigation is still ongoing, no opinion can be offered as to the potential outcome or any potential exposure of the Company as to any monetary judgment.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Note 7 – Commitments and Contingencies

Operating Leases

The Company has several non-cancelable operating leases for facilities and vehicles that expire over the next four years. Rental expense for operating leases was $608,044 and $642,654 for the nine months ended September 30, 2020 and 2019, respectively.

Future minimum lease payments under non-cancelable operating leases as of September 30, 2020 are as follows:

Year Ending Sept 30,
2021	$1,123,290
2022	1,078,829
2023	541,784
2024	180,830
$2,924,733

Legal Matters

Onyx Enterprises Int’l, Corp. v. Regency Global Solutions Inc.

On or about August 19, 2016, the Company filed a complaint in the United States District Court for the Southern District of New York against Regency Global Solutions, Inc. alleging breach of contract; unjust enrichment; and seeking an accounting. As a result of defendant’s failure to answer the complaint, on December 1, 2016 the Company filed an order to show cause for default judgment, which was ordered on the Company’s behalf on December 14, 2016. Since the order of the default judgment, the Company has made significant efforts to locate assets upon which the Company could levy and satisfy the judgment but has not yet recovered any amounts to date. As of September 30, 2020, and December 31, 2019, the total allowance recorded against receivables of $506,409 amounted to $468,387 and $354,445, respectively.

California Air Resources Board (CARB) v. Onyx Enterprises Int’l Corp (closed case)

On September 18, 2018, the California Air Resources Board (“CARB”), first notified the Company of its allegations that between September 2015 and 2018, the Company offered for sale and/or sold products developed by third parties that were not exempted by CARB pursuant to 13 C.C.R. §§ 22220. On August 3, 2020, the Company entered into a Settlement Agreement and Release with CARB pursuant to which it did not admit fault, but agreed to pay a fine in the aggregate amount of $281,000, of which $140,500 is payable to fund a Supplemental Environmental Project entitled Installation of School Air Filtration Systems – El Centro (Imperial County). During the quarter ending September 30, 2020, the entire amount of $281,000 was paid to the respective authorities.

The insurance carrier has agreed to pay the full settlement amount pursuant to the Company’s advertising injury policy in lieu of seeking recompense from the manufacturers at fault. The Company has recorded $281,000 as a claim receivable as of September 30, 2020, which is reflected in prepaid expenses and other current assets on the Company’s balance sheets. The Company has also implemented a series of supplemental CARB compliance procedures with the goal of avoiding a recurrence of the situation that led to the alleged violation. The Company accrued $0 and $312,000 as of September 30, 2020 and December 31, 2019, respectively.

Environmental Protection Agency (“EPA”) v. Onyx Enterprises Int’l, Corp. d/b/a CARiD

On October 22, 2018, the U.S. Environmental Protection Agency (the “EPA”), submitted a formal information request asserting that the Company sold improper and illegal defeat devices in violation of the Clean Air Act (the “CAA”). The Company responded on December 2018. On July 16, 2020, the EPA presented the Company with a notice of violation directed to a subset of sales performance parts that the EPA alleges were sold by the Company in violation of the CAA. The EPA did not propose an aggregate fine but identified 267 transactions as being in violation of the CAA. The products in question were sold by the Company in 2018 and have since been removed from its platform. The management believe that the fine may be about $75,000 and that the final disposition of this matter will not have a material adverse effect on the Company’s balance sheets or results of operations. The Company accrued $75,000 and $0 as of September 30, 2020 and December 31, 2019, respectively.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Stockholder Litigation

The Company has been named as a defendant in Stanislav Royzenshteyn and Roman Gerashenko v. Prashant Pathak, Carey Kurtin, Ekagrata, Inc., Onyx Enterprises Canada Inc., Onyx Enterprises Int’l, Corp., In Colour Capital, Inc., J. William Kurtin, has been named as a nominal defendant in Onyx Enterprises Canada Inc. v. Stanislav Royzenshteyn and Roman Gerashenko and Onyx Enterprises Int’l, Corp., and as a third-party defendant in Prashant Pathak and Carey Kurtin v. Onyx Enterprises Int’l, Corp., all in the Superior Court of New Jersey, Chancery Division, Monmouth County (collectively with all other matters related to the foregoing litigation, the “Stockholder Litigation”). The initial claim, made on February 12, 2018, stemmed from disputes between Stanislav Royzenshteyn and Roman Gerashenko (together, the “Founder Stockholders”) and Onyx Enterprises Canada Inc. and its principals (collectively, the “Investor Stockholder and Principals”) arising from circumstances relating to the 2015 Series A financing in which the Investor Stockholder and Principals participated. The initial complaint has since been withdrawn and amended multiple times to both defend the initial cause of action and add new causes of action against the Investor Stockholder and Principals; meanwhile, the Investor Stockholder and Principals have sought to dismiss the claim. The court appointed Kailas Agrawal, Chief Financial Officer of the Company, as a provisional director on the board of directors to bring the board of directors to five (5) directors. The initial claims were expanded to include two orders to show cause, one regarding the Company’s termination of Roman Gerashenko as Chief Executive Officer on December 24, 2018 and the second requesting removal of Kailas Agrawal as the court appointed independent provisional director; however, the court denied both requests on January 10, 2019.

While the core dispute rests between the Founder Stockholders and the Investor Stockholder and Principals, the Investor Stockholder and Principals have made claims directly against the Company alleging that the Company has an obligation to indemnify certain individuals affiliated with the Investor Stockholders pursuant to director indemnification agreements signed by the Company and such individuals. On March 13, 2019, the Founder Shareholders requested that the court not grant such relief to the Investor Stockholders. The Company also filed an answer to the complaint together with defenses to the claims for indemnification and have denied any wrongdoing or liability by the Company. Discovery is close to being completed, but there are several pending discovery issues and matters that remain outstanding.

The former Chief Executive Officer (“CEO”) of the Company, Steven Royzenshteyn, who is a plaintiff in the Shareholder Litigation, has recently filed a motion to amend the complaint in the Shareholder Litigation to assert claims arising from the Board of Director’s acceptance of his resignation as CEO. Mr. Royzenshteyn has asserted that he did not resign but was terminated by the Board in breach of his employment agreement. His proposed complaint seeks payment of his severance and damages from the Company associated with his alleged termination. The motion to amend the complaint is still pending. The management is of the opinion that the claim is without merit and don’t expect any liability. It is not possible at this time to determine the amount, if any, of the award that may be made against the Company. Any amount awarded as a result will be recorded in the period it occurs.

At this point in the litigation with discovery still ongoing, no opinion can be offered at this point as to the potential outcome of the Stockholder Litigation or as to any potential exposure of the Company to any monetary judgment.

Other Matters

The Company is subject to certain legal proceedings and claims which are common to, and arise in the ordinary course of, its business. Historically, the Company has been involved in legal proceedings or has received a variety of communications alleging that certain products marketed through its e-commerce distribution platform violate a) third-party intellectual property rights, including but not limited to copyrights, designs, marks, patents and trade names, b) governmental regulation, including emission control regulations or c) defective products or employee disputes. With regard to intellectual property rights, brand and content owners and others have actively asserted their alleged intellectual property rights against many online companies, including the Company. With regard to governmental regulation, the Company receives inquiries from governmental agencies that regulate the automobile industry to monitor compliance with emissions and other standards. With regard to defective products, the Company is covered by the vendor or manufacturer’s warranty. The Company has not incurred any material losses to date with respect to these types of matters nor does management believe that the final disposition of any such pending matters will have a material adverse effect on the Company’s financial position or results of operations.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

Note 8 – Employee Retirement Plan

The Company adopted a 401(k)-defined contribution plan covering all full-time employees who have completed twelve months of service. The Company may, at its sole discretion, match up to a percentage of each participating employee’s salary. The Company’s contributions vest in annual installments over five years. The Company did not make any discretionary contributions during the nine months ended September 30, 2020 and 2019.

Note 9 – Sales Tax

On September 21, 2018, the U.S. Supreme Court issued a ruling in South Dakota v. Wayfair, Inc. and overruled the Quill Corp v. North Dakota (which had established that, as a general matter, a jurisdiction may only impose sales and use tax collection obligations on sellers with a physical presence in that jurisdiction). As a result of the Wayfair ruling, many U.S. jurisdictions now require remote sellers to collect sales and use tax upon satisfying certain sales thresholds. During the year ended December 31, 2019, the Company completed an evaluation of its sales and use tax obligations in all jurisdictions that have a material impact on the Company’s operations and registered for sales tax collection in all applicable jurisdictions. In certain jurisdictions registration required the payment of taxes, interest and/or penalties. As a result of the evaluation noted above, the Company’s management believes that the final disposition of pending sales and use tax matters related to registration as a remote seller, if any, will not have a material adverse effect on the Company’s financial position or results of operations.

Note 10 – Income Tax

The income tax expenses for the nine months ended September 30, 2020 and 2019, consisted of the following:

	September 30,
	2020	2019
Current
Federal	$249,055	$-
State	50,208	16,259
Sub-total	$299,263	$16,259

Deferred
Federal	1,363,929	194,450
State	(3,965)	4,436
Sub-total	$1,359,964	$198,886
Total income tax	$1,659,227	$215,145

For the nine months ended September 30, 2020 and 2019, the effective income tax rate of 21.05% and 24.69%, respectively, differs from the federal statutory rate of 21% primarily due to the effect of state income taxes and expenses not deductible for income tax purposes.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Unaudited Financial Statements

September 30, 2020 and 2019

The components of the Company’s net deferred tax (liabilities)/assets consisted of the following at:

	September 30,	December 31,
	2020	2019
Inventory capitalization	$3,351	$2,300
Allowance for doubtful accounts	99,320	107,400
Accrued expenses	81,710	138,100
Charitable contribution	5,276	5,300
Net operating loss carryforward	-	1,814,300
Accumulated depreciation	(2,492,743)	(2,330,900)
Deferred revenue	1,206,422	526,800
Net deferred tax (liabilities)/assets	$(1,096,664)	$263,300

As of September 30, 2020, the Company had $0 in federal net operating losses available to offset future taxable income.

The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service (the “IRS”) or state authorities. However, fiscal years 2017 and later remain subject to examination by the IRS and respective states.

Note 11 – Subsequent Events

Although the ongoing COVID-19 pandemic has caused an economic downturn on a global scale, disrupted global supply chains, and created significant uncertainty, volatility, and disruption across economies, due to the further adoption of online shopping preferences, it has had a positive effect on the Company’s e-commerce business operations, including a substantial increase in the Company’s net sales, profitability and cash flows from operations. The Company has largely been successful in managing its supply chain with just marginal increases in order cancellations and delivery times. The Company expects the recently observed change in its customers’ shopping behavior will continue in the future.

On September 19, 2020 the Company entered into a business combination agreement (BCA) with Legacy Acquisition Corp (“Legacy”). The proposed transaction implies an enterprise valuation of $331 million for the post-merger combined entity. Estimated cash proceeds from the transaction are expected to consist of Legacy’s $64 million of cash in trust less expenses and assuming no redemptions of outstanding warrants that were issued by Legacy.

The Company has evaluated subsequent events through November 05, 2020, which is the date that these financial statements were available to be issued and determined that no subsequent events, other than the events disclosed or reflected in these financial statements, have occurred that would require recognition or disclosure in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Onyx Enterprises Int’l, Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Onyx Enterprises Int’l, Corp (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2019, 2018, and 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019, 2018, and 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the generally accepted auditing standards established by the Auditing Standards Boards (United States) and in accordance with the auditing standards of PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP
UHY LLP

We have served as the Company’s auditors since 2020.

New York, New York

September 23, 2020, except for Note 1 as to which date is October 30, 2020

ONYX ENTERPRISES INT’L, CORP.

Balance Sheets

As of December 31, 2019 and 2018

	2019	2018
ASSETS
Current Assets
Cash	$13,618,835	$17,069,100
Accounts receivable	1,168,260	1,111,711
Inventory	3,399,376	2,768,143
Prepaid expenses and other current assets	2,703,882	2,588,411
Total current assets	20,890,353	23,537,365
Property & equipment, net	11,020,781	9,674,389
Intangible assets	222,483	216,914
Deferred tax assets	263,300	120,256
Other assets	267,707	267,707
Total assets	$32,664,624	$33,816,630

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$25,213,657	$25,133,757
Customer deposits	8,599,914	9,356,512
Accrued expenses	4,950,406	4,498,482
Preferred stocks dividend payable	41,667	41,667
Notes payable, current portion	24,627	26,331
Other current liabilities	2,825,552	2,576,558
Total current liabilities	41,655,823	41,633,307
Notes payable, net of current portion	15,971	34,653
Total liabilities	41,671,794	41,667,960

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS’ DEFICIT
Preferred stock, no par value, 1,000,000 shares issued and outstanding	—	—
Common stock, no par value 418 shares authorized and 417 issued and outstanding	—	—
Additional paid up capital	5,001,000	5,001,000
Accumulated deficit	(14,008,170)	(12,852,330)
Total shareholders’ deficit	(9,007,170)	(7,851,330)
Total liabilities and shareholders’ deficit	$32,664,624	$33,816,630

The accompanying notes are an integral part of these financial statements

ONYX ENTERPRISES INT’L, CORP.

Statements of Operations

For the Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
REVENUES
E-commerce revenue, net	$287,820,277	$288,632,927	$244,673,955
COST OF GOODS SOLD	226,603,934	226,967,953	188,927,934
GROSS PROFIT	61,216,343	61,664,974	55,746,021

OPERATING EXPENSES
Advertising	20,986,879	21,796,677	21,035,068
Selling, general & administrative	35,147,259	36,066,049	28,771,294
Depreciation	5,847,413	4,345,441	2,840,223
Total operating expenses	61,981,551	62,208,167	52,646,585
(Loss)/Income from operations	(765,208)	(543,193)	3,099,436

OTHER EXPENSE
Interest expense	34,534	915	292,465
(Loss)/Income before income tax	(799,742)	(544,108)	2,806,971
Income tax (benefit)/expenses	(143,902)	96,295	643,981
NET (LOSS)/INCOME	$(655,840)	$(640,403)	$2,162,990

Net (loss) income	$(655,840)	$(640,403)	$2,162,990
Less: Preferred stocks dividends	500,000	500,000	728,201
(Loss) Income available to common shareholders	$(1,155,840)	$(1,140,403)	$1,434,789

(Loss) Earnings per common share
Basic and diluted (loss) earnings per share	$(2,772)	$(2,735)	$3,441
Weighted average number of shares (basic and diluted)	417	417	417

The accompanying notes are an integral part of these financial statements

ONYX ENTERPRISES INT’L, CORP.

Statements of Cash Flows

For the Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
Cash flows from Operating Activities:
Net (Loss)/Income	$(655,840)	$(640,403)	$2,162,990
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	5,847,413	4,345,441	2,840,223
Amortization of deferred financing costs	—	—	217,081
Gain sale of fixed assets	(500)	—	(25,468)
Deferred income (benefits) taxes	(143,044)	90,655	650,362
Changes in operating assets and liabilities:
Accounts receivable	(56,549)	(407,927)	21,963
Inventory	(631,233)	(767,842)	(109,712)
Prepaid expenses	(115,471)	(478,011)	(1,202,419)
Other assets	—	(10,000)	(216,083)
Accounts payable	79,901	5,320,153	2,389,928
Customer deposits	(756,598)	1,771,093	1,964,192
Accrued expenses	451,924	(615,625)	3,678,862
Other current liabilities	248,994	2,082,155	84,687
Net cash provided by operating activities	4,268,997	10,689,689	12,456,606

Cash flows on Investing Activities:
Proceeds from sale of fixed assets	500	—	29,000
Purchase of property and equipment	(85,345)	(417,140)	(315,614)
Purchase of intangible assets	(5,570)	(216,914)	—
Website and software development costs	(7,108,461)	(6,629,276)	(5,185,837)
Net cash used in investing activities	(7,198,876)	(7,263,330)	(5,472,451)

Cash flows from Financing Activities:
Payments of Bank Loan	—	—	(2,930,000)
Principal paid on notes payable	(20,386)	(4,647)	(13,363)
Payments of preferred stock dividends	(500,000)	(1,186,534)	—
Net cash used in financing activities	(520,386)	(1,191,181)	(2,943,363)

NET CHANGE IN CASH	(3,450,265)	2,235,178	4,040,792
Cash, beginning of year	17,069,100	14,833,922	10,793,130
Cash, end of year	$13,618,835	$17,069,100	$14,833,922

Supplemental disclosure of cash flows information:
Non cash financing activity – Capital lease obtained	$—	$57,038	$10,202
Cash paid during the period for interest	$6,130	$915	$75,384
Cash paid during the year for income taxes	$3,200	$2,892	$2,000

The accompanying notes are an integral part of these financial statements.

ONYX ENTERPRISES INT’L, CORP.

Statements of Changes in Shareholders’ Deficit

For the Years Ended December 31, 2019, 2018 and 2017

	Common Stock No Par Value		Preferred Stock No Par Value		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2017	417	$—	1,000,000	$—	$5,001,000	$(13,146,716)	$(8,145,716)
Preferred stock dividend						(728,201)	(728,201)
Net Income						2,162,990	2,162,990
Balance at December 31, 2017	417	$—	1,000,000	$—	$5,001,000	$(11,711,927)	$(6,710,927)
Preferred stock dividend						(500,000)	(500,000)
Net Income						(640,403)	(640,403)
Balance at December 31, 2018	417	—	1,000,000	—	$5,001,000	$(12,852,330)	$(7,851,330)
Preferred stock dividend						(500,000)	(500,000)
Net Loss						(655,840)	(655,840)
Balance at December 31, 2019	417	$—	$1,000,000	$—	$5,001,000	$(14,008,170)	$(9,007,170)

The accompanying notes are an integral part of the financial statements.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

Note 1 — Nature of Operations and Basis of Presentation

Onyx Enterprises Int’l, Corp. (the “Company”) is a technology driven, digital commerce company focused on creating custom infrastructure and unique user experience within niche markets. The Company was incorporated under the laws of the State of New Jersey on May 7, 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market. Management believes that the Company has since become a market leader and proven brand-builder, fueled by its commitment to delivering an engaging shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Through the journey of building a comprehensive and complex product portfolio with over 17 million SKUs, as well as building an end-to-end digital commerce platform, the Company has developed a platform for both digital commerce and fulfillment, relying on insights gleaned from nearly 14 billion data points related to vehicle parts, a virtual shipping network comprising over 2,500 locations, nearly 5,000 active brands, and machine learning algorithms for complex fitment industries such as vehicle parts and accessories.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements include revenue recognition, return allowances, allowance for doubtful accounts, inventory valuation, valuation of deferred income tax assets and the capitalization and recoverability of software development costs.

Cash

The Company considers all immediately available cash and any investments with original maturities of three months or less, when acquired, to be cash equivalents.

Concentration of Credit Risk

Financial instruments that expose the Company to a concentration of credit risk principally include cash and accounts receivable balances. The Company maintains all of its cash in high credit quality financial institutions located in the United States. Amounts on deposit may at times exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit. The Company has not experienced any losses in such accounts. Accordingly, management believes that its credit risk relating to cash is minimal. The Company manages accounts receivable credit risk through its policy of limiting extensions of credit to customers. Substantially all customer orders are paid by credit card at the point of sale.

Accounts Receivable

Accounts receivable balances include amounts due from customers. The Company periodically reviews its accounts receivable balances to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts, historical occurrences of credit losses, existing economic conditions, and other circumstances that may indicate that the realization of an account is in doubt. As of December 31, 2019 and 2018, the Company determined that an allowance for doubtful accounts was not necessary.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

Inventory

Inventories consist of purchased goods that are immediately available-for-sale and are stated at the lower of cost or net realizable value, determined using the first-in first-out method. Merchandise-in-transit directly from suppliers to customers is recorded in inventory. Risk of loss and the transfer of title from the supplier to the Company occurs at the shipping point. As of December 31, 2019, and 2018, merchandise-in-transit amounted to $2,662,933 and $2,374,813 respectively.

Website and Software Development

The Company capitalizes certain costs associated with website and software developed for internal use in accordance with Accounting Standards Codification (“ASC”) 350-50, Intangibles – Goodwill and Other – Website Development Costs and ASC 350-40, Intangibles – Goodwill and Other – Internal Use Software when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Asset Class	Estimated useful lives
Video and studio equipment	5 years
Internally developed software	3 years
Computer and electronics	5 years
Vehicles	5 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or lease term

Intangible Assets

Intangible assets are stated at cost less impairment losses, if any. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. The Company has determined that there were no triggering events in the years ended December 31, 2019, 2018 and 2017, and no impairment charges were necessary. The estimated useful lives of such assets are as follows.

Estimated useful lives
Domain names	Indefinite

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

Revenue Recognition

The Company recognizes revenue from product sales and associated shipping fees, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists; the selling price is fixed or determinable; collectability is reasonably assured; and the product is delivered to the customer. The Company estimates customer product return allowances based on historical experience and reduces product revenue, inclusive of shipping fees, by expected product returns.

Amounts received from customers prior to the delivery of products are recorded as customer deposits in the accompanying balance sheets. These advances are recognized as revenue in accordance with the Company’s policy on revenue recognition.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This new standard replaces all previous accounting guidance on this topic eliminates all industry-specific guidance and provides a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

Effective January 1, 2019 the Company elected to adopt ASU 2014-09 using the modified retrospective method which applied to all new contracts initiated on or after January 1, 2019 and all open contracts which had remaining obligations as of that date. Prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historical accounting practices under Topic 605. The adoption of ASU 2014-09 did not have a material impact on the Company’s balance sheets and financial results for the year ended December 31, 2019 and there was no cumulative effect to retained earnings on the date of adoption.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps (i) identifies contracts with customers; (ii) Identifies performance obligation(s); (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligation(s); and (v) recognizes revenue when (or as) the Company satisfies each performance obligation.

The Company recognizes revenue on product sales through the Company’s website as the principal in the transaction as the Company has concluded it controls the product before it is transferred to the customer. The Company controls products when it is the entity responsible for fulfilling the promise to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk from shipment through the delivery date, has discretion in establishing prices, and selects the suppliers of products sold.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns. Net allowances for sales returns at December 31, 2019, 2018 and 2017 were $495,697, $480,192, and $427,604, respectively.

The Company also earns advertising revenues through sales of media space on its e-commerce site. Advertising revenue is recognized during the period in which the advertisements are displayed on the Company’s e-commerce site. Advertising revenue amounted to $305,863, $254,940, and $354,817 for the years ended December 31, 2019, 2018 and 2017, respectively.

The Company has two types of contractual liabilities: (i) amount received from customers prior to the delivery of products are recorded as customer deposits in the accompanying balance sheets and are recognized as revenue when the products are delivered, (ii) site credits, which are initially recorded in accrued expenses, are recognized as revenue in the period they are redeemed.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

Cost of Goods Sold

Cost of goods sold consists of the cost of product sold to customers, plus shipping and handling costs and shipping supplies, net of vendor rebates.

Income Taxes

The Company is a C-corporation for Federal income tax purposes. Accordingly, the Company accounts for income taxes in accordance with the provisions of ASC 740 Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates for years in which those temporary differences are expected to be recovered or settled. The measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding allowance is established. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Company’s various income tax returns for the reporting year.

The Company files U.S. federal and State of New Jersey tax returns. The Company had no unrecognized tax benefits at December 31, 2019 and 2018.

ASC 740 also provides guidance on the accounting for uncertain tax positions recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, management concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There are no amounts accrued for penalties or interest as of or during the years ended December 31, 2019 and 2018. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

New Accounting Standards

The Company has adopted 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, in relation to ASC 740, which eliminates the current and noncurrent designations of deferred income taxes and requires that deferred tax assets and liabilities be presented in the balance sheet as a net non- current asset or liability. Early adoption is permitted. The Company does not expect the adoption to have a significant impact on its financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842) which requires the recognition of a “right to use” asset and a corresponding lease liability, initially measured at the present value of the lease payments, on the balance sheet for all of the Company’s lease obligations. This ASU is effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effect that this pronouncement will have on its financial statements and related disclosures.

In February 2016, the FASB issued ASU 20018-15, “Intangibles — Goodwill and Other- Internal-Use Software (Subtopic 350-40)” (“ASU 2018-15”). The objective of this update is to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard is for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption to have a significant impact on its financial statements and related disclosures.

See “Revenue Recognition” above for a discussion of the Company’s adoption of ASU 2014-09.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

Note 3 — Liquidity Outlook

As at December 31, 2019 the Company had negative working capital (current liabilities exceed current assets) amounting to $20,765,470. The Company operates a capital efficient, negative working capital model of operations for last several years. Management believes that this negative working capital operating model will continue to provide a significant source of liquidity for the Company’s long-term capital requirements. The Company’s funds from operations have been sufficient to meet all of the Company’s operating and investment requirements to-date. While as of December 31, 2019, the Company had net income over two million dollars in 2017 and a net loss of less than a million dollars for 2018 and 2019, the Company had a positive cash flow from operations for all these years. Based on Management’s budgets and history of utilizing the negative working capital operating model, management believes the Company has sufficient funds to meet its targeted growth, as well as planned investment in software for foreseeable future. Should the Company require additional capital to fund its business, it may obtain additional financing or reallocate the funds used in capital investment and operating expenditures.

Note 4 — Property and Equipment

Property and equipment consisted of the following as at:

	December 31,
	2019	2018
Website and software development	$26,611,163	$19,502,702
Furniture and fixtures	843,576	815,786
Computers and electronics	677,943	643,847
Vehicles	467,463	474,563
Leasehold improvements	219,757	194,699
Video and equipment	176,903	176,903
Total – Gross	28,996,804	21,808,499
Less: accumulated depreciation	(17,976,024)	(12,134,111)
Total – Net	$11,020,781	$9,674,389

Property and equipment include the following amounts for assets recorded under capital leases.

	December 31,
	2019	2018
Gross value at cost	$343,433	$343,433
Accumulated depreciation	278,087	258,639
Net	$65,346	$84,794

Depreciation of property and equipment for the years ending December 31, 2019, 2018 and 2017 amounted to $5,847,413, $4,345,441 and $2,840,223, respectively.

Note 5 — Borrowings

Bank Loan

In 2015, the Company entered into a Credit Agreement with Opus Bank (the “Credit Agreements”) that provided the Company with a) a term loan in the principal amount of $3,000,000 and b) revolving line of credit for up to $7,000,000 in borrowings. The bank loan carried interest at the Wall Street Journal Prime Rate + 1.5% per annum, which amounted to 5.25% in 2017. The term loan required payment of interest only on a monthly basis through December 2016, at which point monthly payments of principal and interest were to be made through December 2020. The revolving line of credit was payable over a three-year period from the inception date of the Credit Agreement. There were no borrowings under the revolving line of credit.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

In 2017, in accordance with the Payoff agreement with Opus Bank, the Company repaid the entire outstanding term loan outstanding balance of $2,930,000 together with interest to Opus Bank. The Credit Agreements and all related agreements with Opus Bank have been amicably terminated and closed. The fractional common stock purchase warrant (0.80814 shares) has also been cancelled and returned without its execution. Opus Bank has released all the securities. During year ended December 31, 2017, the balance of debt issuance costs in the amount of $217,081 was amortized as non-cash interest expenses.

Automobile and Equipment Leases

As of December 31, 2019, and 2018, the Company’s other borrowings consisted of automobile and equipment leases. Interest rates ranged from 4% to 12%. The principal and interest payments extend through the November 30, 2021.

Future minimum lease payments under non-cancelable capital leases as of December 31, 2019 were as follows:

Year Ending December 31,
2020	$24,672
2021	20,943
Less: Interest expenses	(5,017)
$40,598

Note 6 — Shareholders’ Deficit

Authorized Capitalization

The Company is currently authorized to issue 1,000,418 shares, consisting of 418 shares of common stock with no par value and 1,000,000 shares of preferred stock with no par value. The preferred shares are currently designated as Series A Shares and have purchase price of $5.00 per share.

Shares of Common Stock

As of December 31, 2019, 2018 and 2017, the Company had issued 417 shares of common stock having equal voting rights (one share, one vote) and are entitled to dividends if and when declared by the Board of Directors, subject to the rights and provisions of the Series A Preferred Stock.

Shares of Series A Preferred Stock

As of December 31, 2019, 2018 and 2017 the Company had issued 1,000,000 shares of Series A Preferred Stock. These shares are non-voting, bear dividends at the rate of 10% per annum, which is accrued on a daily cumulative basis, whether declared or not, and are payable monthly in arrears, the payment of which is subject to the availability of surplus earnings and sufficient cash. As of December 31, 2019, 2018 and 2017, the total unpaid dividends on Series A Preferred Stock amounted to $41,667, $41,667 and $728,201, respectively.

The Company, at its option, may redeem the Series A Preferred Stock, in whole or in part, at any time at a price equal to the original issue price and unpaid accrued dividends. In the event of a liquidation, deemed liquidation event or upon occurrence of certain events of default, the holders of Series A Preferred Stock, who also own a majority of the Company’s voting rights, are entitled to receive an amount equal to (a) the sum of four times the original issue price plus (b) unpaid accrued dividends, prior to making any liquidation payments to holders of the Company’s common stock (collectively, the “Liquidation Preference”). The Liquidation Preference amount as of December 31, 2019, 2018 and 2017 are $20,041,667, $20,041,667 and 20,728,201 respectively.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

The Company is party to a Stockholders’ Agreement, an Investor Rights Agreement and a Security Agreement. These agreements collectively provide the holders of the Company’s Series A Preferred Stock with rights to designate two nominees to the Company’s Board of Directors, grants such holders a right of first refusal in certain future equity offerings and secures certain obligations to the holders of Series A Preferred Stock by granting a senior secured interest in all of the assets of the Company as collateral. The holders of Series A Preferred Stock must also approve certain financing and investing transactions, authorize the payment of dividends and approve certain fundamental changes to the Company’s business.

As of the date of these financial statements, the holders of Series A Preferred Stock, pursuant to certain deposit accounts control agreements, have issued notices to the Company’s banks requesting the payment of the Liquidation Preference on the grounds that a deemed liquidation event has occurred. This was triggered in the last of week of March 2020 based on the volatile financial outlook presented to the Board as a result of the outbreak of COVID-19. The Company has disputed these notices and obtained a stay order from the Superior Court of New Jersey, Chancery Division, Monmouth County until it issues its final order. At this point as the litigation is still ongoing, no opinion can be offered as to the potential outcome or any potential exposure of the Company as to any monetary judgment.

Note 7 — Commitments and Contingencies

Operating Leases

The Company has several non-cancelable operating leases for facilities and vehicles that expire over the next five years. Rental expense for operating leases was $1,261,399, $1,162,544 and $757,875 for the years ended December 31, 2019, 2018 and 2017 respectively.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2019 are as follows:

Year Ending December 31,
2020	$1,146,625
2021	1,146,705
2022	980,098
2023	539,399
2024	45,208
$3,858,035

Legal Matters

Onyx Enterprises Int’l Corp. v. Regency Global Solutions Inc

On or about August 19, 2016, the Company filed a complaint in the United States District Court for the Southern District of New York against Regency Global Solutions, Inc. alleging breach of contract; unjust enrichment; and seeking an accounting. As a result of defendant’s failure to answer the complaint, on December 1, 2016 the Company filed an order to show cause for default judgment, which was ordered on the Company’s behalf on December 14, 2016. Since the order of the default judgment, the Company has made significant efforts to locate assets upon which the Company could levy and satisfy the judgment but has not yet recovered any amounts to date. As of December 31, 2019, and 2018 the total allowance recorded against the receivables of $506,409 amounted to $354,445 and $227,843 respectively.

California Air Resources Board (CARB) v. Onyx Enterprises Int’l Corp (closed case)

On September 18, 2018, the California Air Resources Board (“CARB”), first notified the Company of its allegations that between September 2015 and 2018, the Company offered for sale and/or sold products developed by third parties that were not exempted by CARB pursuant to 13 C.C.R. §§ 22220. On August 3, 2020, the Company entered into a Settlement Agreement and Release with CARB pursuant to which it did not admit fault, but agreed to pay a fine in the aggregate amount of $281,000, of which $140,500 is payable to fund a Supplemental Environmental Project entitled Installation of School Air Filtration Systems – El Centro (Imperial County).

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

The Company expects the full settlement amount to be paid by its insurance carrier pursuant to its advertising injury policy in lieu of seeking recompense from the manufacturers at fault. The Company has also implemented a series of supplemental CARB compliance procedures with the goal of avoiding a recurrence of the situation that led to the alleged violation. The Company accrued $312,000 as of December 31, 2019.

Environmental Protection Agency (“EPA”) v. Onyx Enterprises Int’l Corp. d/b/a CARiD

On October 22, 2018, the U.S. Environmental Protection Agency (the “EPA”), submitted a formal information request asserting that the Company sold improper and illegal defeat devices in violation of the Clean Air Act (the “CAA”). The Company responded on December 2018. On July 16, 2020, the EPA presented the Company with a notice of violation directed to a subset of sales performance parts that the EPA alleges were sold by the Company in violation of the CAA. The EPA did not propose an aggregate fine but identified 267 transactions as being in violation of the CAA. The products in question were sold by the Company in 2018 and have since been removed from its platform. The management believe that the fine may be about $75,000 and that the final disposition of this matter will not have a material adverse effect on the Company’s balance sheets or results of operations.

eTrailer v. Onyx Enterprises int’l Corp., (closed case)

On or about April 10, 2017, eTrailer, an online vendor of motor vehicle accessories, filed a complaint in the U.S. District Court for the Eastern District of Missouri against the Company alleging copyright infringement. Specifically, plaintiff alleges that it created and published proprietary photographs and videos on its website that the Company later copied and, after removing plaintiff’s intellectual property marks from such media, posted such media on both www.carid.com and the Company’s eBay listings. The Company denied the allegations, responding that the Company either produces its own media or utilizes product media that it receives from manufacturers or suppliers. This matter was resolved pursuant to a release and settlement agreement dated as of May 23, 2018, and the litigation was formally dismissed on June 21, 2018. The claim was insured, and the insurance carrier paid $500,000 of the $525,000 claim to resolve the matter. The claim was dismissed on June 21, 2018. The insurance carrier has declined to seek indemnification from the vendors that provided the images to the Company for use in the sale of the products.

Stockholder Litigation

The Company has been named as a defendant in Stanislav Royzenshteyn and Roman Gerashenko v. Prashant Pathak, Carey Kurtin, Ekagrata, Inc., Onyx Enterprises Canada Inc., Onyx Enterprises Int’l Corp., In Colour Capital, Inc., J. William Kurtin, has been named as a nominal defendant in Onyx Enterprises Canada Inc. v. Stanislav Royzenshteyn and Roman Gerashenko and Onyx Enterprises Int’l, Corp., and as a third- party defendant in Prashant Pathak and Carey Kurtin v. Onyx Enterprises Int’l Corp., all in the Superior Court of New Jersey Chancery Division Monmouth County (collectively with all other matters related to the foregoing litigation, the “Stockholder Litigation”). The initial claim, made on February 12, 2018, stemmed from disputes between Stanislav Royzenshteyn and Roman Gerashenko (together, the “Founder Stockholders”) and Onyx Enterprises Canada Inc. and its principals (collectively, the “Investor Stockholder and Principals”) arising from circumstances relating to the 2015 Series A financing in which the Investor Stockholder and Principals participated. The initial complaint has since been withdrawn and amended multiple times to both defend the initial cause of action and add new causes of action against the Investor Stockholder and Principals; meanwhile, the Investor Stockholder and Principals have sought to dismiss the claim. The court appointed Kailas Agrawal, then Chief Financial Officer of the Company, as a provisional director on the board of directors to bring the board of directors to five (5) directors. The initial claims were expanded to include two orders to show cause, one regarding the Company’s termination of Roman Gerashenko as Chief Executive Officer on December 24, 2018 and the second requesting removal of Kailas Agrawal as the court appointed independent provisional director; however, the court denied both requests on January 10, 2019.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

While the core dispute rests between the Founder Stockholders and the Investor Stockholder and Principals, the Investor Stockholder and Principals have made claims directly against the Company alleging that the Company has an obligation to indemnify certain individuals affiliated with the Investor Stockholders pursuant to director indemnification agreements signed by the Company and such individuals. On March 13, 2019, the Founder Shareholders requested that the court not grant such relief to the Investor Stockholders. The Company also filed an answer to the complaint together with defenses to the claims for indemnification and have denied any wrongdoing or liability by the Company. Discovery is close to being completed, but there are several pending discovery issues and matters that remain outstanding.

The former Chief Executive Officer (“CEO”) of the Company, Steven Royzenshteyn, who is a plaintiff in the Shareholder Litigation, has recently filed a motion to amend the complaint in the Shareholder Litigation to assert claims arising from the Board of Director’s acceptance of his resignation as CEO. Mr. Royzenshteyn has asserted that he did not resign but was terminated by the Board in breach of his employment agreement. His proposed complaint seeks payment of his severance and damages from the Company associated with his alleged termination. The motion to amend the complaint is still pending. The management is of the opinion that the claim is without merit and don’t expect any liability. It is not possible at this time to determine the amount, if any, of the award that may be made against the Company. Any amount awarded as a result will be recorded in the period it occurs.

At this point in the litigation with discovery still ongoing, no opinion can be offered at this point as to the potential outcome of the Stockholder Litigation or as to any potential exposure of the Company to any monetary judgment.

Other Matters

The Company is subject to certain legal proceedings and claims which are common to, and arise in the ordinary course of, its business. Historically, the Company has been involved in legal proceedings or has received a variety of communications alleging that certain products marketed through its e-commerce distribution platform violate a) third-party intellectual property rights, including but not limited to copyrights, designs, marks, patents and trade names, or b) governmental regulation, including emission control regulations or c) defective products or employee disputes. With regard to intellectual property rights, brand, content owners and others have actively asserted their alleged intellectual property rights against many online companies, including the Company. With regard to governmental regulation, the Company receives inquiries from governmental agencies that regulate the automobile industry to monitor compliance with emissions and other standards. With regard to defective products, the Company is covered by the vendor or manufacturer’s warranty. The Company has not incurred any material losses to date with respect to these types of matters nor does management believe that the final disposition of any such pending matters will have a material adverse effect on the Company’s financial position or results of operations.

Note 8 — Exceptional Loss

During the year ended December 31, 2018, included in selling, general & administrative expenses is a loss related to a fraudulent incident of $2,564,090. The loss occurred due to an unauthorized change in the banking details of the Company being used by a Merchant service provider of the Company for the transfer of funds. The Merchant service provider authorized the change of banking details, which resulted in a series of transfers aggregating approximately $9,000,000 to the non-company accounts. The Company subsequently discovered the issue and directed the Merchant service provider to cease directing funds to the unauthorized accounts and contacted law enforcement. The Federal Bureau of Investigations opened a case into the matter and the Company has cooperated with such investigation in all material respects. The Company also conducted an internal review of its information technology systems to determine if the cause of the incident related to weaknesses in the Company’s information technology systems. No weaknesses were identified. The Company entered into negotiations with the Merchant service provider, resulting in the parties executing a confidential settlement agreement pursuant to which Company was ultimately reimbursed approximately $6,500,000 of the losses. The Federal Bureau of Investigation continues to investigate the matter.

Note 9 — Employee Retirement Plan

The Company adopted a 401(k)-defined contribution plan covering all full-time employees who have completed twelve months of service. The Company may, at its sole discretion, match up to a percentage of each participating employee’s salary. The Company’s contributions vest in annual installments over five years. The Company did not make any discretionary contributions during the years ended December 31, 2019, 2018 and 2017.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

Note 10 — Related Party Disclosure

During the year ended December 31, 2017, the Company reimbursed Onyx Enterprises Canada Inc., the majority owners of the Company, a sum of $163,118 for services related to its Chief Financial Officer.

Note 11 — Sales Tax

On June 21, 2018, the U.S. Supreme Court issued a ruling in South Dakota v. Wayfair, Inc. and overruled the 1992 Quill Corp v. North Dakota case (which had established that, as a general matter, a jurisdiction may only impose sales and use tax collection obligations on sellers with a physical presence in that jurisdiction). As a result of the Wayfair ruling, many U.S. jurisdictions now require remote sellers to collect sales and use tax upon satisfying certain sales thresholds. During the years ended December 31, 2019, 2018 and 2017, the Company completed an evaluation of its sales and use tax obligations in all jurisdictions that have a material impact on the Company’s operations and registered for sales tax collection in all applicable jurisdictions. In certain jurisdictions registration required the payment of taxes, interest and/or penalties. As a result of the evaluation noted above, the Company’s management believes that the final disposition of pending sales and use tax matters related to registration as a remote seller, if any, will not have a material adverse effect on the Company’s financial position or results of operations.

Note 12 — Income Tax

The income tax (benefit)/expenses for the years ended December 31, 2019, 2018 and 2017 consisted of the following:

	December 31,
	2019	2018	2017
Current
Federal	$—	$—	(9,949)
State	(858)	5,640	3,568
Sub-total	$(858)	$5,640	(6,381)
Deferred
Federal	(149,308)	81,333	454,685
State	6,264	9,322	195,677
Sub-total	$(143,044)	$90,655	$650,362
Total income tax	$(143,902)	$96,295	$643,981

The Tax Cuts and Job Act (the “Act”) was enacted on December 22, 2017. The Act reduces the federal corporate tax rate from 34% to 21%. In 2017, the Company remeasured deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. The provisional amount recorded related to the remeasurement of the deferred tax balance was an income tax expense of approximately $120,000.

For 2017, the effective income tax rate 22.9% differs from the federal statutory rate of 34% due to changes in deferred tax assets and valuation allowance. For the year ended December 31, 2017, an income tax benefit of approximately $660,000 was related to the release of the valuation allowance.

For the years 2019 and 2018, the effective income tax rate of 18.4% and 46.8% respectively differs from the federal statutory rate of 21% due to the effect of state income taxes and expenses not deductible for income tax purposes.

ONYX ENTERPRISES INT’L, CORP.

Notes to the Financial Statements

December 31, 2019 and 2018

The components of the Company’s net deferred tax asset consist of the following as at:

	December 31,
	2019	2018
Inventory capitalization	$2,300	$3,000
Allowance for doubtful accounts	107,400	48,000
Accrued expenses	138,100	121,456
Charitable contribution	5,300	2,000
Net operating loss carryforward	1,814,300	1,147,000
Accumulated depreciation	(2,330,900)	(1,803,000)
Deferred revenue	526,800	601,800
Net deferred tax assets	$263,300	$120,256

As of December 31, 2019, the Company had approximately $8,633,600 in federal net operating losses available to offset future taxable income. Of this amount, approximately $2,044,000 will begin to expire in 2037 and approximately $6,589,600 are carried forward indefinitely. The Company also had approximately $17,500 in state net operating loss carryforwards which will begin to expire in 2039.

The Company does not currently anticipate any significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service or state authorities. However, fiscal years 2017 and later remain subject to examination by the IRS and respective states.

Note 13 — Subsequent Events

Though, the ongoing COVID-19 pandemic has caused an economic downturn on a global scale, disrupted global supply chains, and created significant uncertainty, volatility, and disruption across economies, for the Company, due to the further adoption of online shopping preferences, it has a positive effect on its e-commerce business operations, including substantial increase in our net sales, profitability and cashflows. The Company has largely been successful in managing its supply chain with just marginal increase in order cancellations and delivery time schedule. The Company expects the change in shopping behavior of the customers would continue to benefit the Company in future.

On September 19, 2020 the Company has entered into a business combination agreement (BCA) with Legacy Acquisition Corp (“Legacy”). The proposed transaction implies an equity valuation of $331 million for the combined Company. Estimated cash proceeds from the transaction are expected to consist of Legacy’s $64 million of cash in trust less expenses and assuming no redemptions of outstanding warrants that were issued by Legacy.

The Company has evaluated subsequent events through September 23, 2020, which is the date that these financial statements were available to be issued and determined that no subsequent events, other than the events disclosed or reflected in these financial statements, have occurred that would require recognition or disclosure in these financial statements.

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets –
Cash	$375,000	$568,000
Prepaid expenses and other assets	84,000	26,000
Total current assets	459,000	594,000

Non-current assets –
Cash and investments held in Trust Account	63,804,000	302,529,000
Total assets	$64,263,000	$303,123,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities –
Accounts payable	$1,021,000	$358,000
Accrued expenses	3,381,000	1,859,000
Accrued franchise and income taxes	-	8,000
Due to related party	5,575,000	1,958,000
Total current liabilities	9,977,000	4,183,000

Other liabilities –
Deferred underwriting compensation	6,000,000	10,500,000
Total liabilities	15,977,000	14,683,000

Common stock subject to possible redemption; 4,328,690 and 28,344,013 shares, respectively, at September 30, 2020 and December 31, 2019 (at approximately $10.00 per share)	43,286,000	283,440,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	-	-
Class A Common stock, $0.0001 par value, 100,000,000 authorized shares, 30,000,000 shares issued, (23,877,301 shares of which have been redeemed) at September 30, 2020 and December 31, 2019, 1,794,009 and 961,167 shares, outstanding (excluding 4,328,690 and 28,344,013 shares, respectively, subject to possible redemption at September 30, 2020 and December 31, 2019)	-	-
Class F Common stock, $0.0001 par value, 10,000,000 authorized shares, 7,500,000 shares issued and outstanding	1,000	1,000
Additional paid-in-capital	3,077,000	847,000
Retained earnings	1,922,000	4,152,000
Total stockholders’ equity	5,000,000	5,000,000
Total liabilities and stockholders’ equity	$64,263,000	$303,123,000

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenues	$-	$-	$-	$-
General and administrative expenses	1,047,000	1,210,000	3,020,000	2,566,000
Loss from operations	(1,047,000)	(1,210,000)	(3,020,000)	(2,566,000)

Interest income on Trust Account	16,000	1,588,000	1,057,000	5,154,000
Interest expense on related party loan	(24,000)	-	(76,000)	-
(Loss) income before income taxes	(1,055,000)	378,000	(2,039,000)	2,588,000

Benefit (provision) for income taxes	7,000	(325,000)	(191,000)	(1,055,000)

Net (loss) income	$(1,048,000)	$53,000	$(2,230,000)	$1,533,000

Two Class Method for Per Share Information:
Weighted average class A common shares outstanding – basic and diluted	6,123,000	30,000,000	18,137,000	30,000,000

Net income per class A common share – basic and diluted	$0.00	$0.04	$0.04	$0.13

Weighted average class F common shares outstanding – basic and diluted	7,500,000	7,500,000	7,500,000	7,500,000

Net income (loss) per class F common share – basic and diluted	$(0.14)	$0.15	$(0.39)	$(0.32)

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three and nine months ended September 30, 2020 and 2019

(unaudited)

Three and nine months ended September 30, 2020:

	Common Stock				Additional Paid-in	Retained	Stockholders’
	Class A Shares	Amount	Class F Shares	Amount	Capital	Earnings	Equity

Three months ended September 30, 2020:
Balances, June 30, 2020 (unaudited)	2,139,202	-	7,500,000	1,000	2,029,000	2,970,000	5,000,000
Agreed reduction in Deferred underwriting fee	-	-	-	-	4,500,000	-	4,500,000
Change in Class A common stock subject to possible redemption	(345,193)	-	-	-	(3,452,000)	-	(3,452,000)
Net loss, three months ended September 30, 2020	-	-	-	-	-	(1,048,000)	(1,048,000)
Balances, September 30, 2020 (unaudited)	1,794,009	$-	7,500,000	$1,000	$3,077,000	$1,922,000	$5,000,000

Nine months ended September 30, 2020:
Balances, December 31, 2019	961,167	-	7,500,000	$1,000	$847,000	$4,152,000	$5,000,000
Shares redeemed at $10.45 per share in May 2020	(23,182,481)	-	-	-	(242,423,000)	-	(242,423,000)
Agreed reduction in deferred underwriting fee	-	-	-	-	4,500,000		4,500,000
Change in Class A common stock subject to possible redemption	24,015,323	-	-	-	240,153,000	-	240,153,000
Net loss, nine months ended September 30, 2020	-	-	-	-	-	(2,230,000)	(2,230,000)
Balances, September 30, 2020 (unaudited)	1,794,009	$-	7,500,000	$1,000	$3,077,000	$1,922,000	$5,000,000

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three and nine months ended September 30, 2020 and 2019

(unaudited)

Three and nine months ended September 30, 2019:

	Common Stock				Additional Paid-in	Retained	Stockholders’
	Class A Shares	Amount	Class F Shares	Amount	Capital	Earnings	Equity

Three months ended September 30, 2019:
Balances, June 30, 2019 (unaudited)	935,856	-	7,500,000	1,000	754,000	4,245,000	5,000,000
Change in Class A common stock subject to possible redemption	(5,289)	-	-	-	(53,000)	-	(53,000)
Net income, three months ended September 30, 2019	-	-	-	-	-	53,000	53,000
Balances, September 30, 2019 (unaudited)	930,567	$-	7,500,000	$1,000	$701,000	$4,298,000	$5,000,000

Nine months ended September 30, 2019:
Balances, December 31, 2018	1,083,859	$-	7,500,000	$1,000	$2,234,000	$2,765,000	$5,000,000
Change in Class A common stock subject to possible redemption	(153,392)	-	-	-	(1,533,000)	-	(1,533,000)
Net income, nine months ended December 31, 2019	-	-	-	-	-	1,533,000	1,533,000
Balances, September 30, 2019 (unaudited)	930,567	$-	7,500,000	$1,000	$701,000	$4,298,000	$5,000,000

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended September 30,
	2020	2019

Net income (loss)	$(2,230,000)	$1,533,000
Adjustments to reconcile net income to net cash used in operating activities:
Interest income earned on Trust Account	(1,057,000)	(5,154,000)
Changes in operating assets and liabilities:
Increase in accounts payable and accrued expenses	2,185,000	1,093,000
Decrease in accrued franchise and income taxes	(8,000)	(195,000)
Increase in prepaid expenses and other assets	(58,000)	(52,000)
Net cash used in operating activities	(1,168,000)	(2,775,000)

Cash flows from investing activities -
Withdrawal from Trust Account for redemption of Class A	242,423,000	-
Deposit into Trust Account	(3,517,000)	-
Withdrawal from Trust Account for taxes and working capital	875,000	2,335,000
Net cash provided by investing activities	239,781,000	2,335,000

Cash flows from financing activities –
Redemptions of Class A common stock common stock	(242,423,000)	-
Proceeds from related party loans	3,617,000	-
	(238,806,000)	-

Net (decrease) increase in cash	(193,000)	(440,000)
Cash at beginning of period	568,000	1,180,000
Cash at end of period	$375,000	$740,000

Supplemental disclosure of non-cash financing activities:
Cash paid for income taxes	$215,000	$1,197,000

Change in value of common stock subject to possible redemption	$(240,153,000)	$1,533,000

Change in common stock subject to redemption	$4,500,000	-

See accompanying notes to condensed consolidated financial statements

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 1 – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Legacy Acquisition Corp. (the “Company”) was incorporated in Delaware on March 15, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At September 30, 2020, the Company had not commenced any operations. All activity for the period from March 15, 2016 (inception) through September 30, 2020 relates to the Company’s formation and the initial public offering (“Public Offering”) described below, and subsequent to the Public Offering, searching for a potential business combination. The Company will not generate any operating revenues until after completion of the initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Public Offering.

Sponsor and Financing:

The Company’s sponsor is Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering (as described in Note 5) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on November 16, 2017. The Company intends to finance a Business Combination with the net proceeds of approximately $63,804,000 remaining from a $300,000,000 Public Offering (Note 5) and a $8,750,000 private placement (Note 6) (after redemptions totaling approximately $242,423,000). Upon the closing of the Public Offering and the private placement, $300,000,000 was held in the Trust Account with Continental Stock Transfer and Trust Company (the “Trustee”) acting as the trustee (the “Trust Account”) (as discussed below). See Notes 3 and 7 below regarding an aggregate of approximately $249,531,000 of shareholder redemptions including approximately $242,423,000 of shareholder redemptions (23,182,481 shares) paid from the Trust Account in May 2020, and approximately $7,108,000 of shareholder redemptions (694,820 shares) paid from the Trust Account in October 2019, in connection with the Extension Amendments, defined below, that extends the date to complete a Business Combination by November 20, 2020, the Extended Date.

The Trust Account:

Funds from the Public Offering have been placed in the Trust Account. The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective Business Combinations and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes and up to $750,000 per year for working capital purposes, if any, none of the funds held in trust may be released until the earlier of: (i) the completion of the initial Business Combination; or (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance and timing or the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial business combination by the Extended Date or (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination by the Extended Date (subject to the requirements of law). See Notes 2 and 3 below regarding the Extension Amendments that extend the date to complete a business combination and certain shareholder redemptions paid from the Trust Account as described therein. The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendment discussed in Notes 2 and 3.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination by November 20, 2020, the Extended Date. that is further discussed below and in Notes 2 and 3 below, if at all.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders holding Class A common stock may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and up to $750,000 per year which may be, and has been, released for working capital purposes, or (ii) provide stockholders holding Class A common stock with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable and up to $750,000 per year which may have been released for working capital. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by New York Stock Exchange (“NYSE”) rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares of Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. In such case, the Company would not proceed with the redemption of its public shares of Class A common stock and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its Class A common stock for an amount in cash equal to such stockholder’s pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and up to $750,000 per year which may have been released to the Company to fund working capital requirements. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity in the accompanying balance sheet, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.”

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

The Company only had 24 months from the closing date of the Public Offering to complete its initial Business Combination. However, as discussed further in Note 3 below, on October 22, 2019, the shareholders of the Company approved the extension of time to complete the Business Combination from November 21, 2019 to December 21, 2019 and thereafter at the Company’s option or upon the Sellers request up to five times initially to January 21, 2020 and thereafter by up to four additional 30-day periods ending on May 20, 2020. The Company has currently exercised all five extension options, (i) from December 21, 2019 to January 21, 2020, (ii) from January 21, 2020 to February 20, 2020, (iii) from February 20, 2020 to March 21, 2020, (iv) from March 21, 2020 to April 20, 2020 and (v) from April 20, 2020 to May 20, 2020. On April 21, 2020, the Company filed a definitive proxy on Schedule 14A related to a further extension of the Extended Date to November 20, 2020 (the “Second Extension”). Thereafter, on May 18, 2020, the shareholders of the Company approved an extension of time to complete the Business Combination from May 20, 2020 to November 20, 2020 (the “Extended Date”). If the Company does not complete a Business Combination within this extended period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and up to $750,000 per year which may be, and has been, released for working capital (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholder has entered into a letter agreement with the Company, pursuant to which it has waived its right to participate in any redemption with respect to its initial shares; however, if the initial stockholder or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock after the Public Offering, they will be entitled to a pro rata share of the Trust Account, with respect to such public shares, upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the working capital deficit and the mandatory liquidation and subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 20, 2020.

NOTE 2 – BUSINESS COMBINATION AGREEMENT

As discussed more fully in Note 3 below, on July 20, 2020, the Company terminated the Amended and Restated Share Exchange Agreement, dated December 2, 2019, between Blue Valor Limited and the Company, as amended by that First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020.

On September 18, 2020, the Company and Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company and directly owned subsidiary of Merger Sub 2 (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Onyx, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of Section 11.16 of the Business Combination Agreement (the “Stockholder Representative”).

Onyx is an eCommerce technology company headquartered in Jersey City, NJ. Following the closing of the Business Combination (the “Closing”), the Company will change its legal name from Legacy Acquisition Corp. to PARTS iD, Inc.

Pursuant to the Business Combination Agreement, at the closing, the Company will pay to the Onyx common stockholders, in the form of shares of the Company’s Class A common stock valued at $10.00 per share, an amount equal to the sum of (a) $260,000,000, (b) plus the amount, if any, by which the net working capital of Onyx exceeds a net working capital target, (c) minus the amount, if any, by which the net working capital target exceeds the net working capital of Onyx, (d) plus $25,000,000, which represents cash that will be retained by Onyx, (e) minus the amount of indebtedness of Onyx, (f) minus $20,000,000 to be paid to the holders of the outstanding shares of the preferred stock, no par value per share, of Onyx, (g) minus the amount of all of Onyx’s transaction expenses, (h) minus $3,000,000 (the “Adjustment Reserve Amount”), to be held in reserve by the Company for potential post-closing purchase price adjustments, (i) minus $350,000 for the stockholder representative reserve fund to be used for paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to the Business Combination Agreement and the agreements ancillary thereto, and (j) unless certain claims are resolved prior to closing (as described below), minus $7,500,000 (the “Indemnification Expense Reserve Amount”), to be held in reserve by the Company for reimbursement of certain potential indemnification expenses that may become payable by Onyx.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

The purchase price will be estimated at closing and will be subject to a post-closing reconciliation process. Any unused portion of the Adjustment Reserve Amount following such reconciliation, or any unused portion of the Indemnification Expense Reserve Amount, will be paid to the Onyx common stockholders by issuance of additional shares of Class A common stock in accordance with the terms of the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, the Sponsor, the Company and the Stockholder Representative, entered into a sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, immediately prior to the closing, (i) assign and transfer to the Company for cancellation 3,000,000 shares of Class F common stock (the “Forfeited Shares”) and (ii) assign and transfer to the Company for cancellation 14,587,770 of its private placement warrants to purchase shares of Class A common stock (the “Equity Reduction Warrants”), which excludes 2,912,230 warrants that are currently allocated to and beneficially owned by certain institutional investors of the Sponsor. The Forfeited Shares and the Equity Reduction Warrants are each being forfeited as partial consideration for the Sponsor Deferred Shares (as defined below).

The Sponsor further agreed that (i) if the amount of funds available in the trust fund established by the Company for the benefit of its public stockholders (the “Trust Fund”), after giving effect to the exercise of redemption rights by the redeeming stockholders of the Company, is less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor shall surrender and forfeit up to a maximum of 3,250,000 shares of Class F common stock (the “Equity Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement and (ii) that if, and to the extent, that the Company pays its transaction expenses from the Trust Fund in excess of $16,400,000, then the Sponsor shall surrender and forfeit to the Company up to a maximum of 3,250,000 shares of Class F common stock (the “Expense Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. In no event shall the sum of the Expense Reduction Shares and the Equity Reduction Shares exceed 3,250,000 shares of Class F common stock.

The Sponsor will have the ability to earn back up to 50% of the sum of the number of Equity Reduction Shares and the number of Expense Reduction Shares based on the average trading share price of the Company’s Class A common stock over a 730 calendar day period immediately following closing (the “Sponsor Deferred Shares”).

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Onyx will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Onyx (i.e., a capital transaction involving the issuance of stock by the Company for the stock of Onyx). Accordingly, the assets, liabilities and results of operations of Onyx will become the historical financial statements of the Company, and Legacy’s assets, liabilities and results of operations will be consolidated with Onyx beginning on the acquisition date.

For additional information regarding the terms of the Business Combination, see the definitive information statement filed with the Securities and Exchange Commission on October 30, 2020 including the section entitled “The Business Combination Agreement” in the definitive information statement.

In connection with the Business Combination Agreement, the Company has filed a definitive proxy statement seeking shareholder approval to extend the date by which a business combination is required to be completed from November 20, 2020 to December 31, 2020 (the “Extension Proposal”).

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 3 – EXTENSION AMENDMENTS, SHAREHOLDER REDEMPTIONS AND RELATED SHARE EXCHANGE AGREEMENT, TERMINATED IN JULY 2020, FOR PRIOR PROPOSED BUSINESS COMBINATION

On December 2, 2019, the Company entered into an Amended and Restated Share Exchange Agreement, as amended by that First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020 (the “Share Exchange Agreement”), that amends and restates the Share Exchange Agreement dated as of August 23, 2019, as amended by that First Amendment to Share Exchange Agreement dated as of September 27, 2019, with Blue Valor Limited (“Blue Valor” or the “Seller”), a company incorporated in Hong Kong and an indirect, wholly owned subsidiary of Blue Focus Intelligent Communications Group (“BlueFocus”). Pursuant to the Share Exchange Agreement, the Company will purchase all of the issued and outstanding shares of a wholly-owned holding company organized in the Cayman Islands (the “Blue Impact target”), that, at closing, will hold the Blue Impact business, a digital-first, intelligent and integrated global advertising and marketing services company (the “Blue Impact business”).

On July 20, 2020, the Company terminated the Amended and Restated Share Exchange Agreement, dated December 2, 2019, between Blue Valor and the Company, as amended by that First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020 (the “Share Exchange Agreement”). The Share Exchange Agreement was terminated pursuant to Section 10.1(f), which allows either party to terminate the agreement if the business combination contemplated therein is not consummated by May 20, 2020. The termination was in response to the increasing impact on the global advertising sector, and global markets broadly, resulting from the COVID-19 pandemic, which has negatively affected market valuations. Under the terms of the Share Exchange Agreement, the Company would have purchased all of the issued and outstanding shares of a wholly owned holding company of Blue Valor, which held the Blue Impact business, an advertising & marketing services group. the Company is proceeding to evaluate alternative business combinations. No termination penalty was incurred or became payable by the Company in connection with the termination of the Share Exchange Agreement.

Pursuant to their respective terms, each of (i) the Sponsor Support Agreement, dated March 13, 2020, by and among Legacy Acquisition I LLC, a Delaware limited liability company (the “Sponsor”), the Company and Blue Valor, (ii) the Waiver Agreement, dated March 13, 2020, by and between the Sponsor and the Company, and (iii) the Warrant Holder Support Agreements, dated March 13, 2020, by and between the Company and the holders of approximately 19,765,000 (or approximately 65.9%) of the Company’s public warrants, terminated concurrently with the termination of the Share Exchange Agreement. Additionally, the Warrant Amendments described in the Consent Solicitation Statement filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2020, and subsequently approved by the public warrant holders will not take effect and there will be no redemption rights or liquidating distribution with respect to the Company’s warrants. The warrants will expire worthless if the Company does not complete an alternative business combination.

The Company’s Charter and final IPO prospectus dated November 16, 2017, (which was filed with the SEC on November 17, 2017) provided that the Company had until November 21, 2019 to complete a business combination. In order to provide the Company additional time to complete the business combination, on October 22, 2019 the Company’s shareholders approved an Extension Amendment (the “Extension Amendment”) in order to extend the deadline to complete the business combination from November 21, 2019 to December 21, 2019 and thereafter at the Company’s option or upon the Seller’s request up to five times, initially to January 21, 2020, and thereafter by up to four additional 30-day periods ending on May 20, 2020. On April 21, 2020, the Company filed a definitive proxy on Schedule 14A related to the Second Extension. Thereafter, on May 18, 2020, the shareholders of the Company approved an extension of time to complete the business combination from May 20, 2020 to November 20, 2020 (the “Extended Date”). As such, the deadline to consummate the business combination is currently extended to November 20, 2020. The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendments.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

On October 23, 2019, the Company issued a note (the “Seller Note”) for the aggregate principal amount of approximately $979,000, to the Seller (including $100,000 provided to the Company for working capital). Borrowings under the Seller Note will bear interest at a rate equal to the 1-month USD LIBOR interest rate, plus 1.5%. The Seller Note was issued in connection with the approval by the Company’s stockholders of the Extension Amendment. In connection with the Extension Amendment, stockholders elected to redeem 694,820 shares of the Company’s Class A common stock, par value $0.0001 per share, issued in the Company’s initial public offering (the “public shares”), and 29,305,180 public shares remained issued and outstanding at that time following such redemptions. Accordingly, consistent with the Company’s proxy materials relating to the special meeting, on or about October 23, 2019, the Company made a cash contribution to the Trust Account in an amount equal to $0.03 for each public share that was not redeemed in connection with the stockholder approval of the Extension Amendment for the initial extension through December 21, 2019, which equaled an aggregate amount of approximately $979,000 (including $100,000 provided to Company for costs and expenses). On December 17, 2019, in connection with the Company’s extension of the date by which the Company has to consummate a business combination from December 21, 2019, to January 21, 2020, the Company issued an amended and restated note (the “Amended Seller Note”) to the Seller that amended and restated the Seller Note and received the second Seller Loan from the Seller. Borrowings under the Amended Seller Note will continue to bear interest at a rate equal to the 1 month USD LIBOR interest rate, plus 1.5% accruing from the date of the applicable borrowings. Subsequent to December 31, 2019, the Company has extended the date by which it has to consummate a business combination from January 21, 2020 to February 20, 2020, from February 20, 2020 to March 21, 2020, from March 21, 2020 to April 20, 2020 and from April 20, 2020 to May 20, 2020. In connection with each of the first three extensions, the Seller loaned $979,155.40 to the Company under the Amended Seller Note. Additionally, in connection with the remaining extensions, the Seller loaned $879,155.40 for each extension. As a result, Seller has loaned to the Company a total of $5,574,932.40 at September 30, 2020 (six loans), and a total of $1,958,310.80 at December 31, 2019 (two loans).

Under the terms of the Share Exchange Agreement, the Seller agreed to loan (each, a “Seller Loan”) to the Company the amount of the contributions to be made by the Company in connection with the initial extension through December 21, 2019, and for each period of the Extension thereafter; provided, however, that the Seller is not required to make any loan to the Company with respect to any Extension for the purpose of consummating an initial business combination other than the business combination with Blue Impact. In addition, the Seller agreed that the Seller Loans may include additional amounts to cover certain costs and expenses that the Company will reasonably incur in connection with the continuation of operations until the earlier of the consummation of the business combination or the Extended Date and the total of all such costs and expenses shall not exceed a total of $300,000 in the aggregate for all Extensions through the Extended Date. No Seller Loan may exceed $1,000,000 in the aggregate (including loans to fund costs and expenses). The Seller Loans made on or about October 23, 2019, December 21, 2019 and January 21, 2020, each in the principal amount of approximately $979,000 under the Amended Seller Note reflects a loan to fund the Company’s contributions to the Trust Account of approximately $879,000 plus $100,000 to fund the costs and expenses that the Company reasonably expects incur in connection with the continuation of operations until the earlier of the consummation of the business combination or the Extended Date. As of September 30, 2020, the Company had borrowed in respect of its costs and expenses a total of $300,000 in the aggregate (which is included in related party loans in the accompanying condensed consolidated balance sheet).

The Seller Loans will be forgiven by the Seller if the closing of the business combination does not occur and the Trust Account liquidates, except to the extent of any funds that are available to the Company (i) after such liquidation in accordance with the trust agreement, or (ii) from any other source. The amount of the Seller Loans will be repayable by the Company to the Seller upon consummation of the business combination. (The Company may choose to settle the Seller Loans and related fees with stock consideration.)

When the Company elected and/or the Seller requested that the Company extend the date by which the Company has to consummate the business combination, the Company has publicly announced the Company’s decision no later than the close of business on the last day of the then-current extension period. In addition, the Company has made additional contributions of $0.03 per outstanding public share for each period of the extension by the Company at its option and/or at the Seller’s request. The Seller has so far made contributions of $979,155.40 for each of the first three extensions, and $879,155.40 for each of the fourth, fifth and sixth extensions at September 30, 2020, for contributions of a total aggregate amount of $5,574,932. If the Company’s board of directors determines that the Company will not be able to consummate an initial business combination by the Extended Date, the Company’s board of directors would wind up our affairs and redeem 100% of the outstanding public shares.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

In connection with the May 2020 Extension Agreement, stockholders elected to redeem 23,182,481 Class A common shares at approximately $10.46 per share for an aggregate of approximately $242,423,000 withdrawn from the trust account. In addition, in connection with the May 2020 Extension Agreement, the Company agreed to make a cash contribution (“Contribution”) to the trust account at the closing of a business combination in an amount equal to $0.02 for each public share that was not redeemed in connection with the stockholder approval of the Extension Amendment for each month of the Extension (or approximately $122,400.00 per month after giving effect to redemptions). The Contribution will not accrue interest and the aggregate amount of the Contribution will be calculated and paid in full at the closing from the proceeds of the business combination. Since this potential payment is contingent upon the closing of a business combination, no accrual of a liability has been made at September 30, 2020 and any payment will be reflected upon the closing of a business combination if there is such a closing.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of Legacy Acquisition Corp. and its wholly-owned subsidiary, Excel Merger Sub II, Inc., a Delaware limited liability company and direct wholly owned subsidiary of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation:

The accompanying unaudited condensed consolidated interim financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2020, and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year. All dollar amounts are rounded to the nearest thousand dollars.

The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020, as well as the Definitive Information Statement filed on October 30, 2020.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the periods. The Company has not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 23,750,000 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the periods.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

The Company’s condensed consolidated statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of income tax expense, franchise tax expense and funds available to be withdrawn from Trust for working capital purposes (up to a maximum of $750,000 annually), by the weighted average number of Class A common stock outstanding for the period. Net income (loss) per common share, basic and diluted, for Class F common stock is calculated by dividing the net income (loss), less income attributable to Class A Common Stock, by the weighted average number of Class F common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the three and nine months ended September 30, 2020 and 2019:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income available to Class A common stockholders:
Interest income	$16,000	$1,588,000	$1,057,000	$5,154,000
Less: Income and franchise taxes	(16,000)	(375,000)	(341,000)	(1,205,000)
Expenses available to be paid with interest income from Trust (up to a maximum of $750,000 per year)	-		(563,000)	-
Net income available to Class A common stockholders	$-	$1,213,000	$153,000	$3,949,000

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net income available to Class F common stockholders:
Net (loss) income	$(1,048,000)	$53,000	$(2,330,000)	$1,533,000
Less: amount attributable to Class A common stockholders	-	(1,213,0000)	(153,000)	(3,949,000)
Net income (loss) available to class F common stockholders	$(1,048,000)	$(1,160,000)	$(2,383,000)	$(2,416,000)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

Deferred Offering Costs:

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering.” Offering costs of approximately $17,379,000 consisted principally of underwriter discounts of $16,500,000 (including $10,500,000 of which payment is deferred) and approximately $887,000 of professional, printing, filing, regulatory and other costs, have been charged to additional paid-in-capital upon completion of the Public Offering.

See also Note 5 regarding reduction of the deferred underwriting fees in September 2020.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of franchise taxes. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company recorded income tax (credit) expense of approximately $(7,000), $191,000, $325,000 and $1,055,000, respectively, in the three and nine months ended September 30, 2020 and 2019, respectively, primarily related to interest income earned on the Trust Account net of franchise taxes. The Company’s effective tax rate was approximately (1)%, 9%, 86% and 41%, respectively, for the three and nine months ended September 30, 2020 and 2019. The Company’s effective tax rate differs from the expected income tax rate due to the start-up and business combination costs (discussed above) which are not currently deductible. At September 30, 2020 and December 31, 2019, the Company has a deferred tax asset of approximately $1,718,000 and $1,080,000, respectively, primarily related to start-up and business combination costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

As discussed in Notes 5 and 7, all of the 30,000,000 common shares sold as part of a Unit in the Public Offering (an aggregate of 23,877,301 shares have been redeemed, including 23,182,481 shares which were redeemed in May 2020 and 694,820 of shares which were redeemed in October 2019 as discussed in Note 3 above, leaving 6,122,699 outstanding) contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

The Company recognizes changes immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at September 30, 2020 and December 31, 2019, 4,328,690 and 28,344,013, respectively, of the 6,122,699 and 29,305,180, respectively, Public Shares remaining outstanding were classified outside of permanent equity and 1,794,009 and 961,167 were recorded as outstanding at September 30, 2020 and December 31, 2020, respectively.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements but before the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 5 – PUBLIC OFFERING

On November 21, 2017, the Company closed on the Public Offering and sale of 30,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and one redeemable common stock purchase warrant (the “Warrants”). Under the terms of a warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the initial business combination. Each Warrant entitles the holder to purchase one half of one share of Class A common stock at a price of $5.75 (11.50 per whole share). No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the Extended Date allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants issued in connection with the 30,000,000 public units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

The Company granted the underwriters in the Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. On November 27, 2017, the Company was advised by the underwriters’ that the overallotment option would not be exercised. As such, the 1,125,000 shares subject to forfeiture which are described in Note 6 were forfeited.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

The Company paid an underwriting discount of 2% of the per Unit offering price to the underwriters at the closing of the Public Offering ($6,000,000), with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds ($10,500,000) payable upon the Company’s completion of a business combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial business combination. As a result of a Letter Agreement dated September 17, 2020, by and between the Company and the underwriters, the deferred underwriting fee payable by the Company has been reduced by $4,500,000, from $10,500,000 to $6,000,000.

See Notes 3 and 7 regarding the aggregate 23,877,302 shares redeemed for approximately $249,531,000 (including 23,182,481 shares redeemed for approximately $242,423,000 in May 2020 and the 694,820 shares redeemed for approximately $7,108,000 in October 2019) in connection with the Extension Amendments.

NOTE 6 – RELATED PARTY TRANSACTIONS

Founder Shares

In October 2016, the Sponsor purchased 8,625,000 shares of Class F common stock (the “Founder Shares”) for $25,000, or approximately $0.001 per share (see Note 8). The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares are convertible under the circumstances described below and subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters (see Notes 5 and 8) so that the initial stockholder would own 20.0% of the Company’s issued and outstanding shares after the Public Offering. As discussed further in Notes 5 and 8, on November 27, 2017, the underwriters’ notified the Company that they would not exercise the overallotment option and, as such, the 1,125,000 shares that were subject to forfeiture were forfeited as of the closing of the Public Offering on November 21, 2017. The Founder Shares will automatically convert into shares of Class A common stock at the time of the business combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

The Company’s initial stockholder has agreed not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of the Company’s initial business combination, or earlier if, subsequent to the Company’s initial business combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial business combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial business combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”).

See also Note 3.

Private Placement Warrants

Upon the closing of the Public Offering on November 21, 2017, the Sponsor paid the Company $8,750,000 for the private placement purchase from the Company of 17,500,000 warrants at $0.50 per warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of Class A common stock at $5.75 ($11.50 per whole share). A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s initial business combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial business combination and are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

If the Company does not complete a business combination within the Extended Date, then the proceeds will be part of the liquidating distribution to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

See also Note 3.

Registration Rights

The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to registration rights (in the case of the Founder Shares, only after conversion to shares of Class A common stock) pursuant to a registration rights agreement dated November 16, 2017. The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Service Agreement and Services Agreement

The Company pays $10,000 a month, $30,000 for each of the three months ended September 30, 2020 and 2019 and $90,000 for each of the nine months ended September 30, 2020 and 2019, for office space, accounting services, utilities and secretarial support provided by the Sponsor subsequent to the date the Company’s securities were first listed on the NYSE. Such monthly fee will terminate upon the earlier of the consummation by the Company of an initial business combination or the liquidation of the Company. No amounts were payable at September 30, 2020 or December 31, 2019.

NOTE 7 – TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of $300,000,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations. An aggregate of approximately $249,531,000 has been removed from the Trust in connection with shareholder redemptions of 23,877,302 shares, including 23,182,481 shares redeemed for approximately $242,423,000 in May 2020 and the 694,820 shares redeemed for approximately $7,108,000 in October 2019, in connection with the Extension Amendments discussed in Notes 2 and 3.

At September 30, 2020 and December 31, 2019, the proceeds of the Trust Account were invested in a money market fund that invests solely in U.S. government treasury bills. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments – Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying September 30, 2020 and December 31, 2019 condensed consolidated balance sheets and adjusted for the amortization of discounts.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at September 30, 2020 and December 31, 2019 consist of money market funds holding U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

			Quoted Price
	Carrying value at	Gross Unrealized	Prices in Active
Description	September 30, 2020	Holding Gain	Markets (Level 1)
Assets:
Money market funds	$63,804,000	$-	$63,804,000
Total	$63,804,000	$-	$63,804,000

			Quoted Price
	Carrying value at	Gross Unrealized	Prices in Active
Description	December 31, 2019	Holding Loss	Markets (Level 1)
Assets:
Money market funds	$305,529,000	$-	$305,529,000
Total	$305,529,000	$-	$305,529,000

The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Agreements.

During the nine months ended September 30, 2020, the Company withdrew approximately $865,000 from the Trust Account to fund (i) permitted withdrawals for taxes and for (ii) working capital at the rate of $750,000 per year. In addition, approximately $242,423,000 was withdrawn from the Trust Account during the nine months ended September 30, 2020 to fund shareholder redemptions of 23,182,481 Class A common shares.

During the year ended December 31, 2019, the Company withdrew approximately $2,638,000 from the Trust Account in order to pay 2018 actual and 2019 estimated income taxes (approximately $1,397,000) and franchise taxes (approximately $420,000) paid in installments and to released approximately $813,000 allowed for working capital (including undistributed amounts from the prior year). In addition, on October 22, 2019, in connection with the Extension Amendment, stockholders elected to redeem 694,820 public shares of the Company’s Class A common stock at approximately $10.23 per share resulting in a distribution from the Trust Account of approximately $7,108,000.

Additionally, during the year ended December 31, 2019, the Company received approximately $1,758,000 (two payments of approximately $879,000) from the Seller representing the payment of $0.03 per outstanding public share (29,305,180 public shares) for each extension period under the Extension Amendment discussed further in Note 3. Subsequent to December 31, 2019, the Company has extended the date by which it has to consummate a business combination from January 21, 2020 to February 20, 2020, and from February 20, 2020 to March 21, 2020, from March 21, 2020 to April 20, 2020 and from April 20, 2020 to May 20, 2020. In connection with these extensions, the Company deposited $879,155.40, each extension, into the Trust Account representing the continued payment of $0.03 per outstanding public share (29,305,180 public shares) for each extension period. As a result of the extensions, the Company has deposited a total aggregate amount of approximately $5,274,932 (six payments of $879,155.40) and $1,758,310.80 (two payments of $879,155.40), respectively, at September 30, 2020 and December 31, 2019.

NOTE 8 – STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company is 110,000,000 shares, including 100,000,000 shares of Class A common stock, par value $0.0001, and 10,000,000 shares of Class F common stock, par value $0.00001. Upon completion of the Public Offering, the Company will likely (depending on the terms of the initial business combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the business combination to the extent the Company seeks stockholder approval in connection with its initial business combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock.

LEGACY ACQUISITION CORP. AND SUBSIDIARY
Notes to Condensed Consolidated Financial Statements

(unaudited)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at September 30, 2020 and December 31, 2019 consist of money market funds holding U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

			Quoted Price
	Carrying value at	Gross Unrealized	Prices in Active
Description	September 30, 2020	Holding Gain	Markets (Level 1)
Assets:
Money market funds	$63,804,000	$-	$63,804,000
Total	$63,804,000	$-	$63,804,000

			Quoted Price
	Carrying value at	Gross Unrealized	Prices in Active
Description	December 31, 2019	Holding Loss	Markets (Level 1)
Assets:
Money market funds	$305,529,000	$-	$305,529,000
Total	$305,529,000	$-	$305,529,000

The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Agreements.

During the nine months ended September 30, 2020, the Company withdrew approximately $865,000 from the Trust Account to fund (i) permitted withdrawals for taxes and for (ii) working capital at the rate of $750,000 per year. In addition, approximately $242,423,000 was withdrawn from the Trust Account during the nine months ended September 30, 2020 to fund shareholder redemptions of 23,182,481 Class A common shares.

During the year ended December 31, 2019, the Company withdrew approximately $2,638,000 from the Trust Account in order to pay 2018 actual and 2019 estimated income taxes (approximately $1,397,000) and franchise taxes (approximately $420,000) paid in installments and to released approximately $813,000 allowed for working capital (including undistributed amounts from the prior year). In addition, on October 22, 2019, in connection with the Extension Amendment, stockholders elected to redeem 694,820 public shares of the Company’s Class A common stock at approximately $10.23 per share resulting in a distribution from the Trust Account of approximately $7,108,000.

Additionally, during the year ended December 31, 2019, the Company received approximately $1,758,000 (two payments of approximately $879,000) from the Seller representing the payment of $0.03 per outstanding public share (29,305,180 public shares) for each extension period under the Extension Amendment discussed further in Note 3. Subsequent to December 31, 2019, the Company has extended the date by which it has to consummate a business combination from January 21, 2020 to February 20, 2020, and from February 20, 2020 to March 21, 2020, from March 21, 2020 to April 20, 2020 and from April 20, 2020 to May 20, 2020. In connection with these extensions, the Company deposited $879,155.40, each extension, into the Trust Account representing the continued payment of $0.03 per outstanding public share (29,305,180 public shares) for each extension period. As a result of the extensions, the Company has deposited a total aggregate amount of approximately $5,274,932 (six payments of $879,155.40) and $1,758,310.80 (two payments of $879,155.40), respectively, at September 30, 2020 and December 31, 2019.

NOTE 8 – STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company is 110,000,000 shares, including 100,000,000 shares of Class A common stock, par value $0.0001, and 10,000,000 shares of Class F common stock, par value $0.00001. Upon completion of the Public Offering, the Company will likely (depending on the terms of the initial business combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the business combination to the extent the Company seeks stockholder approval in connection with its initial business combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Legacy Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Legacy Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows, for the years ended December 31, 2019 and 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and does not complete a business combination by March 21, 2020 (and thereafter by up to two additional 30-day periods), then the Company will cease all operations except for the purpose of winding down and liquidating. The mandatory liquidation and subsequent dissolution and unfavorable liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2016.

Whippany, New Jersey

February 27, 2020

LEGACY ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets –
Cash	$568,000	$1,180,000
Prepaid expenses and other assets	26,000	53,000
Total current assets	594,000	1,233,000

Non-current assets –
Cash and investments held in Trust Account	302,529,000	304,035,000

Total assets	$303,123,000	$305,268,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities –
Accounts payable	$358,000	$17,000
Accrued expenses	1,859,000	365,000
Accrued franchise and income taxes	8,000	225,000
Due to related party	1,958,000	-
Total current liabilities	4,183,000	607,000

Other liabilities –
Deferred underwriting compensation	10,500,000	10,500,000
Total liabilities	14,683,000	11,107,000

Common stock subject to possible redemption; 28,344,013 and 28,916,141 shares, respectively, at December 31, 2019 and 2018 (at approximately $10.00 per share)	283,440,000	289,161,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	-	-
Class A Common stock, $0.0001 par value, 100,000,000 authorized shares, 30,000,000 shares issued at December 31, 2019 and 2018, 961,167 and 1,083,859 shares, respectively, outstanding (excluding 28,344,013 and 28,916,141 shares, respectively, subject to possible redemption at December 31, 2019 and 2018)	-	-
Class F Common stock, $0.0001 par value, 10,000,000 authorized shares, 7,500,000 shares issued and outstanding	1,000	1,000
Additional paid-in-capital	847,000	2,234,000
Retained earnings	4,152,000	2,765,000
Total stockholders’ equity	5,000,000	5,000,000
Total liabilities and stockholders’ equity	$303,123,000	$305,268,000

See accompanying notes to financial statements

LEGACY ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2019	2018

Revenues	$-	$-
General and administrative expenses	3,775,000	1,623,000
Loss from operations	(3,775,000)	(1,623,000)

Interest income on Trust Account	6,482,000	5,559,000
Income before income taxes	2,707,000	3,936,000

Provision for income taxes	(1,320,000)	(1,130,000)

Net income	$1,387,000	$2,806,000

Two Class Method for Per Share Information:
Weighted average class A common shares outstanding – basic and diluted	29,867,000	30,000,000

Net income per class A common share – basic and diluted	$0.16	$0.10

Weighted average class F common shares outstanding – basic and diluted	7,500,000	7,500,000

Net (loss) per class F common share – basic and diluted	$(0.46)	$(0.01)

See accompanying notes to financial statements

LEGACY ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2019 and 2018

						Retained
	Common Stock				Additional	Earnings
	Class A		Class F		Paid-in	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balances, December 31, 2017	1,364,474	$-	7,500,000	$1,000	$5,040,000	$(41,000)	$5,000,000

Change in Class A common stock subject to possible redemption	(280,615)	-	-	-	(2,806,000)	-	(2,806,000)

Net income	-	-	-	-	-	2,806,000	2,806,000

Balances, December 31, 2018	1,083,859	-	7,500,000	1,000	2,234,000	2,765,000	5,000,000

Shares redeemed at $10.23 per share in October 2019 (Notes 2 and 6)	(694,820)	-	-	-	(7,108,000)	-	(7,108,000)

Change in Class A common stock subject to possible redemption	572,128	-	-	-	5,721,000	-	5,721,000

Net income	-	-	-	-	-	1,387,000	1,387,000

Balances, December 31, 2019	961,167	$-	7,500,000	$1,000	$847,000	$4,152,000	$5,000,000

See accompanying notes to financial statements

LEGACY ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2019	2018

Net income	$1,387,000	$2,806,000
Adjustments to reconcile net income to net cash used in operating activities:
Interest income earned on Trust Account	(6,482,000)	(5,559,000)
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable	341,000	(169,000)
Increase in accrued expenses	1,494,000	270,000
Decrease (increase) in accrued franchise and income taxes	(217,000)	70,000
(Increase) decrease in prepaid expenses, rounding and other	27,000	83,000
Net cash used in operating activities	(3,450,000)	(2,499,000)

Cash flows from investing activities –
Withdrawal from Trust Account for redemption of Class A common stock	7,108,000	-
Deposit a portion of related party loans in Trust Account	(1,758,000)	-
Withdrawal from Trust Account for taxes and working capital	2,638,000	1,927,000
Net cash provided by investing activities	7,988,000	1,927,000

Cash flows from financing activities –
Redemption of Class A common stock	(7,108,000)	-
Proceeds from related party loans	1,958,000	-
Net cash used in financing activities	(5,150,000)	-

Net decrease in cash	(612,000)	(572,000)
Cash at beginning of year	1,180,000	1,752,000
Cash at end of year	$568,000	$1,180,000

Supplemental disclosure of non-cash financing activities:
Cash paid for income taxes	$1,397,000	$1,215,000

Change in value of common stock subject to possible redemption	$(5,721,000)	$2,806,000

See accompanying notes to financial statements

LEGACY ACQUISITION CORP.

Notes to Financial Statements

NOTE 1 – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Legacy Acquisition Corp. (the “Company”) was incorporated in Delaware on March 15, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2019, the Company had not commenced any operations. All activity for the period from March 15, 2016 (inception) through December 31, 2019 relates to the Company’s formation and the initial public offering (“Public Offering”) described below, and subsequent to the Public Offering, searching for a potential business combination. The Company will not generate any operating revenues until after completion of the initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Public Offering.

Sponsor and Financing:

The Company’s sponsor is Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering (as described in Note 4) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on November 16, 2017. The Company intends to finance a Business Combination with the net proceeds from a $300,000,000 Public Offering (Note 4) and a $8,750,000 private placement (Note 5). Upon the closing of the Public Offering and the private placement, $300,000,000 is held in the Trust Account with Continental Stock Transfer and Trust Company (the “Trustee”) acting as the trustee (the “Trust Account”) (as discussed below). See Notes 2 and 6 below regarding approximately $7,108,000 of shareholder redemptions (694,820 shares) paid from the Trust Account in October 2019 in connection with the Extension Amendment, defined below, that extends the date to complete a Business Combination as described therein.

The Trust Account:

Funds from the Public Offering have been placed in the Trust Account. The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective Business Combinations and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes and up to $750,000 per year for working capital purposes, if any, none of the funds held in trust may be released until the earlier of: (i) the completion of the initial Business Combination; or (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance and timing or the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial business combination by the Outside Extended Date or (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination by the Outside Extended Date (subject to the requirements of law). See Note 2 below regarding the Extension Amendment that extends the date to complete a business combination and certain shareholder redemptions paid from the Trust Account as described therein. The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendment discussed in Note 2.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination within 24 months from the closing of the Public Offering, as extended in the Extension Amendment that is further discussed in Note 2 below, if at all.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which public stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and up to $750,000 per year which may be, and has been, released for working capital purposes, or (ii) provide public stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable and up to $750,000 per year which may have been released for working capital. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by New York Stock Exchange (“NYSE”) rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares of Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. In such case, the Company would not proceed with the redemption of its public shares of Class A common stock and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its Class A common stock for an amount in cash equal to such stockholder’s pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and up to $750,000 per year which may have been released to the Company to fund working capital requirements. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity in the accompanying balance sheet, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.”

The Company only had 24 months from the closing date of the Public Offering to complete its initial Business Combination. However, as discussed further in Note 2 below, on October 22, 2019, the shareholders of the Company approved the extension of time to complete the Business Combination, as defined in Note 2, from November 21, 2019 to December 21, 2019 and thereafter at the Company’s option or upon the Seller’s request up to five times, initially to January 21, 2020, and thereafter by up to four additional 30-day periods ending on May 20, 2020. The Company has currently exercised three extension options, (i) from December 21, 2019 to January 21, 2020, (ii) from January 21, 2020 to February 20, 2020 and (iii) from February 20, 2020 to March 21, 2020. If the Company does not complete a Business Combination within this extended period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and up to $750,000 per year which may be, and has been, released for working capital (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation.

The initial stockholder has entered into a letter agreement with the Company, pursuant to which it has waived its right to participate in any redemption with respect to its initial shares; however, if the initial stockholder or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock after the Public Offering, they will be entitled to a pro rata share of the Trust Account, with respect to such public shares, upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution, as well as the Company’s negative working capital position, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 20, 2020 and thereafter at the Company’s option or upon the Seller’s request up to four additional 30-day periods, as extended (as discussed in Note 2).

NOTE 2 – SHARE EXCHANGE AGREEMENT FOR BUSINESS COMBINATION AND EXTENSION AMENDMENT

On August 23, 2019, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Blue Valor Limited, a company incorporated in Hong Kong and an indirect, wholly-owned subsidiary of Blue Focus Intelligent Communications Group (“Blue Valor” or the “Seller”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, the Company will, among other things, purchase from the Seller all of the outstanding shares of stock of a wholly-owned holding company organized in the Cayman Islands, Blue Impact (Cayman) Limited that, at the closing, will hold the Blue Impact group business, a digital-first, intelligent and integrated global advertising and marketing services company (the “Blue Impact” business). The Share Exchange Agreement was subsequently amended by that First Amendment to Share Exchange Agreement dated as of September 27, 2019, to amend certain provisions relating to the Extension Amendment, and further amended and restated on December 2, 2019, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, the Seller will transfer all of the equity interests of its wholly-owned subsidiary, Blue Impact Target, in exchange for shares of Legacy. Upon the closing of the Business Combination, the Company will change its name to Blue Impact Inc.

For more information about the transactions contemplated by the Share Exchange Agreement, please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2019 and the Definitive Proxy Statement filed on September 30, 2019.

Pursuant to the Share Exchange Agreement, at the closing, the Seller will receive up to 30 million shares of Class A common stock of the Company, subject to adjustment as set forth below (the “Closing Shares”), and Legacy expects to (a) assume $40 million of net debt related to the Blue Impact business, (b) assume $48 million of deferred acquisition purchase price obligations, and (c) pay $90 million to purchase or redeem certain minority interests of one of the Blue Impact businesses (“Madhouse”).

LEGACY ACQUISITION CORP.

Notes to Financial Statements

The Closing Shares will be subject to adjustment following closing based on the extent to which, as of the closing date, (a) the net debt of the Blue Impact business, (b) the deferred acquisition purchase price obligations for the Blue Impact business (excluding Madhouse) and (c) the amount of the purchase price for the minority interests of Madhouse, are each finally determined to be greater or less than the targets for such amounts specified in the Share Exchange Agreement. The determinations as of the closing date of the foregoing amounts will be mutually agreed to by the Seller and a committee of independent directors of the Company with any disagreements being resolved by a nationally recognized independent public accounting firm jointly selected by the Seller and the Company.

Pursuant to an “earn-out” for Madhouse, up to $222 million may be payable after the 2022 audit is complete in the form of an incentive-based earn-out tied to average profit growth of the Madhouse business over the three-year period ending December 31, 2022. The earn-out will be payable at the Company’s option in cash, stock or a combination thereof if Company’s common stock share price at the time of payment is greater than $10 per share. If not, then dependent upon the Company’s then-available cash, the earn-out will be payable in cash or subordinated notes. The Seller has partially and irrevocably assigned a portion of any earn-out payment to fund a long-term incentive plan to be established for the benefit of designated individuals employed or associated with the group company business.

The Company’s Charter and final IPO prospectus dated November 16, 2017, (which was filed with the SEC on November 17, 2017) provided that the Company had until November 21, 2019 to complete a business combination. In order to provide the Company additional time to complete the Business Combination, on October 22, 2019 the Company’s shareholders approved an Extension Amendment (the “Extension Amendment”) in order to extend the deadline to complete the Business Combination from November 21, 2019 to December 21, 2019 and thereafter at the Company’s option or upon the Seller’s request up to five times, initially to January 21, 2020, and thereafter by up to four additional 30-day periods ending on May 20, 2020. The deadline to consummate the Business Combination is currently extended to March 21, 2020. While the purpose of the Extension Amendment is to allow the Company more time to complete the proposed Business Combination, if the Business Combination is terminated the Company may seek to use the Extension to complete an alternative business combination. The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendment.

On October 23, 2019, the Company issued a note (the “Seller Note”) for the aggregate principal amount of approximately $979,000, to the Seller (including $100,000 provided to the Company for working capital). Borrowings under the Seller Note will bear interest at a rate equal to the 1-month USD LIBOR interest rate, plus 1.5%. The Seller Note was issued in connection with the approval by the Company’s stockholders of the Extension Amendment. In connection with the Extension Amendment, stockholders elected to redeem 694,820 shares of the Company’s Class A common stock, par value $0.0001 per share, issued in the Company’s initial public offering (the “public shares”), and 29,305,180 public shares remain issued and outstanding following such redemptions. Accordingly, consistent with the Company’s proxy materials relating to the special meeting, on or about October 23, 2019, the Company made a cash contribution to the Trust Account in an amount equal to $0.03 for each public share that was not redeemed in connection with the stockholder approval of the Extension Amendment for the initial extension through December 21, 2019, which equaled an aggregate amount of approximately $979,000 (including $100,000 provided to Company for costs and expenses). On December 17, 2019, in connection with the Company’s extension of the date by which the Company has to consummate a business combination from December 21, 2019, to January 21, 2020, the Company issued an amended and restated note (the “Amended Seller Note”) to the Seller that amended and restated the Seller Note and received the second Seller Loan from the Seller. Borrowings under the Amended Seller Note will continue to bear interest at a rate equal to the 1 month USD LIBOR interest rate, plus 1.5% accruing from the date of the applicable borrowings. Subsequent to December 31, 2019, the Company has extended the date by which it has to consummate a business combination from January 21, 2020 to February 20, 2020, and from February 20, 2020 to March 21, 2020. In connection with each of the first three extensions, the Seller loaned $979,155.40 to the Company under the Amended Seller Note. Additionally, in connection with the fourth and most recent extension, the Seller loaned $879,155.40. As a result, Seller will have loaned to the Company a total aggregate amount of $3,816,621.60.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

Under the terms of the Share Exchange Agreement, the Seller agreed to loan (each, a “Seller Loan”) to Legacy the amount of the contributions to be made by Legacy in connection with the initial extension through December 21, 2019, and for each period of the Extension thereafter; provided, however, that the Seller is not be required to make any loan to Legacy with respect to any Extension for the purpose of consummating an initial business combination other than the Business Combination. In addition, the Seller agreed that the Seller Loans may include additional amounts to cover certain costs and expenses that Legacy will reasonably incur in connection with the continuation of operations until the earlier of the consummation of the Business Combination or the Extended Date and the total of all such costs and expenses shall not exceed a total of $300,000 in the aggregate for all Extensions through the Extended Date.

No Seller Loan may exceed $1,000,000 in the aggregate (including loans to fund costs and expenses). The Seller Loans made on or about October 23, 2019, December 21, 2019 and January 21, 2020, each in the principal amount of approximately $979,000 under the Amended Seller Note reflects a loan to fund the Company’s Contributions to the Trust Account of approximately $879,000 plus $100,000 to fund the costs and expenses that the Company reasonably expects incur in connection with the continuation of operations until the earlier of the consummation of the Business Combination or the Extended Date. As of January 21, 2020, Legacy had borrowed in respect of its costs and expenses a total of $300,000 in the aggregate.

The Seller Loans will be forgiven by the Seller if the closing of the Business Combination does not occur and the Trust Account liquidates, except to the extent of any funds that are available to the Company (i) after such liquidation in accordance with the trust agreement, or (ii) from any other source. The amount of the Seller Loans will be repayable by the Company to the Seller upon consummation of the Business Combination.

When the Company elected and/or the Seller requested that the Company extend the date by which the Company has to consummate the Business Combination, the Company has (and will) publicly announce the Company’s decision no later than the close of business on the last day of the then-current extension period. In addition, the Company has (and will) make additional Contributions of $0.03 per outstanding public share for each period of the extension by Legacy at its option and/or at the Seller’s request. The Seller has so far made Contributions of $979,155.40 for each of the first three extensions, and $879,155.40 for the fourth and most recent extension to March 21, 2020, for Contributions of a total aggregate amount of $3,816,621.60. If the Company elects and/or the Seller requests that the Company extend the date for either or both of the two remaining 30-day extension periods, the Seller would make Contributions of approximately $879,000, respectively. If, however, the Seller does not request that we extend beyond March 21, 2020 or any additional 30-day period thereafter and the Company also determines not to extend or our board of directors otherwise determines that the Company will not be able to consummate an initial business combination by the Extended Date and does not wish to have an additional Extension, the Company’s board of directors would wind up our affairs and redeem 100% of the outstanding public shares.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

All dollar amounts are rounded to the nearest thousand dollars.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the periods. The Company has not considered the effect of the warrants sold in the initial public offering and private placement to purchase an aggregate of 23,750,000 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the periods.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of income tax expense, franchise tax expense and funds available to be withdrawn from Trust for working capital purposes (up to a maximum of $750,000 annually), by the weighted average number of Class A common stock outstanding for the period. Net income (loss) per common share, basic and diluted, for Class F common stock is calculated by dividing the net income (loss), less income attributable to Class A Common Stock, by the weighted average number of Class F common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the years ended December 31, 2019 and 2018:

	Year ended
	December 31,
	2019	2018

Net income available to Class A common stockholders:
Interest income	$6,482,000	$5,559,000
Less: Income and franchise taxes	(1,520,000)	(1,330,000)
Expenses available to be paid with interest income from Trust (up to a maximum of $750,000 per year)	(125,000)	(1,372,000)
Net income available to Class A common stockholders	$4,837,000	$2,857,000

Net income available to Class F common stockholders:
Net income	$1,387,000	$2,806,000
Less: amount attributable to Class A common stockholders	(4,837,000)	(2,857,000)
Net (loss) available to class F common stockholders	$(3,450,000)	$(51,000)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Deferred Offering Costs:

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering.” Offering costs of approximately $17,379,000 consisted principally of underwriter discounts of $16,500,000 (including $10,500,000 of which payment is deferred) and approximately $887,000 of professional, printing, filing, regulatory and other costs, have been charged to additional paid-in-capital upon completion of the Public Offering.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of franchise taxes. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company recorded income tax expense of approximately $1,320,000 and $1,130,000, respectively, in the years ended December 31, 2019 and 2018, primarily related to interest income earned on the Trust Account net of franchise taxes. The Company’s effective tax rate was approximately 49 % and 29%, respectively, for each of the years ended December 31, 2019 and 2018. The Company’s effective tax rate differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible. At December 31, 2019 and 2018, the Company has a deferred tax asset of approximately $1,080,000 and $355,000, respectively, primarily related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 and 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

Redeemable Common Stock:

As discussed in Note 4, all of the 30,000,000 common shares sold as part of a Unit in the Public Offering (694,820 of which were redeemed in October 2019 as discussed in Note 2 above leaving 29,305,180 outstanding) contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at December 31, 2019 and 2018, 28,344,013 and 28,916,141, respectively, of the 30,000,000 Public Shares (29,305,180 of which were outstanding at December 31, 2019) were classified outside of permanent equity.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements but before the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 4 – PUBLIC OFFERING

On November 21, 2017, the Company closed on the Public Offering and sale of 30,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and one redeemable common stock purchase warrant (the “Warrants”). Under the terms of a warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the initial Business Combination. Each Warrant entitles the holder to purchase one half of one share of Class A common stock at a price of $5.75 (11.50 per whole share). No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of Warrants issued in connection with the 30,000,000 public units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

The Company granted the underwriters in the Public Offering a 45-day option to purchase up to 4,500,000 additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. On November 27, 2017, the Company was advised by the underwriters’ that the overallotment option would not be exercised. As such, the 1,125,000 shares subject to forfeiture which are described in Note 5 were forfeited.

The Company paid an underwriting discount of 2% of the per Unit offering price to the underwriters at the closing of the Public Offering ($6,000,000), with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds ($10,500,000) payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

See Notes 2 and 6 regarding the 694,820 shares redeemed for approximately $7,108,000 at October 22, 2019 in connection with the Extension Amendment.

NOTE 5 – RELATED PARTY TRANSACTIONS

Founder Shares

In October 2016, the Sponsor purchased 8,625,000 shares of Class F common stock (the “Founder Shares”) for $25,000, or approximately $0.001 per share (see Note 7). The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares are convertible under the circumstances described below and subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters (see Notes 5 and 7) so that the initial stockholder would own 20.0% of the Company’s issued and outstanding shares after the Public Offering. As discussed further in Notes 5 and 7, on November 27, 2017, the underwriters’ notified the Company that they would not exercise the overallotment option and, as such, the 1,125,000 shares that were subject to forfeiture were forfeited as of the closing of the Public Offering on November 21, 2017. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

The Company’s initial stockholder has agreed not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

Upon the closing of the Public Offering on November 21, 2017, the Sponsor paid the Company $8,750,000 for the private placement purchase from the Company of 17,500,000 warrants at $0.50 per warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of Class A common stock at $5.75 ($11.50 per whole share). A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

If the Company does not complete a Business Combination within the required time period, then the proceeds will be part of the liquidating distribution to the Stockholders holding shares of Class A Common Stock and the Warrants issued to the Sponsor will expire worthless.

Registration Rights

The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to registration rights (in the case of the Founder Shares, only after conversion to shares of Class A common stock) pursuant to a registration rights agreement dated November 16, 2017. The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Service Agreement and Services Agreement

The Company pays $10,000 a month ($120,000 for each of the years ended December 31, 2019 and 2018) for office space, accounting services, utilities and secretarial support provided by the Sponsor subsequent to the date the Company’s securities were first listed on the NYSE. Such monthly fee will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. No amounts were payable at December 31, 2018 or 2019.

NOTE 6 – TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of $300,000,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At December 31, 2019 the proceeds of the Trust Account were invested in a money market fund that invests solely in U.S. government treasury bills. At December 31, 2018 the proceeds of the Trust Account were invested in U.S. government treasury bills. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments – Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying December 31, 2018 balance sheet and adjusted for the amortization of discounts.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at December 31, 2019 and 2018 consist of U.S. government treasury bills or money market funds holding U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

			Quoted Price
	Carrying value at		Prices in
	December 31,	Gross Unrealized	Active Markets
Description	2019	Holding Gain	(Level 1)
Assets:
Cash and money market	$302,529,000	$-	$302,529,000

			Quoted Price
	Carrying value at		Prices in
	December 31,	Gross Unrealized	Active Markets
Description	2018	Holding Loss	(Level 1)
Assets:
Cash and money market	$1,000	$-	$1,000
U.S. government treasury bills	304,034,000	(7,000)	304,027,000
Total	$304,035,000	$(7,000)	$304,028,000

On October 22, 2019, in connection with the Extension Amendment, stockholders elected to redeem 694,820 public shares of the Company’s Class A common stock at approximately $10.23 per share resulting in a distribution from the Trust Account of approximately $7,108,000. Additionally, during the year ended December 31, 2019, the Company received approximately $1,758,000 (two payments of approximately $879,000) from the Seller representing the payment of $0.03 per outstanding public share (29,305,180 public shares) for each extension period under the Extension Amendment discussed further in Note 2. Subsequent to December 31, 2019, the Company has extended the date by which it has to consummate a business combination from January 21, 2020 to February 20, 2020, and from February 20, 2020 to March 21, 2020. In connection with these extensions, the Seller loaned $979,155.40 and $879,155.40, respectively, to the Company under the Amended Seller Note. As a result of the extensions, the Seller has loaned to the Company a total aggregate amount of approximately $3,816,621.60.

During the year ended December 31, 2019, the Company withdrew approximately $2,638,000 from the Trust Account in order to pay 2018 actual and 2019 estimated income taxes (approximately $1,397,000) and franchise taxes (approximately $420,000) paid in installments and to release approximately $813,000 allowed for working capital (including undistributed amounts from the prior year). The Company may continue to withdraw from the Trust Account amounts necessary for taxes, and for working capital of up to $750,000 annually (on a pro rata basis), during the period of the Extension Amendment.

During the year ended December 31, 2018 the Company withdrew an aggregate of approximately $1,927,000 from the Trust Account including approximately $750,000 for working capital and approximately $1,177,000 for payment of federal income and state franchise taxes, including estimated taxes.

Common Stock

The authorized common stock of the Company is 110,000,000 shares, including 100,000,000 shares of Class A common stock, par value $0.0001, and 10,000,000 shares of Class F common stock, par value $0.00001. Upon completion of the Public Offering, the Company will likely (depending on the terms of the initial Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its initial Business Combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock.

LEGACY ACQUISITION CORP.

Notes to Financial Statements

In October 2016, the Sponsor purchased 8,625,000 shares of Class F common stock (the “Founder Shares”) for $25,000, or approximately $0.004 per share. The Sponsor had agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the initial stockholder will own 20% of the Company’s issued and outstanding shares after the Public Offering. On November 27, 2017, the Company was advised by the underwriters’ that the overallotment option would not be exercised. As such, the 1,125,000 shares subject to forfeiture were forfeited.

On October 22, 2019, in connection with the Extension Amendment, stockholders elected to redeem 694,820 shares of the Company’s Class A common stock, par value $0.0001 per share, issued in the Company’s initial public offering (the “public shares”). The shares were redeemed at $10.23 per share, the per share value of the Trust Account at that date resulting in a distribution from the Trust Account of approximately $7,108,000. As a result, 29,305,180 public shares remain issued and outstanding following such redemptions.

At each of December 31, 2019 and 2018 there were 7,500,000 shares of Class F common stock issued and outstanding. At December 31, 2019 and 2018 there were 29,305,180 and 30,000,000 shares, respectively, of Class A common stock outstanding (28,344,013 and 28,916,141, respectively, of which are classified outside of equity as redeemable common stock).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2019 and 2018, the rights and preferences have not been determined and there were no shares of preferred stock issued and outstanding.

30,206,509 Shares of Common Stock

PRELIMINARY PROSPECTUS

          , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by PARTS iD, Inc. (the “Company”) in connection with the sale of its Common Stock being registered. All amounts shown are estimates, except the U.S. Securities and Exchange Commission (“SEC”) registration fee.

U.S. Securities and Exchange Commission registration fee	$24,453
Accounting fees and expenses	$30,000
Legal fees and expenses	$75,000
Printing expenses	$15,000
Miscellaneous	$10,000
Total	$154,453

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

The registrant’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) provide that the registrant shall, to the fullest extent permitted by applicable law, as amended, which includes Section 145 of the DGCL, as amended, (i) indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such Proceeding; and (ii) pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition, provided that any payments in advance of the final disposition of the Proceeding shall be made only upon the registrant’s receipt of a certain undertaking by the person indemnified to repay all amounts advanced if such person is determined not to be entitled to such indemnification.

The Certificate of Incorporation also provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as amended, unless a director violated its duty of loyalty to the registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The registrant maintains a general liability insurance policy which covers certain liabilities of the registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors and officers.

The registrant has entered into indemnification agreements (the “Indemnification Agreements”) with each of its officers and directors. Each Indemnification Agreement provides for indemnification by the registrant of certain expenses, judgments, liabilities, settlement amounts and costs and the advancement of certain expenses, each to the fullest extent not prohibited by applicable law, relating to claims, suits or proceedings arising from the director’s or officer’s service to the registrant.

Item 15.	Recent Sales of Unregistered Securities.

On November 20, 2020, pursuant to the Business Combination Agreement, the Company (i) issued 24,950,959 shares of Common Stock to the Onyx common stockholders valued at $10.00 per share in consideration for the consummation of the Business Combination; and (ii) issued an aggregate of 2,560,347 shares of Common Stock to the holders of 30,000,000 public warrants and 1,223,748 Sponsor-Investor Private Warrants, in exchange for the elimination of those warrants. For more information on the issuance to warrant holders, see the section of this prospectus titled “Certain Relationships and Related Party Transactions—Warrant Holder Support Agreements.”

For these issuances, the Company relied on exemptions from registration set forth in Section 4(a)(2) of the Securities Act, without the use of any general solicitations or advertising to market or otherwise offer the securities for sale, and to the Company’s knowledge, all participants were “accredited investors,” as defined in Rule 501 of Regulation D as promulgated by the SEC under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description

2.1	Share Exchange Agreement, dated as of August 23, 2019, by and between the Company and Blue Valor Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 27, 2019).

2.2	First Amendment to Share Exchange Agreement, dated as of December 2, 2019, by and between the Company and Blue Valor Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 2, 2019).

2.3	Amended and Restated Share Exchange Agreement, dated as of December 2, 2019, by and between Blue Valor Limited, a company incorporated in Hong Kong and an indirect, wholly-owned subsidiary of Blue Focus Intelligent Communications Group Ltd. and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 2, 2019).

2.4	First Amendment to the Amended and Restated Share Exchange Agreement, dated March 13, 2020, by and between Legacy Acquisition Corp. and Blue Valor Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 13, 2020).

2.5	Business Combination Agreement among Legacy Acquisition Corp., Excel Merger Sub I, Inc., Excel Merger Sub II, LLC, and Onyx Enterprises Int’l Corp., and Shareholder Representative Services LLC, dated as of September 18, 2020 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 22, 2020).

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020).

4.1	See Exhibit 3.1 for provisions of the Second Amended and Restated Certificate of Incorporation of the Company defining the rights of holders of Common Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020).

4.2	See Exhibit 3.2 for provisions of the Amended and Restated Bylaws, as amended, of the Company defining the rights of holders of Common Stock of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed on November 23, 2020).

5.1	Opinion of Faegre Drinker Biddle & Reath LLP.

10.1	Investment Management Trust Account Agreement, dated as of November 16, 2017, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 22, 2017).

10.2	Amendment No. 1 to Investment Management Trust Agreement dated October 22, 2019 by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 23, 2019).

10.3	Amendment No. 2 to Investment Management Trust Agreement dated May 18, 2020 by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 19, 2020).

10.4	Registration Rights Agreement, dated as of November 16, 2017, by and among the Company and the initial security holders (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 22, 2017).

10.5	Registration Rights Agreement, dated as of November 20, 2020, by and among the Company and the parties listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-A filed on November 23, 2020).

10.6	Amended and Restated Promissory Note, dated October 20, 2017, issued to Legacy Acquisition Sponsor I LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-221116) filed with the Securities and Exchange Commission on October 25, 2017).

10.7	Securities Subscription Agreement, dated October 16, 2016, between the Registrant and Legacy Acquisition Sponsor I LLC (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-221116) filed with the Securities and Exchange Commission on October 25, 2017).

10.8	Sponsor Warrants Purchase Agreement effective as of October 24, 2017, between the Registrant and Legacy Acquisition Sponsor I LLC (Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-221116) filed with the Securities and Exchange Commission on October 25, 2017).

10.9	Administrative Services Agreement, dated as of November 16, 2017, by and among the Company and Legacy Acquisition Sponsor I LLC (Incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K (File No. 001-38296) filed with the Securities and Exchange Commission on March 29, 2018).

10.10	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-221116) filed with the Securities and Exchange Commission on November 8, 2017).

10.11	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 27, 2020)

10.12	Promissory Note dated as of October 23, 2019 issued by the Company to Blue Valor Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 29, 2019).

10.13	Promissory Note dated as of December 17, 2019 issued by the Company to Blue Valor Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 23, 2019).

10.14	Promissory Note dated as of December 17, 2019 issued by the Company to Blue Valor Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 20, 2020).

10.15	Promissory Note dated as of December 17, 2019 issued by the Company to Blue Valor Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 21, 2020).

10.16	Termination Agreement, dated as of March 13, 2020, by and among the Company, Legacy Acquisition Sponsor I LLC and Blue Valor Limited (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 13, 2020).

10.17	Sponsor Support Agreement, dated as of September 18, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 22, 2020).

10.18	Amended and Restated Sponsor Support Agreement, dated as of November 20, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 27, 2020)

10.19	Sponsor Lock-Up Agreement, dated September 18, 2020 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 22, 2020)

10.20	Form of Stockholder Support Agreement, dated as of September 18, 2020 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 22, 2020).

10.21	Amended and Restated Promissory Note Amendment Side Letter, dated November 20, 2020, by and between the Company, Legacy Acquisition Sponsor I LLC and Blue Valor Limited.

10.22*	PARTS iD, Inc. 2020 Equity Incentive Plan (incorporated by reference to Annex E to the Company’s Information Statement on Schedule 14C filed on October 30, 2020).

10.23*	PARTS iD, Inc. 2020 Employee Stock Purchase Plan, (incorporated by reference to Annex F to the Company’s Information Statement on Schedule 14C filed on October 30, 2020).

10.24*	Form of Option Agreement under the PARTS iD 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on November 27, 2020).

10.25*	Form of Restricted Stock Unit Agreement under the PARTS iD 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on November 27, 2020).

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Company’s Current Report on Form 8-K filed on November 27, 2020).

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of PARTS iD, Inc. (f/k/a Legacy Acquisition Corp.)

23.2	Consent of UHY LLP, independent registered public accounting firm of Onyx Enterprises Int’l, Corp.

23.3	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page hereof).

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Each of these Exhibits constitutes a management contract, compensatory plan or arrangement.

Item 17.	Undertakings.

The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that no post-effective amendment will be made pursuant to this undertaking if the information set forth in this undertaking to be included in a post-effective amendment is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cranbury, State of New Jersey, on January 29, 2021.

PARTS iD, INC.

By:	/s/ Antonino Ciappina
Antonino Ciappina
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Antonino Ciappina and Kailas Agrawal, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement on Form S-1 filed herewith has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antonino Ciappina	Chief Executive Officer	January 29, 2021
Antonino Ciappina	(Principal Executive Officer)

/s/ Kailas Agrawal	Chief Financial Officer and Corporate	January 29, 2021
Kailas Agrawal	Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Prashant Pathak	Chairman of the Board of Directors	January 29, 2021
Prashant Pathak

/s/ Aditya Jha	Director	January 29, 2021
Aditya Jha

/s/ Darryl T.F. McCall	Director	January 29, 2021
Darryl T.F. McCall

/s/ Rahul Petkar	Director	January 29, 2021
Rahul Petkar

/s/ Edwin J. Rigaud	Director	January 29, 2021
Edwin J. Rigaud

/s/ Ann M. Schwister	Director	January 29, 2021
Ann M. Schwister

/s/ Richard White	Director	January 29, 2021
Richard White